                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-75156

PROSPECTUS

                                  $225,000,000

                               Offer to Exchange
            All Outstanding 8 1/4% Senior Notes Due December 1, 2008
                  For 8 1/4% Senior Notes Due December 1, 2008
                                       of

                              Roadway Corporation

                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON FEBRUARY 13, 2002, UNLESS EXTENDED.
                             ---------------------
The Exchange Notes

- The terms of the exchange notes to be issued are substantially identical to the outstanding notes that Roadway Corporation issued on November 30, 2001, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes that will not apply to the exchange notes.

- Interest on the notes accrues at the rate of 8 1/4% per year, payable in cash every six months on June 1 and December 1, with the first payment on June 1, 2002.

- The exchange notes are senior obligations of Roadway and will rank equally with Roadway's other senior indebtedness.

- The exchange notes will be secured by liens on the capital stock of Roadway's subsidiaries the capital stock of which is pledged under Roadway's credit facility.

- The exchange notes will be unconditionally guaranteed by each of our subsidiaries that guarantees Roadway's other debt obligations for so long as the subsidiary is a guarantor of Roadway's other debt obligations.

- There is no existing market for the exchange notes, and we do not intend to apply for their listing on any securities exchange or to seek approval for quotation through any automated quotation system.

Material Terms of the Exchange Offer

- Expires at 5:00 p.m., New York City time, on February 13, 2002, unless extended.

- The exchange offer is not subject to any condition that we cannot waive other than that it must not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes that are registered under the Securities Act of 1933.

- Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

- Roadway will not receive any cash proceeds from the exchange offer.
                             ---------------------

   PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS
                                  PROSPECTUS.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     Each broker-dealer that receives exchange notes for its own account in accordance with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                The Date of this Prospectus is January 9, 2002.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. YOU MAY OBTAIN DOCUMENTS THAT ARE FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BY REQUESTING THE DOCUMENTS, IN WRITING OR BY TELEPHONE, FROM THE COMMISSION OR:

    ROADWAY CORPORATION
     P.O. BOX 471
     AKRON, OHIO 44309-0471
     (330) 384-1717
     ATTENTION: OFFICE OF CORPORATE SECRETARY

     IF YOU WOULD LIKE TO REQUEST COPIES OF THESE DOCUMENTS, PLEASE DO SO BY FEBRUARY 6, 2002 IN ORDER TO RECEIVE THEM BEFORE THE EXPIRATION OF THE EXCHANGE OFFER. SEE "WHERE YOU CAN FIND MORE INFORMATION."

                               ------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Forward-Looking Statements..................................    ii
Market Data.................................................    ii
Prospectus Summary..........................................     1
Risk Factors................................................    11
Use of Proceeds.............................................    15
Capitalization..............................................    15
Selected Historical Financial Data..........................    16
Unaudited Condensed Combined Pro Forma Financial Data.......    17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    27
Business....................................................    39
Management..................................................    43
Description of Other Indebtedness...........................    45
The Exchange Offer..........................................    47
Description of Notes........................................    56
Specific Federal Income Tax Consequences to U.S. and
  Non-U.S. Holders..........................................    70
Plan of Distribution........................................    72
Legal Matters...............................................    73
Experts.....................................................    73
Incorporation by Reference..................................    73
Where You Can Find More Information.........................    74
Index to Financial Statements...............................   F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until April 10, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           FORWARD-LOOKING STATEMENTS

     While most of the information provided in this prospectus and the documents incorporated by reference in this prospectus is historical, some of the comments made are forward-looking statements intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. All statements that are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all comments relating to our beliefs and expectations as to future events and trends affecting our business, results of operations and financial condition. We intend for the words "believes," "anticipates," "expects," "intends," "plans," "continues," "projects" and similar expressions to identify forward-looking statements. We have based these forward-looking statements on management's analysis about future events only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries, including, among other things, the factors discussed under the heading "Risk Factors" in this prospectus. In addition to the disclosure contained in this document, you should carefully review the risks and uncertainties contained in other documents that we file from time to time with the Commission.

                                  MARKET DATA

     Market data used throughout this prospectus, including information relating to our relative position in the trucking industry, is based on our good faith estimates, which estimates we based upon our review of independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

                               PROSPECTUS SUMMARY

     The following summary contains information about Roadway and this offering. It does not contain all of the information that may be important to you in making a decision to exchange any outstanding notes. For a more complete understanding of Roadway and this offering, we urge you to read this entire prospectus and the documents incorporated by reference carefully, including the "Risk Factors" section and our consolidated financial statements and notes thereto.

                                    OVERVIEW

     We provide seamless less-than-truckload, or LTL, general commodity freight service between all 50 states, Canada, Mexico and Puerto Rico, and provide export services to 66 additional countries. We are one of the largest LTL motor carriers in the United States and have the leading market share in long-haul LTL service, serving over 165,000 individual customers.

     The trucking industry operates under two main divisions: truckload, or TL, and LTL. TL carriers dedicate full trucks to one customer and make deliveries of goods from start to finish. LTL carriers take partial loads from multiple customers on a single truck and then route the goods through a series of terminals where freight is transferred to other trucks with similar destinations.

     We believe the next-day ground LTL market is the most attractive segment of the trucking industry due to the growth in demand for expedited services for just in time, or JIT, inventory systems. Adopted by many of our customers, JIT inventory management has resulted in the need to ship smaller freight loads more frequently and with expedited delivery, increasing the demand for the services provided by us and other LTL carriers.

     The LTL industry is composed of the following three segments:

     - the REGIONAL segment, which ships on routes, also known as lanes, shorter than 500 miles and is primarily served by next-day ground and, to a lesser extent, two-day service;

     - the INTER-REGIONAL segment, which ships on lanes between 500 and 1,200 miles and is primarily served by two- and three-day service; and

     - the LONG-HAUL segment, which ships on lanes generally over 1,200 miles and is served primarily by three-day and beyond service.

                              ROADWAY CORPORATION

     Our primary operating subsidiary, Roadway Express, is a certified ISO 9002 carrier, and transports general commodity freight in two-day and beyond service. General commodity freight includes apparel, appliances, automotive parts, chemicals, food, furniture, glass, machinery, metal and metal products, non-bulk petroleum products, rubber, textiles, wood and miscellaneous manufactured products. During 2000, no single segment of the economy (e.g., general retail merchandise, automotive, chemical) accounted for more than 18% of our total revenue, no single customer accounted for more than 5% of our revenue, and our ten largest customers accounted for approximately 16% of our revenue.

     Through our extensive network of approximately 375 terminals located throughout North America, we offer long-haul, inter-regional and regional LTL freight service on two-day and beyond lanes throughout the United States, Mexico and Canada. We also offer TL services to complement our LTL business, usually to fill back hauls and maximize equipment utilization. In addition, we provide higher margin, specialized services including guaranteed expedited services, time-specific delivery, North American international, coast-to-coast delivery, sealed trailers, product returns, cold-sensitive protection and government material shipments.

     For the twelve month period ended September 8, 2001, we reported revenue and operating income of $2.9 billion and $78.1 million, respectively, representing a ratio of total operating expenses to total revenues for the period, or operating ratio, of 97.3%. Our principal and executive offices are located at 1077 Gorge Boulevard, Akron, Ohio 44310.

                                THE ACQUISITION

     On November 30, 2001, we acquired Arnold Industries, Inc. for cash consideration of an aggregate of approximately $553 million. We used the proceeds from the offering of the outstanding notes, together with borrowings under a new credit facility and proceeds from an accounts receivable securitization, to finance the acquisition. Arnold is now a wholly owned subsidiary of Roadway.

     On November 30, 2001, following our acquisition of Arnold, we sold Arnold's logistics business, ARLO, to members of the ARLO management team and Mr. Edward
H. Arnold, the former Chairman, President and Chief Executive Officer of Arnold, for $105 million in cash.

                            ARNOLD INDUSTRIES, INC.

     Arnold's trucking activities are currently conducted by New Penn Motor Express, Inc. and Arnold Transportation Services, Inc., or ATS. New Penn is a leading regional next-day ground LTL carrier operating from terminals in 24 cities primarily in New England and the Middle Atlantic states. We believe that for the 2000 fiscal year, New Penn was the most profitable publicly reporting LTL carrier in the industry. ATS operates as both a regional and inter-regional dedicated TL carrier, conducting operations east of the Mississippi and in the southwestern United States.

     For the twelve months ended September 30, 2001, Arnold reported revenue and operating income of $450.7 million and $49.8 million, respectively, representing an operating ratio of 88.9%. Arnold and New Penn maintain executive and general offices at 625 South Fifth Avenue, Lebanon, Pennsylvania 17042. ATS maintains its principal office at 9523 Florida Mining Boulevard, Jacksonville, Florida 32257.

                                  OUR STRATEGY

     Our strategy is to maintain and enhance our leadership position in the LTL market by continually improving our two-day and beyond core service to our extensive base of customers. At the same time, we intend to leverage the value of our North American network and brand equity through the development and marketing of higher yielding and faster growing specialty trucking services.

     We believe the next-day ground market is the fastest growing segment in the surface transportation industry. Our acquisition of Arnold enables us to enter this market with a leading next-day carrier. We intend to use New Penn as our platform for growth of next-day ground service into other geographic areas.

     We intend to allocate a significant portion of our free cash flow to pay down debt and increase our financial flexibility. We believe reducing our debt level over the near term will increase our ability to pursue strategic opportunities as they arise.

                               THE EXCHANGE OFFER

The exchange offer............   We are offering to exchange $225.0 million in
                                 principal amount of our 8 1/4% senior notes due
                                 December 1, 2008, which have been registered under the federal securities laws, for $225.0 million principal amount of our outstanding unregistered 8 1/4% senior notes due December
                                 1, 2008, which we issued on November 30, 2001 in a private placement. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms.

                                 In order for your outstanding notes to be exchanged, you must properly tender them prior to the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration rights
agreement.....................   We issued the outstanding notes on November 30,
                                 2001 to a limited number of initial purchasers.
                                 At that time, we signed a registration rights agreement with those initial purchasers, which requires us to conduct this exchange offer.
                                 This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you liquidated damages.

Failure to exchange your
outstanding notes.............   If you do not exchange your outstanding notes
                                 for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on February 13, 2002, unless we decide to extend the expiration date.

Conditions to the exchange
offer.........................   The exchange offer is subject to conditions
                                 that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

                                 We reserve the right, subject to applicable law, at any time and from time to time:

                                 - to extend the expiration date of the exchange
                                   offer or to terminate the exchange offer if specified conditions have not been satisfied; and

                                 - to amend the terms of the exchange offer in
                                   any manner consistent with the registration rights agreement.

Procedures for tendering
notes.........................   If you wish to tender your outstanding notes
                                 for exchange, you must:

                                 - complete and sign the enclosed letter of
                                   transmittal by following the related
                                   instructions; and

                                 - send the letter of transmittal, as directed
                                   in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specific procedures for guaranteed delivery of the outstanding notes.

                                 Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                                 Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should only be sent the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

Special procedures for
beneficial owners.............   If your outstanding notes are registered in the
                                 name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer.

Withdrawal rights.............   You may withdraw the tender of your outstanding
                                 notes at any time prior to the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading "The
                                 Exchange Offer -- Withdrawal of Tenders."

Federal income tax
considerations................   The exchange of outstanding notes for the
                                 exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Resales of exchange notes.....   We believe that you will be able to offer for
                                 resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery requirements of the federal securities laws, unless you are a broker-dealer receiving exchange notes for your own account, provided that:

                                 - you are acquiring the exchange notes in the
                                   ordinary course of business;

                                 - you do not have any arrangement or
                                   understanding with any person to participate in the distribution of the outstanding notes or the exchange notes;

                                 - you are not engaged in, and do not intend to
                                   engage in, a distribution of the exchange notes;

                                 - you are not one of our "affiliates." You are
                                   an affiliate if you are a person that
                                   "controls or is controlled by or is under common control with" us.

                                 Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff of the Commission has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

                                 If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

                                 Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

Exchange Agent................   The exchange agent for the exchange offer is
                                 SunTrust Bank. The address, telephone number and facsimile number of the exchange agent are set forth in "The Exchange Offer -- Exchange
                                 Agent" and in the letter of transmittal.

                               THE EXCHANGE NOTES

     The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer........................   Roadway Corporation

Exchange Notes................   $225,000,000 aggregate principal amount of
                                 8 1/4% senior notes due December 1, 2008

Maturity......................   December 1, 2008

Interest payment dates........   June 1 and December 1, beginning June 1, 2002.
                                 Interest will accrue from the issue date of the outstanding notes, which was November 30, 2001.

Optional redemption...........   We may redeem the exchange notes at any time
                                 prior to maturity at the redemption price described in the "Description of Notes" section of this prospectus.

Guarantees....................   The exchange notes will be unconditionally
                                 guaranteed by each of our subsidiaries that guarantees our other debt obligations for so long as such subsidiary is a guarantor of our other debt obligations.

Ranking.......................   The exchange notes will rank equally with our
                                 other senior indebtedness. The notes will be effectively subordinated to all secured debt of our subsidiary guarantors and to all debt of our non-guarantor subsidiaries.

                                 As of September 8, 2001, after giving effect to the offering of the outstanding notes, the borrowings under our new credit facility, receipt of the proceeds from the accounts receivable securitization and our sale of ARLO and the application of the net after-tax proceeds therefrom to prepay a portion of the borrowings under the new credit facility, we would have had $325.0 million of total indebtedness, all of which would have been senior indebtedness, and our subsidiaries would have had $5.5 million of total indebtedness, all of which would have been effectively ranked senior to the exchange notes.

Security......................   The exchange notes will be secured, equally and
                                 ratably with debt under our new credit facility and any successor or replacement thereof, by liens on the capital stock of the subsidiaries, the capital stock of which is pledged under our new credit facility, and any successor or replacement thereof.

                                 The liens securing the exchange notes will be automatically released if the liens securing our obligations under our new credit facility and any successor or replacement thereof are released. Please read "Risk Factors -- The guarantees may be terminated, and the liens securing the exchange notes may be released, without the consent of the note holders."

Certain covenants.............   The indenture governing the exchange notes
                                 limits our ability to:

                                 - incur liens on our assets to secure debt;

                                 - merge or consolidate with another company;

                                 - engage in sale and leaseback transactions;
                                   and

                                 - transfer our assets substantially or in their
                                   entirety.

                                 These covenants are subject to a number of important qualifications and exceptions described in the "Description of Notes" section of this prospectus.

Use of proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the exchange notes. See "Use of Proceeds."

Risk factors..................   See "Risk Factors" for a discussion of the
                                 factors you should carefully consider before deciding to exchange any outstanding notes.

                           ABOUT ROADWAY CORPORATION

     Our principal executive offices are located at 1077 Gorge Boulevard, Akron, Ohio 44310 and our telephone number is (330) 384-9000.

                   ROADWAY SUMMARY HISTORICAL FINANCIAL DATA

     We derived the following historical information from our audited consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 and from our unaudited consolidated financial statements for the thirty-six week periods (three quarters) ended September 8, 2001 and September 9, 2000. The unaudited consolidated financial statements have been prepared by us on a basis consistent with the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the information. Operating results for the thirty-six week period (three quarters) ended September 8, 2001 are not necessarily indicative of the results that will be achieved for future periods.

                                                THIRTY-SIX WEEKS
                                             (THREE QUARTERS) ENDED
                                                  SEPTEMBER 9,                 YEAR ENDED DECEMBER 31,
                                           ---------------------------   ------------------------------------
                                               2001           2000          2000         1999         1998
                                           ------------   ------------   ----------   ----------   ----------
                                                                 (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
Revenue..................................   $1,924,251     $2,083,545    $3,039,560   $2,813,214   $2,654,094
Operating expenses:
    Salaries, wages and benefits.........    1,229,033      1,306,220     1,889,928    1,793,594    1,724,970
    Operating supplies and expenses......      336,833        376,811       544,774      468,452      456,884
    Purchased transportation.............      191,954        213,731       308,089      289,544      260,445
    Operating taxes and licenses.........       49,829         54,861        78,271       76,113       74,604
    Insurance and claims.................       34,044         40,994        64,442       62,700       53,948
    Provision for depreciation...........       47,617         36,973        55,675       45,492       41,422
    Net loss (gain) on sale of carrier
      operating property.................          534          1,257         1,969          103       (2,239)
                                            ----------     ----------    ----------   ----------   ----------
Total operating expenses.................    1,889,844      2,030,847     2,943,148    2,735,998    2,610,034
                                            ----------     ----------    ----------   ----------   ----------
Operating income.........................       34,407         52,698        96,412       77,216       44,060
Net income...............................       17,186         31,107        56,542       45,773       26,034
OTHER OPERATING DATA:
EBITDA(1)................................   $   79,152     $   91,874    $  155,503   $  126,096   $   88,790
Depreciation and amortization............       48,497         37,440        56,878       45,635       42,440
Cash flows from operating activities.....       64,935         52,512        96,984       99,841       59,981
Cash flows used in investing
  activities.............................      (43,860)       (79,041)     (108,885)     (75,731)     (38,215)
Cash flows used in financing
  activities.............................       (3,615)        (3,305)       (3,854)      (3,756)     (19,733)
Ratio of earnings to fixed charges(2)....         12.7x          33.2x         32.6x        29.2x        20.1x
BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and marketable
  securities.............................   $   82,554     $   50,963    $   64,939   $   80,797   $   60,232
Total assets.............................      872,164        855,920       870,405      831,408      748,833
Total debt...............................           --             --            --           --           --
Total liabilities........................      522,298        540,577       530,534      540,453      499,224
Total stockholders' equity...............      349,866        315,343       339,871      290,955      249,609

---------------

(1) EBITDA is defined as income before income tax expense, interest expense, depreciation expense and amortization of costs in excess of net tangible assets acquired and other intangible assets. Historically, we have had no debt and therefore, there are no deferred loan origination fees to be amortized. While EBITDA should not be considered as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included in this prospectus to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. EBITDA is also included because management believes that some investors find it to be a useful tool for measuring the ability to service debt.

(2) Ratio of earnings to fixed charges is calculated by dividing the sum of income before income tax expense and fixed charges by fixed charges. Fixed charges comprise interest expense and interest expense included in rental payments.

                    ARNOLD SUMMARY HISTORICAL FINANCIAL DATA

     We derived the following historical information from Arnold's audited consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 and from Arnold's unaudited consolidated financial statements for the nine months ended September 30, 2001 and 2000. The unaudited consolidated financial statements were prepared by Arnold's management on a basis consistent with the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the information. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that will be achieved for future periods.

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                          -------------------   ------------------------------
                                            2001       2000       2000       1999       1998
                                          --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
Revenue.................................  $335,789   $347,482   $462,365   $428,231   $403,721
Total operating expenses................   301,291    299,390    398,945    372,388    347,524
                                          --------   --------   --------   --------   --------
Operating income........................    34,498     48,091     63,420     55,843     56,197
Net income..............................    21,232     29,723     39,537     34,654     35,116
OTHER OPERATING DATA:
EBITDA(1)...............................  $ 58,494   $ 74,409   $ 97,125   $ 87,735   $ 86,782
Depreciation and amortization...........    24,696     25,604     34,218     32,406     31,099
Cash flows from operating activities....    47,536     56,831     76,148     54,387     60,880
Cash flows used in investing
  activities............................   (30,983)   (12,742)   (25,895)   (53,638)   (41,983)
Cash flows used in financing
  activities............................    (9,105)   (20,315)   (35,271)    (3,951)   (25,969)
BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and marketable
  securities............................  $ 51,964   $ 42,411   $ 47,444   $ 18,336   $ 24,282
Total assets............................   366,221    362,489    356,847    345,743    320,111
Total debt..............................     1,155     18,434      4,364     25,022     17,174
Total liabilities, other than debt......    73,764     75,280     80,689     97,561     93,711
Total stockholders' equity..............   291,303    268,776    276,158    248,182    226,400

---------------

(1) EBITDA is defined as income before income tax expense, interest expense, depreciation expense, amortization of costs in excess of net tangible assets acquired and other intangible assets and amortization of deferred loan origination fees. While EBITDA should not be considered as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included in this prospectus to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. EBITDA is also included because management believes that some investors find it to be a useful tool for measuring the ability to service debt.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     We derived the following unaudited pro forma financial data from our audited consolidated financial statements for the year ended December 31, 2000, Arnold's audited consolidated financial statements for the year ended December 31, 2000, our unaudited consolidated financial statements for the thirty-six week period (three quarters) ended September 8, 2001 and Arnold's unaudited consolidated financial statements for the nine months ended September 30, 2001. The financial data are calculated as if the acquisition of Arnold, using the proceeds from the offering of the outstanding notes together with borrowings under our new credit facility and proceeds from the accounts receivable securitization, had occurred on January 1, 2000 for the operating data and as of September 8, 2001 for the balance sheet data. The financial data also give effect to our sale of ARLO, and the application of the net after-tax proceeds therefrom to prepay a portion of the borrowings under the new credit facility.

                                                             THIRTY-SIX WEEKS
                                                          (THREE QUARTERS) ENDED       YEAR ENDED
                                                             SEPTEMBER 8, 2001      DECEMBER 31, 2000
                                                          -----------------------   -----------------
                                                                    (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS:
Revenue.................................................        $2,217,247             $3,454,103
Total operating expenses................................         2,154,313              3,301,874
Operating income........................................            62,934                152,229
Net income..............................................            22,529                 72,676
OTHER OPERATING DATA:
EBITDA(1)...............................................        $  128,881             $  242,185
Ratio of earnings to fixed charges......................               2.8x                   4.6x

                                                               AS OF SEPTEMBER 8, 2001
                                                               -----------------------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............         $  110,690
Total assets................................................          1,284,638
Total debt(2)...............................................            325,000
Total liabilities, other than debt..........................            609,772
Total stockholders' equity..................................            349,866

---------------

(1) EBITDA is defined as income before income tax expense, interest expense, depreciation expense, amortization of costs in excess of net tangible assets acquired and other intangible assets and amortization of deferred loan origination fees. While EBITDA should not be considered as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included in this prospectus to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. EBITDA is also included because management believes that some investors find it to be a useful tool for measuring the ability to service debt.

(2) Total debt represents the aggregate financing of $500.0 million net of $100.0 million in proceeds from the accounts receivable securitization, which is off balance sheet, and net of after-tax proceeds, which are estimated to be $75.0 million, from our sale of ARLO applied to prepay a portion of the borrowings under the new credit facility.

                                  RISK FACTORS

     An investment in the exchange notes involves risk. You should carefully consider the following risk factors as well as all of the other information contained or incorporated by reference in this prospectus before you decide to exchange any outstanding notes.

BECAUSE THE BARRIERS TO ENTRY INTO OUR INDUSTRY ARE RELATIVELY LOW, COMPETITION IS INTENSE, WHICH MAY RESULT IN LOWER MARGINS OR LOSS OF MARKET SHARE.

     The trucking industry is extremely competitive. Our principal competitors for LTL freight include national and international LTL companies as well as regional LTL motor carriers, truckload carriers, small package carriers, private carriage, freight forwarders, railroads and airlines. ATS faces strong competition in securing contracts for TL carriage. Competition in the trucking industry is based on, among other things, freight rates, quality of service, reliability, transit times and scope of operations. Periods of overcapacity in the trucking industry have led to intense competition and price discounting, resulting in decreased margins and a significant number of business failures. There can be no assurance that we will be successful in meeting the competitive demands of the trucking industry.

MANY OF OUR EMPLOYEES ARE UNIONIZED, WHICH MAY RESULT IN WORK STOPPAGES AND WHICH MAY DISADVANTAGE US RELATIVE TO NON-UNIONIZED COMPETITORS.

     As of September 8, 2001, approximately 75% of our employees were represented by various labor unions, primarily the International Brotherhood of Teamsters, Chauffeurs, Warehousemen, and Helpers of America. Most of New Penn's 2,000 employees are also represented by the Teamsters. Both our and New Penn's collective bargaining agreement expires on March 31, 2003. There can be no assurance that we will not become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances will not occur in the future, any of which could have a material adverse effect on our operations. Similarly, any failure to reach agreement on new labor agreements when required might result in a work stoppage that could have a material adverse effect on our operations.

     Deregulation of most of the trucking industry, begun in 1980 and largely completed by Congress in 1995, has given rise to intense competition. New entrants, some of which have grown rapidly in regional markets, include some non-union carriers. It is generally believed that non-union carriers in the trucking industry have advantages over unionized carriers like us, which include less restrictive work rules and lower labor costs, particularly with respect to benefit plan costs.

WE REMAIN SUBJECT TO GOVERNMENT REGULATION OF EQUIPMENT, SAFETY MEASURES AND ENVIRONMENTAL MATTERS, WHICH COULD RESULT IN REQUIREMENTS THAT REDUCE OUR REVENUES OR ARE COSTLY TO COMPLY WITH.

     Our business is subject to regulation by various federal, state and foreign governmental entities, and there can be no assurance that changes in applicable laws and regulations, or costs of complying with current or future laws and regulations, will not have a material adverse effect on us. The U.S. Department of Transportation, which retains limited oversight authority over motor carriers, currently regulates our operations in domestic interstate commerce. Federal legislation prohibits the states from enacting or enforcing a law, regulation or other provision related to a price, route or service of any motor carrier in interstate commerce. We, like other interstate motor carriers, are subject to safety requirements governing interstate operations prescribed by the DOT. In addition, vehicle dimensions and driver hours of service remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service could have a material adverse affect on our operating results.

     Our business is also subject to federal, state and local environmental laws and regulations relating to, among other things, the generation, storage, handling, use and transportation of hazardous materials, the emission and discharge of hazardous materials into the atmosphere from our properties and our vehicles. Under specific environmental laws, we could be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. We cannot assure you that our costs of complying with current and future environmental laws, and our liabilities arising from releases or disposal of hazardous substances will not have a material adverse effect on our operating results, business or financial condition.

THE COST OF THE ARNOLD ACQUISITION COULD INCREASE.

     The cost of the Arnold acquisition could increase if there are substantial undisclosed liabilities related to Arnold.

     The cost of the Arnold acquisition could also increase if Arnold is unable to obtain releases related to several leases to which ATS is party. The leases relate to the logistics business of ARLO and are expected to be assigned to ARLO's new owner. However, if releases of ATS's obligations under the leases are not obtained, Arnold will remain liable for the rent, insurance and other obligations under the leases.

BECAUSE OUR TRUCKS RUN ON DIESEL FUEL AND THERE ARE LIMITS ON ATS'S ABILITY TO PASS ON INCREASES IN FUEL PRICES TO CUSTOMERS, CHANGES IN FUEL COSTS COULD REDUCE THE PROFITABILITY OF ATS.

     We depend on diesel fuel to run our trucks. In the TL market, where ATS operates, most customer rates are subject to negotiated contracts and agreements, which minimizes our ability to pass fuel cost increases to these customers. If the cost of fuel increases, ATS's operating results will be affected.

OUR FORMER PARENT IS UNDER EXAMINATION BY THE IRS AND, AS A RESULT, WE MAY BE REQUIRED TO REIMBURSE OUR FORMER PARENT FOR ADDITIONAL TAXES AND INTEREST RELATING TO OUR BUSINESS PRIOR TO OUR SPIN-OFF.

     Our former parent, Roadway Services, Inc., is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of Roadway Express. The IRS has proposed substantial adjustments for these tax years for multiemployer pension plan deductions. The IRS is challenging the timing, not the validity, of these deductions. We are unable to predict the ultimate outcome of this matter. Under a tax sharing agreement entered into by us and Roadway Services at the time of our spin-off, we are obligated to reimburse Roadway Services for any additional taxes and interest that relate to our business prior to the spin-off. The amount and timing of payments, if any, is dependent on the ultimate resolution of Roadway Services' disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. We cannot assure you that the amount or timing of any liability we may have to Roadway Services will not have a material adverse effect on our operating results or financial condition.

OUR GROWTH DEPENDS IN PART ON THE SUCCESS OF THE ARNOLD ACQUISITION.

     Our growth depends in part on our acquisition of Arnold. However, the acquisition involves risks and uncertainties that could cause our actual growth to differ from our expectations. For example, if Arnold's future financial results are not consistent with its historical results, our combined company may be less profitable than we expect.

OUR MANAGEMENT TEAM IS AN IMPORTANT PART OF OUR BUSINESS AND LOSS OF KEY PERSONNEL COULD IMPAIR OUR SUCCESS.

     We benefit from the leadership and experience of our senior management team, and we depend on their continued services in order to successfully implement our business strategy. We have not entered into employment agreements with our management members. The loss of key personnel could have a material adverse effect on our operating results, business or financial condition.

OUR BUSINESS MAY BE HARMED BY ANTI-TERRORISM MEASURES.

     In the aftermath of recent terrorist attacks on the United States, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the new security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not have a material adverse effect on our operating results, our ability to make payments on the exchange notes or the ability of our subsidiaries to make payments under the guarantees.

BECAUSE OUR BUSINESS DEPENDS ON ECONOMIC ACTIVITY TO GENERATE FREIGHT TO HAUL, ECONOMIC AND MARKET CONDITIONS COULD AFFECT THE RESULTS OF OUR OPERATIONS.

     Fuel shortages, interest rate fluctuations, economic recession, changes in currency exchange rates and changes in customers' business cycles and business practices are among the factors over which we have no control, but which may adversely effect our financial condition or results of operations. Our operations are primarily conducted in the United States but are also conducted in major foreign countries. As a result, we are subject to the foregoing factors both domestically and internationally.

OUR BUSINESS IS CONDUCTED THROUGH OUR SUBSIDIARIES AND WE WILL DEPEND ON THE BUSINESS OF OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We conduct operations through our subsidiaries. As a result, we depend on dividends, loans or advances or payments from our subsidiaries to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations. This ability may be further restricted in the future by agreements to which our subsidiaries may be a party. Although the exchange notes are guaranteed by the subsidiary guarantors, each guarantee is subordinated to all secured debt of the relevant subsidiary guarantor.

UNDER SOME CIRCUMSTANCES, A COURT COULD VOID THE SUBSIDIARY GUARANTEES.

     All of our material domestic subsidiaries will initially guarantee the exchange notes. If, however, any subsidiary becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court might void its guarantee. The court might do so if it found that when the subsidiary entered into its guarantee (or, in some states, when payments become due thereunder), it (a) received less than reasonably equivalent value or fair consideration for the guarantee and (b) either (1) was or was rendered insolvent, (2) was left with inadequate capital to conduct its business or (3) believed or should have believed that it would incur debts beyond its ability to pay. The court might also void a guarantee, without regard to those factors, if it found that the subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

     A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the exchange notes' issuance. If a court voided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to void any subsidiary's guarantee, we cannot assure you that funds would be available to pay the exchange notes from another subsidiary guarantor or from any other source.

     The test for determining solvency for purposes of the foregoing will depend on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeded the fair value of all of its property, or if the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

     The indenture states that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect the guarantees from fraudulent transfer attack or, if it does, that the guarantees will be in amounts sufficient, if necessary, to pay the exchange notes when due.

THE GUARANTEES MAY BE TERMINATED, AND THE LIENS SECURING THE EXCHANGE NOTES MAY BE RELEASED, WITHOUT THE CONSENT OF THE NOTE HOLDERS.

     If a guarantor subsidiary ceases to be a subsidiary guarantor of any of our obligations, that guarantor subsidiary will be automatically and unconditionally released from all of its obligations under the indenture and its guarantee of the exchange notes, and that guarantee will terminate. Likewise, if the lien securing our obligations under our credit facility, or any successor or replacement thereof, on the capital stock of any subsidiary is released, the corresponding lien securing our obligations under the exchange notes will be automatically released. Because our current or future lenders may terminate the guarantees under the new credit facility or our other obligations or release the liens under the credit facility or any successor or replacement thereof, we cannot assure you that the exchange notes will continue to be guaranteed or secured as they will be upon issuance or at all.

THERE IS NO PUBLIC TRADING MARKET FOR THE EXCHANGE NOTES, WHICH COULD LIMIT THEIR MARKET PRICE OR THE ABILITY TO SELL THEM FOR AN AMOUNT EQUAL TO OR HIGHER THAN THEIR INITIAL OFFERING PRICE.

     There is currently no public market for the exchange notes. An active public market will likely never develop for the exchange notes and we will not apply to list the notes on any exchange or Nasdaq. As a result, you may be required to bear the financial risk of your investment in the exchange notes indefinitely. If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected.

     Any exchange notes traded after they are initially issued may trade at a discount from their initial offering price. The trading price of the exchange notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, YOU MAY HAVE DIFFICULTY IN TRANSFERRING THEM AT A LATER TIME.

     We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have any rights to registration.

     If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth our consolidated cash, cash equivalents and marketable securities and capitalization as of September 8, 2001 on a historical basis and on a pro forma basis. The pro forma presentation gives effect to the sale of the outstanding notes and the use of the proceeds, along with borrowings under the new credit facility and proceeds from the accounts receivable securitization, which is off balance sheet, to acquire Arnold, as if the acquisition had occurred on September 8, 2001. The pro forma presentation also gives effect to our sale of ARLO, and the application of net after-tax proceeds, which are estimated to be $75.0 million, therefrom to prepay a portion of the borrowings under the new credit facility, as if the disposition had occurred on September 8, 2001.

                                                                SEPTEMBER 8, 2001
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
Cash, cash equivalents and marketable securities............   $ 82,554    $110,690
                                                               ========    ========
Revolving credit facility(1)................................         --          --
Term loan borrowings(2).....................................         --     100,000
Notes offered by this offering circular.....................         --     225,000
Stockholders' equity:
  Common stock, par value $.01, authorized 100,000,000
     shares; issued 20,556,714 shares.......................        206         206
  Additional paid-in capital................................     39,314      39,314
  Retained earnings.........................................    349,437     349,437
  Accumulated other comprehensive loss......................     (6,632)     (6,632)
  Less: cost of 1,178,139 shares of common stock held as
     treasury stock.........................................    (20,915)    (20,915)
  Less: cost of unearned portion of restricted stock
     awards.................................................    (11,544)    (11,544)
                                                               --------    --------
Total stockholders' equity..................................    349,866     349,866
                                                               --------    --------
Total capitalization........................................   $349,866    $674,866
                                                               ========    ========

---------------

(1) At the time of the acquisition, availability under the revolving credit facility was reduced by $56.4 million as a result of the issuance of letters of credit.

(2) Term loan borrowings is presented net of after-tax proceeds, which are estimated to be $75.0 million, from our sale of ARLO applied to prepay a portion of the borrowings under the new credit facility.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table presents selected consolidated financial and other data of Roadway, which should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statements of operations for the thirty-six week periods (three quarters) ended September 8, 2001 and September 9, 2000 and the consolidated balance sheet data as of September 8, 2001 and September 9, 2000 are derived from unaudited condensed consolidated financial statements included in this prospectus. The consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998, and the consolidated balance sheet data as of December 31, 2000 and 1999 are derived from our audited consolidated financial statements included in this prospectus. The consolidated statements of operations for the years ended December 31, 1997 and 1996 and the consolidated balance sheet data as of December 31, 1998, 1997 and 1996 are derived from our audited consolidated financial statements, which are not included in this prospectus. The unaudited consolidated financial statements have been prepared by us on a basis consistent with the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the information. Operating results for the thirty-six week period (three quarters) ended September 8, 2001 are not necessarily indicative of the results that will be achieved for future periods.

                                          THIRTY-SIX WEEKS
                                       (THREE QUARTERS) ENDED
                                     SEPTEMBER 8,   SEPTEMBER 9,                      YEAR ENDED DECEMBER 31,
                                     ---------------------------   --------------------------------------------------------------
                                         2001           2000          2000         1999         1998         1997         1996
                                     ------------   ------------   ----------   ----------   ----------   ----------   ----------
                                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenue............................   $1,924,251     $2,083,545    $3,039,560   $2,813,214   $2,654,094   $2,670,944   $2,372,718
Operating expenses:
  Salaries, wages and benefits.....    1,229,033      1,306,220     1,889,928    1,793,594    1,724,970    1,699,692    1,544,926
  Operating supplies and
    expenses.......................      336,833        376,811       544,774      468,452      456,884      462,895      409,900
  Purchased transportation.........      191,954        213,731       308,089      289,544      260,445      268,344      193,640
  Operating taxes and licenses.....       49,829         54,861        78,271       76,113       74,604       74,777       75,041
  Insurance and claims.............       34,044         40,994        64,442       62,700       53,948       60,920       50,856
  Provision for depreciation.......       47,617         36,973        55,675       45,492       41,422       49,010       62,681
  Net loss (gain) on sale of
    carrier operating property.....          534          1,257         1,969          103       (2,239)      (5,955)      (8,256)
                                      ----------     ----------    ----------   ----------   ----------   ----------   ----------
Total operating expenses...........    1,889,844      2,030,847     2,943,148    2,735,998    2,610,034    2,609,683    2,328,788
                                      ----------     ----------    ----------   ----------   ----------   ----------   ----------
Operating income...................       34,407         52,698        96,412       77,216       44,060       61,261       43,930
Income before income taxes.........       30,150         54,193        98,284       79,745       45,413       60,656       42,470
Net income.........................       17,186         31,107        56,542       45,773       26,034       36,905       21,888
OTHER DATA:
EBIT(1)............................   $   30,655     $   54,434    $   98,625   $   80,461   $   46,350   $   62,732   $   44,234
Depreciation and amortization......       48,497         37,440        56,878       45,635       42,440       49,558       62,729
EBITDA(2)..........................       79,152         91,874       155,503      126,096       88,790      112,290      106,963
Capital expenditures...............       46,305         81,936       109,617       76,063       52,481       36,902       26,521
Ratio of earnings to fixed
  charges(3).......................        12.7x          33.2x         32.6x        29.2x        20.1x        21.3x        21.3x
BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and
  marketable securities............   $   82,554     $   50,963    $   64,939   $   80,797   $   60,232   $   58,505   $   36,243
Working capital....................       46,193          6,411        24,185       34,977       30,767       40,110       15,962
Total assets.......................      872,164        855,920       870,405      831,408      748,833      743,986      709,624
Total debt.........................           --             --            --           --           --           --           --
Total liabilities, other than
  debt.............................      522,298        540,577       530,534      540,453      499,224      494,550      485,028
Total stockholders' equity.........      349,866        315,343       339,871      290,955      249,609      249,436      224,596

---------------

(1) EBIT is defined as income before income tax expense and interest expense.

(2) EBITDA is defined as income before income tax expense, interest expense, depreciation expense and amortization of costs in excess of net tangible assets acquired and other intangible assets. Historically, we have had no debt and therefore, there are no deferred loan origination fees to be amortized. While EBITDA should not be considered as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included in this prospectus to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. EBITDA is also included because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.

(3) Ratio of earnings to fixed charges is calculated by dividing the sum of income before income tax expense and fixed charges by fixed charges. Fixed charges comprise interest expense and interest expense included in rental payments.

             UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

     The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared to give effect to our acquisition of Arnold and the consummation of the transactions related thereto. At the time of the closing of the acquisition of Arnold, a wholly owned acquisition subsidiary of Roadway was merged with and into Arnold for aggregate cash consideration of approximately $553.0 million. The transaction is being accounted for as a purchase business combination.

     In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet as of September 8, 2001 and unaudited condensed combined pro forma statements of income for the thirty-six weeks (three quarters) ended September 8, 2001 and the year ended December 31, 2000, have been prepared to reflect our acquisition of Arnold and the consummation of the transactions related thereto. The following unaudited pro forma financial statements have been prepared based upon the historical financial statements of Roadway and Arnold. We operate on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter. Arnold operates on a calendar basis. Additionally, the pro forma financial statements reflect certain balance sheet and statement of income reclassifications made to conform Arnold's presentations to our presentations. The unaudited pro forma financial statements should be read in conjunction with:

     - our historical audited consolidated financial statements for the year ended December 31, 2000, and our unaudited condensed consolidated financial statements as of September 8, 2001 and for the thirty-six week period (three quarters) ended September 8, 2001, and

     - the historical audited consolidated financial statements of Arnold for the year ended December 31, 2000, and the unaudited condensed consolidated financial statements as of September 30, 2001 and for the nine month period ended September 30, 2001.

     The pro forma balance sheet was prepared by combining our historical unaudited consolidated balance sheet data as of September 8, 2001 and the historical unaudited consolidated balance sheet data as of September 30, 2001 for Arnold, adjusted to reflect the use of proceeds from the outstanding notes, the borrowings under our new credit facility, the proceeds from the accounts receivable securitization and the sale of ARLO. Shortly after the acquisition of Arnold, we sold substantially all of ARLO's assets for $105.0 million in cash. The data has also been adjusted to reflect the application of net after-tax proceeds, which are estimated to be $75.0 million, to prepay a portion of the borrowings under the new credit facility. Historically, ARLO was reported as a segment of Arnold, with 2000 and nine month 2001 revenues of approximately $47.8 million and $42.8 million, respectively. The pro forma balance sheet reflects the historical unaudited financial position of Roadway and Arnold, adjusted to present the acquisition of Arnold and consummation of these related transactions as if each had occurred at September 8, 2001.

     The pro forma statements of income were prepared using the historical consolidated statements of income data for both us and Arnold assuming the acquisition and related transactions had each occurred on January 1, 2000. The pro forma statement of income for the year ended December 31, 2000 was prepared by combining the historical audited consolidated statements of income data of us and the historical audited consolidated statements of income data of Arnold for the year ended December 31, 2000. The pro forma statement of income for the thirty-six week period (three quarters) ended September 8, 2001 was prepared by combining the historical unaudited consolidated statement of income data of us for the thirty-six week period (three quarters) ended September 8, 2001 and the historical unaudited consolidated statement of income data of Arnold for the nine month period ended September 30, 2001. The pro forma statements of income give effect to the cost associated with financing the acquisition, including interest expense and amortization of deferred loan origination fees.

     The pro forma financial statements are prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition and sale transaction described above had been consummated at the beginning of the periods or the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential costs savings or one-time charges which may result from the acquisition of Arnold, the sale of ARLO or the result of final valuations of supplies, carrier operating property, other equipment and fixtures, investments in limited partnerships, intangible assets and employee benefit obligations. Roadway and Arnold continue to operate independently under their respective brand names and each company's management team and headquarters location remain the same. Therefore, we expect no integration costs. The pro forma financial statements include an adjustment related to our sale of ARLO. If the final sales proceeds are different than that assumed in the pro forma financial statements, "costs in excess of net tangible assets acquired and other intangible assets," long term debt, interest expense and tax expense would change.

     Upon closing of the acquisition, we began a process to determine the fair value at the date of acquisition of the tangible and intangible assets acquired and liabilities assumed of Arnold. We expect that the process of determining the fair value of most assets and liabilities will be substantially completed by March 31, 2002, subject to the finalization of any contingencies which are identified which may require future adjustment to arrive at a final purchase price allocation. As a result of this process, we anticipate that a portion of the amount initially classified as "costs in excess of net tangible assets acquired and other intangible assets" in the pro forma financial statements, which in accordance with Statement of Financial Accounting Standards No. 142 will not be amortized, will be reclassified to the tangible and identified intangible assets acquired, based on their estimated fair values at the date of acquisition. These tangible and identified intangible assets will be depreciated and amortized over their estimated useful lives. The excess of the purchase price over the fair value of the tangible and identified intangible assets acquired will be classified as goodwill, which will not be amortized. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented in the pro forma statements of income. Costs associated with implementing profit improvement programs initiated subsequent to the consummation of the acquisition will be charged to our earnings.

     The acquisition had not been consummated as of the preparation of these pro forma financial statements.

        CONDENSED COMBINED PRO FORMA BALANCE SHEET -- SEPTEMBER 8, 2001
                                  (UNAUDITED)

                                                                      ROADWAY PRO        ROADWAY
                                           ROADWAY        ARNOLD         FORMA         COMBINED PRO
                                          HISTORICAL   ADJUSTED(26)   ADJUSTMENTS        FORMA(1)
                                          ----------   ------------   -----------      ------------
                                                           (DOLLARS IN THOUSANDS)
ASSETS
  Current assets:
     Cash and cash equivalents..........  $   82,554     $ 51,036      $ (66,400)(2)    $  110,690
                                                                          13,500(3)
                                                                         105,000(4)
                                                                         (75,000)(5)
       Accounts receivable, net.........     283,319       42,319       (100,000)(6)       225,638
       Prepaid expense and supplies.....      20,316        7,823                           28,139
                                          ----------     --------      ---------        ----------
Total current assets....................     386,189      101,178       (122,900)          364,467
Carrier operating property, at cost.....   1,426,141      347,048       (155,275)(7)     1,627,503
                                                                           9,589(8)
  Less: allowance for depreciation......   1,001,747      155,275       (155,275)(7)     1,001,747
                                          ----------     --------      ---------        ----------
Net carrier operating property..........     424,394      191,773          9,589           625,756
Costs in excess of net tangible assets
  acquired and other intangible
  assets................................      15,206        7,459        247,494(9)        266,900
                                                                          (7,459)(10)
                                                                           4,200(11)
Deferred income taxes...................      46,375        1,765        (38,926)(12)        9,214
Other assets............................                    9,001          9,300(11)        18,301
                                          ----------     --------      ---------        ----------
TOTAL ASSETS............................  $  872,164     $311,176      $ 101,298        $1,284,638
                                          ==========     ========      =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $  180,012     $ 17,385      $  13,500(11)    $  248,147
                                                                           7,250(13)
                                                                          30,000(14)
  Salaries and wages....................     108,304       12,166                          120,470
  Current portion-long-term debt,
     freight and casualty claims
     payable............................      51,680        3,147                           54,827
                                          ----------     --------      ---------        ----------
Total current liabilities...............     339,996       32,698         50,750           423,444
Long-term liabilities:
  Casualty claims and other.............      62,685        4,026                           66,711
  Accrued pension and postretirement
     health care........................     119,617                                       119,617
  Deferred income taxes.................                   34,995          3,931(15)
                                                                         (38,926)(12)
  Long-term debt........................                                 400,000(16)       325,000
                                                                         (75,000)(5)
                                          ----------     --------      ---------        ----------
Total long-term liabilities.............     182,302       39,021        290,005           511,328
Total stockholders' equity..............     349,866      239,457       (239,457)          349,866
                                          ----------     --------      ---------        ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY................................  $  872,164     $311,176      $ 101,298        $1,284,638
                                          ==========     ========      =========        ==========

                 CONDENSED COMBINED PRO FORMA INCOME STATEMENT
                                  (UNAUDITED)

                                           THIRTY-SIX WEEKS (THREE QUARTERS) ENDED SEPTEMBER 8, 2001
                                           ----------------------------------------------------------
                                                                         ROADWAY           ROADWAY
                                            ROADWAY        ARNOLD       PRO FORMA       COMBINED PRO
                                           HISTORICAL   ADJUSTED(27)   ADJUSTMENTS        FORMA(1)
                                           ----------   ------------   -----------      -------------
                                                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Revenue..................................  $1,924,251     $292,996                       $2,217,247
Operating expenses:
  Salaries, wages and benefits...........   1,229,033      141,933                        1,370,966
  Operating supplies and expenses........     336,833       46,109      $   (213)(17)       382,729
  Purchased transportation...............     191,954       39,468                          231,422
  Operating taxes and licenses...........      49,829        7,761                           57,590
  Insurance and claims...................      34,044        7,869                           41,913
  Provision for depreciation.............      47,617       20,853           664(18)         69,134
  Net loss (gain) on sale of carrier
     operating property..................         534           25                              559
                                           ----------     --------      --------         ----------
       Total operating expenses..........   1,889,844      264,018           451          2,154,313
                                           ----------     --------      --------         ----------
Operating income.........................      34,407       28,978          (451)            62,934
  Interest expense.......................        (505)         (63)      (18,818)(19)       (19,386)
  Other income (expense), net............      (3,752)        (700)       (1,344)(20)
                                                                            (854)(21)
                                                                           1,286(22)         (5,364)
                                           ----------     --------      --------         ----------
       Total other income (expense)......      (4,257)        (763)      (19,730)           (24,750)
                                           ----------     --------      --------         ----------
Income before income taxes...............      30,150       28,215       (20,181)            38,184
Provision for income taxes...............      12,964       10,262        (7,571)(23)        15,655
                                           ----------     --------      --------         ----------
Net income...............................  $   17,186     $ 17,953      $(12,610)        $   22,529
                                           ==========     ========      ========         ==========
Earnings per share -- diluted............  $     0.91     $   0.95      $  (0.67)        $     1.19
                                           ==========     ========      ========         ==========
Fully diluted shares outstanding.........      18,938       18,938        18,938             18,938
                                           ==========     ========      ========         ==========
Operating ratio(24)......................        98.2%        90.1%                            97.2%
                                           ==========     ========                       ==========
CALCULATION OF EBITDA:
Income before income taxes...............                                                $   38,184
Interest expense.........................                                                    19,386
Depreciation.............................                                                    69,134
Amortization of costs in excess of net
  tangible assets acquired and other
  intangible assets......................                                                       833
Amortization of loan origination fees....                                                     1,344
                                                                                         ----------
EBITDA(25)...............................                                                $  128,881
                                                                                         ==========

                 CONDENSED COMBINED PRO FORMA INCOME STATEMENT
                                  (UNAUDITED)

                                                          YEAR ENDED DECEMBER 31, 2000
                                           ----------------------------------------------------------
                                                                         ROADWAY           ROADWAY
                                            ROADWAY        ARNOLD       PRO FORMA       COMBINED PRO
                                           HISTORICAL   ADJUSTED(28)   ADJUSTMENTS        FORMA(1)
                                           ----------   ------------   -----------      -------------
                                                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)
Revenue..................................  $3,039,560     $414,543                       $3,454,103
Operating expense:
  Salaries, wages and benefits...........   1,889,928      189,135                        2,079,063
  Operating supplies and expenses........     544,774       62,501      $   (284)(17)       606,991
  Purchased transportation...............     308,089       58,633                          366,722
  Operating taxes and licenses...........      78,271       10,392                           88,663
  Insurance and claims...................      64,442        9,858                           74,300
  Provision for depreciation.............      55,675       29,509           959(18)         86,143
  Net loss (gain) on sale of carrier
     operating property..................       1,969       (1,977)                              (8)
                                           ----------     --------      --------         ----------
       Total operating expenses..........   2,943,148      358,051           675          3,301,874
                                           ----------     --------      --------         ----------
Operating income.........................      96,412       56,492          (675)           152,229
  Interest expense.......................        (341)      (1,340)      (28,002)(19)       (29,683)
  Other income (expense), net............       2,213        1,622        (1,958)(20)
                                                                          (1,243)(21)           634
                                           ----------     --------      --------         ----------
       Total other income (expense)......       1,872          282       (31,203)           (29,049)
                                           ----------     --------      --------         ----------
Income before income taxes...............      98,284       56,774       (31,878)           123,180
Provision for income taxes...............      41,742       20,975       (12,213)(23)        50,504
                                           ----------     --------      --------         ----------
Net income...............................  $   56,542     $ 35,799      $(19,665)        $   72,676
                                           ==========     ========      ========         ==========
Earnings per share -- diluted............  $     2.98     $   1.88      $  (1.03)        $     3.83
                                           ==========     ========      ========         ==========
Fully diluted shares outstanding.........      18,992       18,992        18,992             18,992
                                           ==========     ========      ========         ==========
Operating ratio(24)......................        96.8%        86.4%                            95.6%
                                           ==========     ========                       ==========

CALCULATION OF EBITDA:
Income before income taxes...............                                                $  123,180
Interest expense.........................                                                    29,683
Depreciation.............................                                                    86,161
Amortization of costs in excess of net
  tangible assets acquired and other
  intangible assets......................                                                     1,203
Amortization of loan origination fees....                                                     1,958
                                                                                         ----------
EBITDA(25)...............................                                                $  242,185
                                                                                         ==========

      NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

(1) The unaudited pro forma financial statements do not give effect to any potential cost savings or other profit improvements that could result from the acquisition. Roadway has undertaken a study to determine the allocation of the total purchase price to the various tangible and intangible assets acquired and the liabilities assumed. These pro forma financial statements reflect a preliminary allocation of purchase price which is subject to change based on the finalization of the fair value of the tangible and intangible assets acquired and liabilities assumed as of the acquisition date. The preliminary estimated fair value of the assets acquired and the liabilities assumed in the acquisition are as follows:

                                                       TOTAL     ARLO     NET
                                                       ------   ------   ------
                                                        (DOLLARS IN MILLIONS)
Tangible assets acquired at fair value...............  $376.3   $(53.7)  $322.6
Costs in excess of the net tangible assets of the
  acquired business..................................   277.1    (25.4)   251.7
Acquisition costs....................................   (13.5)      --    (13.5)
Liabilities assumed..................................   (87.0)     4.1    (82.9)
                                                       ------   ------   ------
Total purchase price.................................  $552.9   $(75.0)  $477.9
                                                       ======   ======   ======

      These pro forma financial statements are not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated at the dates indicated, nor necessarily indicative of future operating results.

(2) Reflects excess cash available at Roadway used in connection with financing the acquisition.

(3) Reflects direct transaction related expenses of $4.2 million and loan origination costs of $9.3 million which are accrued but unpaid in the pro forma balance sheet.

(4)   Represents the gross proceeds from the sale of ARLO.

(5) Represents the application of net after-tax proceeds, which are estimated to be $75.0 million, from our sale of ARLO to prepay a portion of the borrowings under the new credit facility.

(6) Reflects the sale of accounts receivable of $100.0 million in connection with the receivables financing used to finance, in part, the acquisition of Arnold.

(7) Represents elimination of historical accumulated depreciation due to the application of purchase accounting.

(8) Represents the preliminary net adjustment to carrier operating property, buildings and other equipment and fixtures based on estimated fair values as required by purchase accounting.

(9) Reflects the preliminary estimated adjustment for the costs in excess of the net tangible assets of the acquired business at estimated fair value. Roadway has undertaken a study to determine the allocation of the total purchase price to the various assets acquired and liabilities assumed in order to allocate the total purchase price to the various intangible assets, if any, acquired. Management believes, on a preliminary basis, there may be intangible assets which will be evaluated. Any excess not attributable to tangible and intangible assets will be reflected as costs in excess of net tangible assets acquired and other intangible assets. The sensitivity of the valuations regarding the above can be significant. Accordingly, Roadway intends to continue to evaluate the assets acquired and liabilities assumed and, as a result, the allocation of the purchase price among the tangible and intangible assets is subject to change.

(10)  Represents the elimination of the historical goodwill from Arnold.

(11) Represents the accrual of certain direct transaction expenses associated with completing the acquisition and deferred financing costs related to the financing associated with the acquisition, including banking, legal, accounting and other.

(12) Reflects certain balance sheet and statement of income reclassifications made to conform Arnold's presentation to Roadway's presentation.

(13) Represents the accrual on Arnold's opening balance sheet of certain direct transaction expenses associated with completing the acquisition and related transactions, including banking, legal, accounting and other.

(14) Represents the accrual of currently payable income taxes associated with the taxable gain on the sale of ARLO.

(15) Represents deferred tax liabilities associated with the step-up in the basis of carrier operating property, buildings, other equipment and fixtures based on estimated fair values as required by purchase accounting.

(16) Represents the issuance of $225.0 million of the outstanding notes and $175.0 million of term loan borrowings under the new credit facility, used to finance the acquisition of Arnold.

(17) Adjustment to remove Arnold's historical amortization of costs in excess of net tangible assets acquired and other intangible assets.

(18) Adjustment to record incremental depreciation expense on the step-up of Arnold's property and equipment.

(19) Adjustment to record additional interest expense on the new Roadway financing arrangements.

(20) Adjustment to record amortization of deferred financing costs related to the new Roadway financing arrangements.

(21) Adjustment to reflect the facility fee on the Roadway revolving line of credit.

(22) Adjustment to reverse direct transaction costs recorded by Arnold related to the acquisition including legal, accounting and other.

(23) Adjustment to record the income tax impact of the pro forma adjustments assuming a combined pro forma effective income tax rate of 41%.

(24) The operating ratio is defined as the ratio of total operating expenses for a period to total revenues for that period.

(25) EBITDA is defined as income before income tax expense, interest expense, depreciation expense, amortization of costs in excess of net tangible assets acquired and other intangible assets and amortization of deferred loan origination fees. While EBITDA should not be considered a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included in this prospectus to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. EBITDA is also included because management believes that some investors find it to be a useful tool for measuring the ability to service debt.

(26) This adjustment relates to the sale of ARLO. The balance sheet at September 30, 2001 for Arnold was calculated as follows:

                                                  ARNOLD        ARLO           ARNOLD
                                                HISTORICAL   ADJUSTMENTS      ADJUSTED
                                                ----------   -----------      --------
                                                        (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...................   $ 38,661     $   (928)(a)    $ 51,036
                                                                13,303(b)
  Marketable securities.......................     13,303      (13,303)(b)
  Accounts receivable, net....................     50,868       (8,549)(a)      42,319
  Prepaid expenses and supplies...............      9,014       (1,191)(a)       7,823
  Current deferred tax asset..................      1,765       (1,765)(b)
                                                 --------     --------        --------
    Total current assets......................    113,611      (12,433)        101,178
  Property plant and equipment................    420,040      (72,992)(a)     347,048
  Accumulated depreciation....................    187,449      (32,174)(a)     155,275
                                                 --------     --------        --------
  Net property, plant and equipment...........    232,591      (40,818)        191,773
Other assets:
  Costs in excess of net tangible assets
    acquired and other intangible assets......     10,878       (3,419)(a)       7,459
  Deferred income taxes.......................                   1,765(b)        1,765
  Other long-term assets......................      9,142         (141)(a)       9,001
                                                 --------     --------        --------
Total assets..................................   $366,222     $(55,046)       $311,176
                                                 ========     ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................   $ 15,712     $   (489)(a)    $ 17,385
                                                                   361(b)
                                                                   705(b)
                                                                 1,096(b)
  Current notes payable.......................        237         (237)(a)
  Salaries and wages..........................     13,169         (642)(a)      12,166
                                                                  (361)(b)
  Income taxes payable........................        705         (705)(b)
  Freight and casualty claims payable.........      5,132         (889)(a)       3,147
                                                                (1,096)(b)
                                                 --------     --------        --------
    Total current liabilities.................     34,955       (2,257)         32,698
Other liabilities:
  Casualty claims payable and other...........      2,001        2,025(b)        4,026
  Notes payable...............................        918         (918)(a)
  Other long-term liabilities.................      2,050          (25)(a)
                                                                (2,025)(b)
  Deferred income taxes.......................     34,995                       34,995
                                                 ========     ========        ========
Total stockholders' equity....................    291,303      (51,846)        239,457
                                                 --------     --------        --------
Total liabilities and stockholders' equity....   $366,222     $(55,046)       $311,176
                                                 ========     ========        ========

       ----------------------

       (a) Represents the historical cost of assets that were sold and the liabilities that were not assumed in connection with the sale of Arnold to Roadway due to the sale of ARLO, taken from the books and records of ARLO.

       (b) Represents reclassification adjustments necessary to conform Arnold's financial statement presentation to Roadway's presentation.

(27) This adjustment relates to the sale of ARLO. For the nine months ended September 30, 2001, the Arnold adjusted pro forma statement of income was calculated as follows:

                                               ARNOLD        ARLO           ARNOLD
                                             HISTORICAL   ADJUSTMENTS      ADJUSTED
                                             ----------   -----------      --------
                                                     (DOLLARS IN THOUSANDS)
Revenues...................................   $335,789     $(42,793)(a)    $292,996
Operating expenses:
  Salaries, wages and benefits.............    164,045      (22,112)(a)     141,933
  Operating supplies and expenses..........     57,021      (10,912)(a)      46,109
  Purchased transportation.................     39,468                       39,468
  Operating taxes and licenses.............      8,304         (543)(a)       7,761
  Insurance and claims.....................      8,112         (243)(a)       7,869
  Provision for depreciation...............     24,310       (3,457)(a)      20,853
  Net loss (gain) on sale of carrier
     operating property....................         31           (6)             25
                                              --------     --------        --------
       Total operating expenses............    301,291      (37,273)        264,018
Operating income...........................     34,498       (5,520)         28,978
Interest expense...........................       (146)          83(a)          (63)
Other income (expense), net................       (700)                        (700)
                                              --------     --------        --------
Total other income (expense)...............       (846)          83            (763)
                                              --------     --------        --------
Income before income taxes.................     33,652       (5,437)         28,215
Provision for income taxes.................     12,420       (2,158)(a)      10,262
                                              --------     --------        --------
Net income.................................   $ 21,232     $ (3,279)       $ 17,953
                                              ========     ========        ========

       ----------------------

       (a) Represents the elimination of historical results taken from the books and records of ARLO for the three quarters ended September 30, 2001. ARLO, which historically was reported as Arnold's logistics and warehousing segment, was sold in connection with the acquisition of Arnold.

(28) This adjustment relates to the sale of ARLO. For the year ended December 31, 2000, the Arnold adjusted pro forma statement of income was calculated as follows:

                                               ARNOLD        ARLO           ARNOLD
                                             HISTORICAL   ADJUSTMENTS      ADJUSTED
                                             ----------   -----------      --------
                                                     (DOLLARS IN THOUSANDS)
Revenues...................................   $462,365     $(47,822)(a)    $414,543
Operating expenses:
  Salaries, wages and benefits.............    212,403      (23,268)(a)     189,135
  Operating supplies and expenses..........     75,273      (12,772)(a)      62,501
  Purchased transportation.................     58,633                       58,633
  Operating taxes and licenses.............     11,173         (781)(a)      10,392
  Insurance and claims.....................     10,081         (223)(a)       9,858
  Provision for depreciation...............     33,359       (3,850)(a)      29,509
  Net loss (gain) on sale of carrier
     operating property....................     (1,977)                      (1,977)
                                              --------     --------        --------
       Total operating expenses............    398,945      (40,894)        358,051
Operating income...........................     63,420       (6,928)         56,492
Interest expense...........................     (1,646)         306(a)       (1,340)
Other income (expense), net................      1,304          318(a)        1,622
                                              --------     --------        --------
Total other income (expense)...............       (342)         624             282
                                              --------     --------        --------
Income before income taxes.................     63,078       (6,304)         56,774
Provision for income taxes.................     23,541       (2,566)(a)      20,975
                                              --------     --------        --------
Net income.................................   $ 39,537     $ (3,738)       $ 35,799
                                              ========     ========        ========

       ----------------------

       (a) Represents the elimination of historical results taken from the books and records of ARLO for the year ended December 31, 2000. ARLO, which historically was reported as Arnold's logistics and warehousing segment, was sold in connection with the acquisition of Arnold.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussions together with the financial statements, including the related notes, the other financial information in this prospectus, and the risks described in the "Risk Factors" section.

OVERVIEW

     Effective May 30, 2001, Roadway Express, Inc. reorganized its corporate structure by forming a holding company. The name of the new holding company is Roadway Corporation, and as with Roadway Express, it is a Delaware corporation. In connection with the reorganization, holders of common stock of Roadway Express became holders of an identical number of shares of common stock of Roadway Corporation, and Roadway Express became a wholly owned direct subsidiary of Roadway Corporation. The reorganization was effected by a merger pursuant to
Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company structure without a vote of the stockholders of the company. As a result of the reorganization, all the business and operations previously conducted by Roadway Express are now conducted by Roadway Corporation and its subsidiaries. The assets and liabilities of Roadway Corporation and its subsidiaries on a consolidated basis are the same as the assets and liabilities of Roadway Express immediately before the merger. The certificate of incorporation and the bylaws of Roadway Corporation are identical to the certificate of incorporation and bylaws of Roadway Express as in effect immediately prior to the reorganization. The capital stock of Roadway Corporation has the same designations, rights, and preferences as the capital stock of Roadway Express prior to the reorganization. In addition, the persons who were directors and executive officers of Roadway Express immediately prior to the merger were the directors and executive officers of Roadway Corporation immediately after the merger. The common stock of Roadway Corporation is listed for trading on the Nasdaq National Market under the symbol "ROAD," as was the common stock of Roadway Express. Certificates formerly representing shares of common stock of Roadway Express are deemed to represent shares of common stock of Roadway Corporation.

     We provide less-than-truckload, or LTL, general commodity freight services on routes, also known as lanes, in North America, and on international lanes to and from North America. General commodity freight includes apparel, appliances, automotive parts, chemicals, food, furniture, glass, machinery, metal and metal products, non-bulk petroleum products, rubber, textiles, wood and miscellaneous manufactured products. We provide seamless LTL general commodity freight service between all 50 states, Canada, Mexico and Puerto Rico, and provide export services to 66 additional countries. We are one of the largest LTL motor carriers in the United States, serving over 165,000 individual customers.

RESULTS OF OPERATIONS

COMPARISON OF THREE QUARTERS ENDED SEPTEMBER 8, 2001 AND SEPTEMBER 9, 2000

     We had net income of $17.2 million or $0.91 per share (diluted), for the three quarters ended September 8, 2001, compared to net income of $31.1 million, or $1.64 per share (diluted), for the same period last year, a decrease of 44.8%. A one-time, non-operating charge incurred in the first quarter of 2001 reduced net income by $3.5 million, or $0.18 per share (diluted). This one-time charge against net income resulted from an adverse jury verdict, which we have appealed. Revenues were $1,924.0 million in the current quarters, a 7.6% decrease from the same period last year.

     We delivered 5.2 million tons of freight in the first three quarters of 2001, down 12% compared to the prior period. LTL tons were down 12% and TL tons were down 13%. The tonnage decline is primarily attributable to the national economic slowdown. Net revenue per ton was $371.73, up 5.3% compared to the same period last year. The industry's pricing environment continues to remain firm, which mitigates some of the impact of the reduced tonnage. The improvement in revenue per ton was primarily due to the general rate increase in the fourth quarter of 2000, and adjustments in contract rates. The variable rate fuel surcharge averaged 3.0% of revenue in the current year quarters compared to 2.7% in the prior-year period. Total operating expenses were down $141 million, but increased 6.1% on a per-ton basis with the decline in tonnage. The operating ratio deteriorated to 98.2% of revenue, compared to 97.5% in the same period last year.

     Salaries, wages and benefits increased to 63.9% of revenue, up from 62.7% in the third quarter year-to-date of 2000 due to increases in the cost of health care, pension benefits and driver wages. Reductions in variable pay related to performance and workers compensation costs offset part of this increase. Due to the reduced business levels, our work force has been reduced by 8% through layoffs and hiring restrictions when compared to year-to-date 2000.

     Operating supplies and expenses were down 11%, reflecting reduced business levels. Purchased transportation expenses declined 10%, primarily due to a 19% reduction of railroad miles in linehaul service.

     Improved cargo handling performance, improvements in highway safety and the reduction in tonnage led to the 17% decline in claims and insurance expense. The decrease in operating taxes reflects lower fuel taxes associated with the decline in business levels.

     Depreciation expense increased $11 million and reflects recent capital expenditures, primarily for revenue equipment and information technology.

     The tax rate for the third quarter year-to-date 2001 differs from the federal statutory rate due to the impact of state taxes, taxes on foreign operations and non-deductible operating expenses.

COMPARISON OF YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 1999 AND DECEMBER 31, 1998

     We had net income of $56.5 million or $2.98 per share (diluted) for the year ended December 31, 2000, compared to net income of $45.8 million, or $2.39 per share (diluted) in 1999 and income of $26.0 million, or $1.31 per share (diluted) in 1998. Revenue increased 8.0% to $3.0 billion in 2000 and 6.0% to $2.8 billion in 1999. Operating expenses rose 7.6% in 2000 and 4.8% in 1999, leading to the improvement in the operating ratio to 96.8%, down from 97.3% in 1999 and down from 98.3% in 1998. We delivered 8.4 million tons of freight in 2000, which is flat compared to 1999 and up 3.0% over 1998.

     Underlying freight rates improved due to the general rate increases effective in January and September of 1999, and September 2000, and contractual rate modifications throughout the year. Net revenue per ton was $359.90 in 2000, up 8.0% compared to 1999 and up 10.9% compared to 1998. A variable rate fuel surcharge, which we assess when the national average price of diesel fuel exceeds $1.10 per gallon, was reinstated in July of 1999 and was in effect throughout 2000. It resulted in effective rate increases of 2.7% in 2000 and 0.4% in 1999.

     Operating expenses increased $207 million in 2000 over 1999, or 7.5% per ton, while increasing $126 million or 1.8% per ton from 1998 to 1999.

     Salaries, wages and benefits were 62.2% of revenue in 2000, down from 63.8% in 1999 and 65.0% in 1998, while the dollars of expense increased $96 million in 2000 over 1999, and $68 million in 1999 over 1998.

     The primary component of this dollar increase in 2000 was the 3.2% increase in wages and benefits on April 1, 2000, under our labor contract. Linehaul driver wages increased 5.2%, reflecting the wage increase coupled with an increase in driver miles. Pickup and delivery wages increased 3.2%. Dock wages were up 4.3% due to the wage increase and additional LTL tonnage, which requires more dock handling than truckload freight. Workers' compensation costs rose by $8.7 million, or 20%, due to increased dock hours, driver miles and injury severity. Health, welfare and pension expenses for all employees increased $18.1 million. The benefit costs were favorably impacted by the investment performance of our company-sponsored non-union pension fund, which resulted in a credit to pension expense of $3.3 million for the year. Indirect wage expenses increased $11.6 million, or 8.4%. Two thirds of this increase relates to performance-based variable pay that is directly linked to improved profits.

     In 1999, salary, wage and benefit cost increases in key direct labor areas were generally less than the corresponding growth in revenue. Linehaul driver wages increased 2.4%. Pickup and delivery wages were up 3.1%. Dock wages increased only 1.5%, reflecting improved productivity driven by the changing freight mix. Indirect wage and benefit costs increased 16% over 1998. This increase resulted primarily from performance-based compensation, which was 2.1% of total salaries, wages, and benefits for the year compared to 1.0% in 1998. Another component, amounting to a $6.0 million increase, was the impact of plan amendments to our defined benefit pension plan late in 1998.

     Operating supplies and expenses for 2000 were 16.3% above 1999, while 1999 was down slightly from 1998. Fuel costs in 2000 increased $41 million, as our average fuel prices increased 67% over 1999. This dramatic rise in fuel prices was offset by the fuel surcharge discussed above. Equipment lease and rental expenses increased by $10.4 million, or 25% over 1999. This is primarily due to our use of leases for linehaul tractor and trailer replacement. Terminal operating supply and service costs rose $15.4 million, or 13.1%. These increases relate to facility maintenance and security, communications, cargo packing supplies and other miscellaneous items.

     Purchased transportation expense increased $18.5 million during 2000, compared to 1999 and by $47.6 million compared to 1998. The increase in 2000 was primarily due to growth in our Canadian and Mexican operations which utilize third-party providers in linehaul service. The costs of purchased transportation services that we utilize, such as railroads, owner-operators and purchased P&D service were also impacted by fuel price hikes. During 1999, rail costs increased by $26.6 million over 1998, reflecting the increased use of railroads in certain linehaul operations during the year. For 2000, the portion of linehaul miles run on the railroads decreased slightly to 27.9% from 28.9% in 1999 and were 26.6% in 1998.

     Operating taxes and licenses increased $2.2 million due to increased vehicle licenses and fuel taxes in 2000 and by $1.5 million in 1998.

     An increase of $1.7 million in insurance and claims expense in 2000 over 1999 reflects the impact of accident severity on public liability claims. In 1999 we experienced an increase of $8.8 million in insurance and claims expense, principally due to costs associated with public liability claims related to increased business levels and severity of claim losses, despite record highway safety performances. Highway safety performance in 1999 exceeded the 1998 record-breaking results.

     Depreciation expense increased primarily due to additional capital expenditures for revenue equipment, data processing equipment and software. The loss on the sale in 2000 of operating property arose from the disposal of old linehaul tractors that were replaced with leased units.

     The operating income of $96.4 million or 3.2% of revenue compares to an operating income of $77.2 million or 2.7% of revenue in 1999 and operating income of $44.1 million or 1.7% of revenue in 1998.

     Our tax rate in 2000 differs from the federal statutory rate due to non-deductible operating expenses, state income taxes and the impact of foreign operations. The effective tax rate was 42.5% in 2000, compared to 42.6% in 1999 and 42.7% in 1998.

     The impact of inflation on operating expenses has been moderate in recent years.

LIQUIDITY AND CAPITAL RESOURCES

     At the end of the third quarter 2001, cash and marketable securities amounted to $82 million, an $18 million increase from year-end 2000. This increase was due to a reduction of capital expenditures during the current year, and an increase in cash flow from operations. Capital expenditures for the year are expected to be $75 million, which has been reduced from second quarter expectations of $80 million, and the original expectations of $90 million. The capital expenditures are designated for revenue equipment, facilities and information systems. We had a $60 million line of credit available at September 8, 2001.

Cash flow from operations and current and proposed financing sources will be sufficient to meet existing working capital needs. As of September 30, 2001, we had no long-term debt.

     On November 30, 2001, we acquired Arnold for aggregate cash consideration of approximately $553.0 million. We financed the acquisition with proceeds from the offering of the outstanding notes, together with borrowings under a new credit facility and proceeds from the accounts receivable securitization. The new credit facility and accounts receivable securitization replaced our current financing sources, other than the $10.0 million credit facility under which our Canadian subsidiary, Reimer Express Lines Ltd., is the borrower, and will provide for future working capital needs.

     On November 30, 2001, following our acquisition of Arnold, we sold ARLO to members of its management team for $105.0 million in cash. We applied the estimated net after-tax proceeds of $75 million from the sale to prepay a portion of the borrowings under the new credit facility. As of December 13, 2001, we had $325.0 million of outstanding indebtedness.

OTHER MATTERS

     We continue to focus on existing and new cost control efforts, including operational changes to reduce transportation costs and maintain high service standards with technological enhancements that allow improved load planning and scheduling, more effective use of road and rail capacity and equipment enhancements such as deck trailers that allow greater cubic utilization. We are making significant investments in our system infrastructure for new hubs and service centers in several locations, the most significant of which are the Los Angeles basin, the New York City metropolitan area and the Pacific Northwest. Other cost control initiatives include continued emphasis on safety improvement, particularly with our Prevention Improvement Process, or PIP, program, cargo claims reductions and aggressive administrative cost controls tied to process improvements and goal awareness. PIP is a comprehensive effort at each of our over 400 facilities to mobilize the entire workforce to reduce injuries and accidents, and improve safety. System-wide employee education in the fundamentals of the business, including the financial impacts of individual job responsibilities, has increased employee engagement and awareness of their investment in the business. This education and engagement process is a long term endeavor expected to yield significant benefits for our employees, customers and stakeholders.

     Under the terms of our contract with our principal union, the Teamsters, which extends through March 31, 2003, wage and benefit increases approximating 2.6% became effective April 1, 2001.

     On August 20, 2001, Roadway Express implemented a general freight rate increase of approximately 5.85%, consistent with pricing actions in the industry. We continue to take actions to increase operating margins and yield on freight, such as working with specific customers to improve efficiencies and reduce handling or process-related costs. Pricing adjustments are negotiated with contract customers throughout the year under terms of the agreements.

     On May 30, 2001, we announced our participation as a minority shareholder of Integres Global Logistics, Inc. Integres is an integrated airfreight service provider. Roadway Express will serve as Integres' primary North American ground carrier. Other Integres partners include: United Airlines, American Airlines, Unisys, G-Log, and UTi Worldwide. Integres is slated for a fourth quarter 2001 launch.

     We receive notices from the EPA from time to time identifying us as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act for various Superfund sites. Based on our investigations, we believe that our obligation with regard to these sites is not significant, although there can be no assurances in this regard.

     We do not hold any market risk sensitive instruments for trading purposes. Our primary market risks include fluctuations in interest rates, currency exchange rates and fuel prices.

     We have interest rate swap agreements with major commercial banks to fix the interest rate of our trailer leases from previous variable interest rates. The value of the leases upon which the payments are based was not changed. The agreements, which expire from 2002 to 2004, fix our interest costs at rates varying from 6.07% to 7.12% on leases valued at $27.5 million at September 8, 2001, and prevent our earnings from being directly affected by changes in interest rates related to our trailer leases.

     We may incur some economic losses due to adverse changes in foreign currency exchange rates, primarily with fluctuations in the Canadian dollar and Mexican peso. A 10% adverse change in foreign currency exchange rates would have no material impact on our future cash flows and earnings.

     Fuel price increases are mitigated by a variable rate fuel surcharge when the national average diesel fuel price exceeds $1.10 per gallon. This surcharge has been in place at varying rates since the third quarter of 1999.

NEW ACCOUNTING PRONOUNCEMENTS

     We adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. The effect of adopting SFAS No. 133 was not material to our earnings, financial position or cash flows.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, which is effective for business combinations completed subsequent to June 30, 2001. This standard eliminates the pooling-of-interests method of accounting for business combinations and requires the purchase method. SFAS No. 141 also clarifies the criteria for recognition of intangible assets separately from goodwill.

     SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for us January 1, 2002, eliminates the amortization of goodwill and indefinite-lived intangible assets. This statement also requires an initial goodwill impairment assessment in the year of adoption and annual impairment tests thereafter. As of September 8, 2001, we had net unamortized goodwill of $15.2 million and amortization expense on an annual basis of approximately $1.0 million.

     The acquisition of Arnold is being accounted for as a purchase business combination and we have undertaken a process to determine the fair value at the acquisition date of the tangible and intangible assets acquired and liabilities assumed of Arnold. As a result of this process, we anticipate a portion of the amount initially classified as costs in excess of net tangible assets acquired and other intangible assets in the pro forma financial statements, will be reclassified to the tangible and identifiable intangible assets acquired, based on their estimated fair values at the date of acquisition.

                            ARNOLD INDUSTRIES, INC.

     The following discussion was extracted from the Management's Discussion and Analysis of Financial Condition and Results of Operations prepared by Arnold and included in reports it files with the Commission. This discussion reflects Arnold's historical operating results and financial condition, and includes the results of ARLO, which we sold on November 30, 2001. Arnold's historical results are not necessarily indicative of the results that will be achieved in the future.

OVERVIEW

     Arnold's trucking and warehousing business activities are currently conducted by two operating subsidiaries, New Penn Motor Express, Inc. and Arnold Transportation Services, Inc., a non-operating, investment management subsidiary, MARIS, Inc., and an operating unit known as Arnold Logistics or ARLO.

     New Penn transports commodities by motor vehicle on a next-day ground LTL basis, operating primarily in interstate commerce in New England and the Middle Atlantic states. The southeastern United Sates, Indiana, Ohio, and Quebec and Ontario, Canada, are serviced through correspondent arrangements with other high-service carriers in each area. Some areas in Canada, including Montreal, are now serviced directly by New Penn. Puerto Rico is serviced by correspondent land service in conjunction with correspondent ocean service. Commodities transported include paper products, food products, textiles, building products, metal products, pharmaceuticals, office equipment and supplies and wearing apparel.

     ATS operates both as a regional and interregional carrier within the irregular route and dedicated truckload, or TL, industry.

     ARLO serves the distribution, order fulfillment, direct mail and printing, call center management, reverse logistics and contract packaging needs of its customers.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

  GENERAL

     Operating Revenues on a consolidated basis for the third quarter of 2001 were $110,681,130, a decrease of $4,628,063 or 4% over Operating Revenues for 2000's third quarter. For the same period, Operating Expenses increased $1,244,997, or 1%; Income Before Income Taxes decreased $6,926,399, a decrease of 44%; and Net Income decreased $4,344,362, or 44%. Earnings Per Share-Basic for the third quarter of 2001 decreased as compared to the third quarter of 2000 from $.40 per share to $.22 per share, a decrease of 45%. Basic earnings per share for the third quarter of 2001 were $.25 before special pre-tax charges of $1,124,797 related to the acquisition of Arnold by Roadway. Operating Income on a consolidated basis decreased during the third quarter of 2001 relative to the comparable period of 2000. Operating Income decreased by $5,873,060 from $15,825,315 to $9,952,255, a decrease of 37%.

     Arnold's combined Operating Revenues for the nine months ended September 30, 2001, were $335,789,117, a decrease of $11,692,682, or 3% over the comparable nine-month period in 2000. For the same period, Operating Expenses increased $1,900,407, or 1%. Operating Income decreased during the nine-month period, from $48,091,300 in 2000 to $34,498,211 in 2001, or a 28% decrease.
Income Before Income Taxes decreased by $13,785,916, a decrease of 29%; and Net Income also decreased by $8,490,755, a decrease of 29%. Earnings Per Share-Basic decreased by $.35 a share from $1.21 for the first nine months of 2000 to $.86 for the first nine months of 2001. Basic earnings per share for the first nine months of 2001 were $.89 before special pre-tax charges of $1,285,796 related to the acquisition by Roadway.

     On August 22, 2001, in a joint press statement with Roadway, Arnold announced that its Board of Directors had authorized execution of a definitive merger agreement with Roadway, subject, nevertheless, to the approval of Arnold's shareholders. The net effect of the merger, if approved by shareholders, is that all issued and outstanding shares of Arnold will be exchanged for $21.75 per share in cash and Arnold Industries, Inc. will merge with and into a wholly owned subsidiary of Roadway. A special meeting of Arnold's shareholders is scheduled for November 20, 2001. It is anticipated that the merger would be consummated on or about November 30, 2001, in the event of shareholder approval. In addition, on October 17, 2001, Roadway announced that it entered into an agreement with E. H. Arnold, Chief Executive Officer of Arnold Industries, Inc., for the sale of Arnold's logistics operations to E. H. Arnold and Arnold Logistics, Inc., for $105 million in cash. The transaction is subject to regulatory approval and the completion of Roadway's acquisition of Arnold.

     The merger of Arnold with and into a subsidiary of Roadway, and the subsequent sale of ARLO by Roadway, means that Arnold will cease to be independently owned by its current group of shareholders. As the sole shareholder of Arnold, Roadway has publicly stated that it intends to operate New Penn and ATS independently under their own brand names and that each company's management team and headquarters location will remain the same. Accordingly, although current management can speak to the past and present with respect to Arnold's operations, any analysis of future trends and prospects must necessarily be viewed in light of the pending transaction and the inevitable changes that a merger would entail. In the event that a merger is not consummated for whatever reason, then current management's discussion and analysis of future trends would again be relevant to investment decisions in Arnold.

     Management believes that the results of Arnold's operations during the third quarter of 2001 reflect the softening of the U.S. economy as a whole, as well as certain impediments to transportation resulting from the events of September 11. The softening of the U.S. economy is well documented in recent weeks and is evidenced by a marked decline in the manufacture, shipment and sale of goods. All three segments of Arnold's operations, LTL, TL and fulfillment/logistics, were impacted by the decline. The declines in revenues experienced at both New Penn, Arnold's less-than-truckload carrier, and at ATS, Arnold's truckload carrier, appear to be in line with the declines experienced across the trucking industry. Management does not believe that market share has been lost in the current downturn, but does believe that the overall market has contracted due to current economic conditions. When and how that market will expand again is beyond management's ability to predict.

  NEW PENN MOTOR EXPRESS, INC.

     New Penn experienced an 11% decline in revenues over the revenues generated during the third quarter of 2000. Operating Income decreased 41% over the comparable period of 2000, as the operating ratio deteriorated from 79.4 to 86.3.

     A comparison of results for the first nine months of 2001 against the first nine months of 2000 reflects that New Penn experienced an 8% decline in Operating Revenues; Expenses decreased by 2% over the comparable period of 2000; and Operating Income declined by 33% over the prior period.

     Although the results were not up to the level that management has come to expect from New Penn, New Penn's third quarter operations were as good as could be expected under the circumstances. With fewer goods being produced and shipped, overall tonnage at New Penn was down by 15%. At the same time, many costs are at fixed levels and are not easily reduced. Terminal capacity is one such cost. Employee expense, while remaining high, has been controlled through attrition without the need for major lay-offs. Management is making every effort to control costs, while at the same time spending the time and energy necessary to make the company more efficient in today's competitive environment.

     In addition to the softening of the U.S. economy generally, New Penn faced the added difficulty of making pick-ups and deliveries in and around New York City after the events of September 11. Traffic disruptions resulting from bridge and tunnel closures, as well as heightened security checks, have increased the costs of operations in the New York City metropolitan area, a prime market for New Penn comprising roughly 10% of its business. Management anticipates that bridge and tunnel closures will be discontinued in coming months, and that security checks, while continuing, will become more efficient and less time-consuming in the future. Accordingly, although carrier service in the New York City area is unlikely to return to the ease of operation enjoyed before September 11, management does not believe that the changes will materially affect the on-going business prospects of New Penn.

     Total shipments, tonnage and miles logged on all shipments completed by New Penn during the third quarter of 2001 in comparison to the third quarter of 2000 are as follows:

                                                                THIRD QUARTER ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Total Shipments.............................................     466,193      528,318
Total Tonnage...............................................     242,926      285,153
Total Miles.................................................  12,472,536   13,364,845

  ARNOLD TRANSPORTATION SERVICES, INC.

     ATS experienced a 3% decline in Operating Revenues and Operating Income decreased 49% during the third quarter of 2001 over the third quarter of 2000.

     ATS experienced a 5% decline in Operating Revenues during the first nine months of 2001 over the revenues generated during the first nine months of 2000; Expenses declined by 3% over the comparable period of 2000; and Operating Income declined 35% over the prior period.

     As a truckload carrier, ATS enjoys a somewhat more stable shipping environment than a typical LTL carrier is likely to enjoy, due to fixed contracts and standardized delivery schedules. Nevertheless, ATS did experience a decline in tonnage during the third quarter of 2001, reflecting a general decline in output and sales at major national manufacturers and retailers.

     Total shipments and miles logged on shipments completed by ATS during the third quarter of 2001 in comparison to the third quarter of 2000 are as follows:

                                                               THIRD QUARTER
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Total Shipments.............................................  89,831   81,527
Total Miles.................................................  31,708   31,996

  ARLO

     ARLO, a division of ATS that conducts a fulfillment and logistics business, increased revenues 31% beyond the revenue gains of the prior year's third quarter. Operating income increased 8% compared to the third quarter of 2000. Margins deteriorated, however, as the quarter included substantial start-up costs for new fulfillment projects. The acquisition of National Corporate Marketing, or NCM, of Irving, TX, completed on October 2, 2000, favorably impacted third quarter comparisons. NCM provides fulfillment, distribution, direct mail and printing services. ARLO's management continues to focus on consolidating new fulfillment business generated over the last year.

     A comparison of results for the first nine months of 2001 against the first nine months of 2000 reflects that ARLO experienced a 27% increase in Operating Revenue; Expenses increased by 29% over the comparable period of 2000; and Operating Income increased by 11% over the prior period.

  WORKING CAPITAL; PROPERTY AND EQUIPMENT

     Arnold's working capital at the end of the third quarter of 2001 was $78,655,925. This represents an increase of $6,632,097 or 9% from the working capital at the end of the previous quarter in 2001. The increase in working capital reflects Arnold's continuing revenue and income streams while at the same time winding down and/or completing capital expansion and acquisition projects initiated in prior years, particularly at ATS and ARLO. ATS significantly updated its fleet in recent years and has sufficient capacity with its current fleet to meet anticipated demand. ARLO completed its Lancaster, PA, warehouse project in the second and third quarters of 2000, and currently is not building additional warehouse space.

     Arnold's investment in Property and Equipment (Less Accumulated Depreciation) as of the end of the third quarter of 2001 stood at $232,591,031. This figure represents a decrease from June 30, 2001 of $4,689,314, or 2%, reflecting depreciation and asset sales. Funding for future acquisitions of Property and Equipment will likely be accomplished through the use of cash generated from current operating and investment activities, supplemented, when necessary, by short or long-term financing. Management continues to seek opportunities for profitable expansion of Arnold.

     Cash provided by Operating Activities decreased by $9,294,883 from $56,830,679 in 2000 to $47,535,796 in 2001 principally related to the decline in net income offset by a reduction in accounts receivable. Cash Used in Investing Activities increased to $30,983,184 in 2001 related primarily to purchases of investments and investment in property, plant, and equipment. Cash used in Financing Activities decreased $11,210,246 principally related to a decrease in short-term debt payments.

     On October 30, 2001, Arnold announced its quarterly cash dividend of $.11 per share, payable November 29, 2001, to stockholders of record on November 15, 2001.

RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED DECEMBER 31, 2000, 1999 AND DECEMBER 31, 1998

     Arnold's 2000 operating revenues are from two operating subsidiaries:

New Penn Motor Express, Inc.
Arnold Transportation Services, Inc.

     New Penn is a LTL transportation company. ATS is a TL carrier which provides regional and interregional transportation services. In addition to LTL and TL transportation services, Arnold provides order fulfillment and logistic services and related transportation services under the name of ARLO, a division of ATS.

     Arnold operates in three segments. The results of operations are set forth below for each of these three separate segments.

  OPERATING REVENUES

                                                        TOTAL               NEW PENN
                                                 -------------------   -------------------
                                                 AMOUNT   % INCREASE   AMOUNT   % INCREASE
                                                 ------   ----------   ------   ----------
                                                           (DOLLARS IN MILLIONS)
2000...........................................  $462.4       8%       $236.0       9%
1999...........................................   428.2       6         215.6       6
1998...........................................   403.7       5         202.9      --

                                                         ATS                  ARLO
                                                 -------------------   -------------------
                                                 AMOUNT   % INCREASE   AMOUNT   % INCREASE
                                                 ------   ----------   ------   ----------
2000...........................................  $178.6        2%      $47.8        29%
1999...........................................   175.6        2        37.0        26
1998...........................................   171.4       12        29.4        12

  OPERATING INCOME

                                               2000           1999           1998
                                           ------------   ------------   ------------
                                           AMOUNT    %    AMOUNT    %    AMOUNT    %
                                           ------   ---   ------   ---   ------   ---
                                                     (DOLLARS IN MILLIONS)
New Penn.................................  $49.3     78%  $44.8     80%  $43.1     77%
ATS......................................    7.2     11     5.9     10     7.1     13
ARLO.....................................    6.9     11     5.5     10     5.5     10
Unallocated Income (Loss)................     --            (.4)            .5
                                           -----    ---   -----    ---   -----    ---
TOTAL....................................  $63.4    100%  $55.8    100%  $56.2    100%
                                           =====    ===   =====    ===   =====    ===

     The percentage of revenue for the last three years is set forth below:

                                               2000           1999           1998
                                           ------------   ------------   ------------
                                           AMOUNT    %    AMOUNT    %    AMOUNT    %
                                           ------   ---   ------   ---   ------   ---
                                                     (DOLLARS IN MILLIONS)
New Penn.................................  $236.0    51%  $215.6    50%  $202.9    50%
ATS......................................   178.6    39    175.6    41    171.4    43
ARLO.....................................    47.8    10     37.0     9     29.4     7
                                           ------   ---   ------   ---   ------   ---
TOTAL....................................  $462.4   100%  $428.2   100%  $403.7   100%
                                           ======   ===   ======   ===   ======   ===

     The revenue at New Penn increased 9% for the year 2000 compared to 1999. This compares to an increase of 6% for the year 1999 compared to 1998. Tonnage increased 4% for 2000 to 1,117,026 compared to 1,075,455 for 1999 and 1,050,685 for 1998. ATS revenues increased for 2000 and 1999 by 2% each year compared to an increase of 12% in 1998. In August 1999, New Penn instituted a fuel surcharge to offset rising fuel costs. This fuel surcharge continued through the year 2000. ATS also instituted a fuel surcharge in 1999 to partially offset higher fuel costs. This fuel surcharge was in effect through the year 2000.

     ARLO's revenue increased by 29% for 2000 compared to an increase of 26% for 1999 and 12% for the year 1998 due to growth with new and existing customers and the acquisition of National Corporate Marketing, or NCM.

     The following tables set forth the percentage of operating expenses to operating revenue for New Penn, ATS and ARLO.

                                                                NEW PENN                   ATS
                                                          ---------------------   ---------------------
                                                          2000    1999    1998    2000    1999    1998
                                                          -----   -----   -----   -----   -----   -----
Operating Revenues......................................  100.0%  100.0%  100.0%  100.0%  100.0%  100.0%
Operating Expenses
  Salaries, wages and related expenses..................   58.3    58.6    58.2    28.8    31.1    33.3
  Supplies and expenses.................................    9.8     8.6     8.7    17.9    16.0    18.9
  Operating taxes and licenses..........................    2.8     2.8     2.8     2.2     2.2     2.0
  Insurance.............................................    1.3     1.8     1.5     3.7     4.1     3.5
  Communication and utilities...........................    0.9     1.0     1.1     1.5     1.6     1.5
  Purchased transportation..............................    1.1     1.2     1.2    31.4    31.5    25.7
  Rental of buildings, revenue equipment Etc., net......   (0.2)   (0.2)   (0.4)    0.2     0.3     0.3
  Depreciation and amortization.........................    5.1     5.2     4.9     9.8    10.2    10.8
  (Gain) on sale of equipment...........................   (0.4)   (0.2)   (0.3)   (0.5)   (0.7)   (0.9)
  Miscellaneous.........................................    0.4     0.4     1.1     1.0     0.4     0.7
                                                          -----   -----   -----   -----   -----   -----
      Total Operating Expenses..........................   79.1    79.2    78.8    96.0    96.7    95.8
                                                          -----   -----   -----   -----   -----   -----
Operating Income........................................   20.9%   20.8%   21.2%    4.0%    3.3%    4.2%

                                                                      ARLO
                                                              ---------------------
                                                              2000    1999    1998
                                                              -----   -----   -----
Operating Revenues..........................................  100.0%  100.0%  100.0%
Operating Expenses
  Salaries, wages and related expenses......................   56.4    54.6    52.3
  Other operating expenses..................................   20.3    21.3    17.2
  Depreciation and amortization.............................    8.3     7.4     7.5
  Miscellaneous.............................................    0.5     1.9     4.3
                                                              -----   -----   -----
     Total Operating Expenses...............................   85.5    85.2    81.3
                                                              -----   -----   -----
Operating Income............................................   14.5%   14.8%   18.7%

     New Penn's operating expenses were 79.1% of revenue in 2000 compared to 79.2% for 1999 and 78.8% for 1998. Salaries, wages and related expenses decreased to 58.3% for 2000 from 58.6% for 1999 and 58.2% for 1998. Supplies and expenses increased to 9.8% for 2000 compared to 8.6% and 8.7% for 1999 and 1998, respectively. The increase for the year 2000 was due to substantially increased fuel costs. Insurance costs decreased to 1.3% for 2000 compared to 1.8% for 1999 and 1.5% for 1998. In July 1999, Arnold changed the majority of its deductibles to $25,000 per claim from $1 million. This change together with constant evaluation of safety and an in-house insurance department has improved insurance costs. Miscellaneous expenses remained constant at .4% for 2000 and 1999 compared to 1.1% for 1998.

     Total operating expenses of ATS decreased slightly to 96.0% for 2000 compared to 96.7% for 1999. This compared to 95.8% for the year 1998.

     The salaries, wages and related expenses of ATS decreased to 28.8% in 2000 compared to 31.1% in 1999 and 33.3% in 1998. The reduction in 2000 was due to better utilization of equipment and the increased use of owner-operators. Supplies and expenses increased to 17.9% for 2000 compared to 16.0% in

1999 and 18.9% in 1998. Higher fuel prices beginning in the latter part of 1999 and 2000 substantially affected the operating results and offset better utilization of equipment. The expense for 1999 was lower compared to 1998 due to increased use of owner-operators. Purchased transportation for 2000 of 31.4% compared favorably with 31.5% for 1999. The increase from 1998 of 25.7% was the result of increased use of owner-operators.

     ARLO operating expenses were 85.5% of revenue for 2000 compared to 85.2% for 1999. Operating expenses in 1998 were 81.3%, which were lower than 2000 and 1999 due to revenue growth in the areas of order fulfillment and contract packaging which are more labor intensive. As a result, salaries, wages and related expenses have been increasing each year to 56.4% for 2000 compared to 54.6% and 52.3% for 1999 and 1998, respectively. Other operating expenses decreased in 2000 to 20.3% compared to 21.3% in 1999. These two years compare to 17.2% in 1998. The increase in 1999 was the result of an increased use of operating supplies. Depreciation and amortization increased from 7.4% in 1999 to 8.3% in 2000 due to the new warehouse in Lancaster, Pennsylvania and the depreciable assets associated with the acquisition of NCM. Miscellaneous expenses have declined from 4.3% in 1998 to 1.9% in 1999 and .5% in 2000 due to a reduction in the expenses being classified as miscellaneous.

     Arnold's operating income for 2000 increased $7.6 million or 14% from 1999 compared to a decrease of $.4 million or .6% in 1999 compared to 1998. New Penn's operating income increased $4.5 million compared to 1999. The operating income for 1999 increased $1.7 million compared to 1998. In July 1999, a major competitor of New Penn went out of business which had a positive effect on New Penn's revenues for 1999 and for the year 2000.

     Operating income of ATS for 2000 increased to $7.2 million, or 22% compared to $5.9 million in 1999. This compares to a decrease of 17% for 1999 from 1998. Changes in the relationship with a key agent, poor equipment utilization and the continuing shortage of qualified drivers had a negative impact on operating income in 1999.

     ARLO's operating income for 2000 increased 25% to $6.9 million compared to $5.5 million for both 1999 and 1998. Startup costs for both 2000 and 1999 with new e-commerce and fulfillment services customers negatively impacted operating income.

     Other net non-operating expenses consist primarily of interest income, other investment income and interest expense. Interest income increased $.9 million for 2000 over 1999 due to increased cash and investment securities compared to a decrease of $.4 million for 1999 over 1998 primarily due to a reduction in cash and investment securities. Interest expense for 2000 was $1.6 million compared to $1.4 million and $1.2 million for 1999 and 1998, respectively. The increase for 2000 and 1999 was due to increasing borrowing rates during the two years.

     The effective income tax rates for 2000, 1999 and 1998 were 37.3%, 36.8% and 37.1%, respectively.

     Net income for 2000 increased to $39.5 million compared to $34.7 million for 1999, an increase of 14%. This compared to a decrease of 1% for 1999 over 1998. Basic net income per share in 2000 was $1.61 per share compared to $1.40 per share in 1999, an increase of 15%. This compared to $1.37 per share or a 2% increase in 1999 over 1998. Diluted net income per share was $1.59 in 2000 compared to $1.39 in 1999 and $1.36 in 1998.

  CAPITAL EXPENDITURES

     In 1998, Arnold purchased 182,400 shares of its outstanding common stock, the remaining balance of a million-share buy-back authorized in 1997, together with an additional 1,000,000 shares for a total cost of $15.0 million. On December 28, 1998, Arnold authorized an additional share buy-back of one million shares. During 1999, Arnold acquired 263,300 shares at a total cost of $3.2 million and 105,000 shares in 2000 at a total cost of $1.4 million.

     The total capital expenditures for real estate and equipment (net of dispositions) amounted to $18.5 million for 2000, compared to $56.3 million for 1999 and $45.6 million for 1998. Arnold is projecting the purchase of real estate and equipment in 2001 at approximately $32 million.

LIQUIDITY AND CAPITAL RESOURCES

     Cash, cash equivalents, and marketable securities totaled $37 million at the end of 2000, compared to $18 million and $24 million at December 31, 1999 and 1998, respectively. The increase was due to the substantial reduction in capital expenditures for the year 2000. Working capital increased to $67 million at December 31, 2000, compared to $26 million and $35 million at December 31, 1999 and 1998, respectively. Net cash provided by operating activities increased to $76 million for the year 2000 compared to $54 million and $61 million for 1999 and 1998 respectively. The substantial increase in cash during the year enabled the company to completely eliminate all bank debt as of December 31, 2000.

     Arnold's current cash position, together with funds invested in marketable securities and cash flow generated from future operations, are expected to be sufficient to finance anticipated capital expenditures. These funds may be supplemented when necessary or desirable by short or long-term borrowing.

INFLATION

     During 2000 and 1999, Arnold believes, with the exception of higher fuel prices, that inflation had a minimal effect on operating results. However, most of Arnold's expenses are subject to inflation, which would result in increased costs in the event inflation began to increase.

SEASONALITY

     In the trucking industry, results of operations show a seasonal pattern because of customers' reduced shipments in the winter months. In addition, operating expenses are usually higher during the winter months.

CURRENT TRENDS

     In September 2000, New Penn announced a general rate increase of approximately 5.9%. However, most customer rates are subject to negotiated contracts and agreements.

     Beginning in the fourth quarter of 2000, New Penn began to see the effects of a slowing economy, which has continued into the first quarter of 2001. The revenues at ATS were down in the fourth quarter of 2000 as a result of reducing the interregional operation and a slowing economy. ATS is focusing on increasing its more profitable regional operations and reducing expenses.

     ARLO acquired a company in the Dallas, Texas area in October 2000 as a base to grow substantially in the Southwestern USA market.

     The three operating companies continue to invest in information technology to reduce operating costs and provide better service to their customers.

MARKET RISK

     The nature of Arnold's operations subject it to changing economic, competitive, regulatory and technological conditions, risks, and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Arnold provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements about our management confidence and strategies for performance; expectations for new and existing technologies and opportunities; and expectations for market segment and industry growth.

     These factors include, but are not limited to:

     - changes in the business environment in which Arnold operates, including licensing restrictions, interest rates and capital costs,

     - changes in governmental laws and regulations, including taxes,

     - market and competitive changes, including market demand and acceptance for new services and technologies, and

     - other risk factors listed from time to time in Arnold's Commission reports.

                                    BUSINESS

GENERAL

     We provide seamless LTL general commodity freight services between all 50 states, Canada, Mexico and Puerto Rico, and provide export services to 66 additional countries. We are one of the largest LTL motor carriers in the United States and have the leading market share in long-haul LTL service, serving over 165,000 individual customers.

     Our primary operating subsidiary, Roadway Express, is a certified ISO 9002 carrier, and transports general commodity freight in two-day and beyond service. General commodity freight includes apparel, appliances, automotive parts, chemicals, food, furniture, glass, machinery, metal and metal products, non-bulk petroleum products, rubber, textiles, wood and miscellaneous manufactured products. We are affected by the state of the overall economy, but during 2000, no single segment of the economy (e.g., general retail merchandise, automotive, chemical) accounted for more than 18% of our total revenue, no single customer accounted for more than 5% of our revenue, and our ten largest customers accounted for approximately 16% of our revenue. Seasonal fluctuations affect tonnage, revenues and operating results. Normally, the fall of each year is our busiest shipping period. The months of December and January of each year are the slowest. Shipment levels, operating costs and operating results can also be adversely affected by inclement weather.

     Through our extensive network of approximately 375 terminals located throughout North America, we offer long-haul, inter-regional and regional LTL freight service on two-day and beyond lanes throughout the United States, Mexico and Canada. We also offer TL services to complement our LTL business, usually to fill back hauls and maximize equipment utilization. In addition, we provide higher margin, specialized services including guaranteed expedited services, time-specific delivery, North American international, coast-to-coast delivery, sealed trailers, product returns, cold-sensitive protection and government material shipments.

     On January 2, 1996, we were spun-off from Roadway Services, Inc. under the name Roadway Express, Inc. Effective May 30, 2001, Roadway Express reorganized its corporate structure into a holding company structure, consisting of a holding company, Roadway Corporation, and operating subsidiaries, including our primary operating subsidiary, Roadway Express.

THE ACQUISITION

     On November 30, 2001, we acquired Arnold Industries, Inc. for cash consideration of an aggregate of approximately $553 million. We used the proceeds from the offering of the outstanding notes, together with borrowings under our new credit facility and proceeds from an accounts receivable securitization, to finance the acquisition. Arnold is now a wholly owned subsidiary of Roadway.

     On November 30, 2001, following our acquisition of Arnold, we sold Arnold's logistics business, ARLO, to members of the ARLO management team and Mr. Edward
H. Arnold, the former Chairman, President and Chief Executive Officer of Arnold, for $105 million in cash.

ARNOLD INDUSTRIES, INC.

     Arnold's trucking and warehousing business activities are currently conducted by two operating subsidiaries, New Penn and ATS, and a non-operating, investment management subsidiary, Maris, Inc.

     New Penn transports commodities by motor vehicle on a regional next-day ground LTL basis, operating primarily in interstate commerce in New England and the Middle Atlantic states. The southeastern United States, Indiana, Ohio and Quebec and Ontario, Canada, are serviced through correspondent arrangements with other high-service carriers in each area. Some areas in Canada, including Montreal, are now serviced directly by New Penn. Puerto Rico is serviced by correspondent land service in conjunction with correspondent ocean service. Commodities transported include paper products, food products, textiles, building products, metal products, pharmaceuticals, office equipment and supplies and wearing apparel. We believe that for the 2000 fiscal year, New Penn was the most profitable publicly reporting LTL carrier in the industry.

     ATS operates both as a regional and interregional carrier within the irregular route and dedicated truckload industry. ATS's main operating location for its trucking operation is in Jacksonville, Florida. It also conducts operations from customers' locations in Ohio and New York.

OUR INDUSTRY

     The trucking industry handled approximately 79% of general freight volume, or 3,437.6 million tons in 1998. While airfreight and intermodal services are expected to be the fastest growing modes of transportation over the next few years, we believe that trucking will continue to dominate the market. Rail, while generally less expensive, continues to be used mainly for bulk freight and for longer-hauls.

     The trucking industry operates under two main divisions: truckload and less-than truckload. TL carriers dedicate full trucks to one customer and make deliveries of goods from start to finish. LTL carriers take partial loads from multiple customers on a single truck and then route the goods through a series of terminals where freight is transferred to other trucks with similar destinations.

     We believe the next-day ground LTL market is the most attractive segment of the trucking industry due to the growth in demand for expedited services for just in time, or JIT, inventory systems. Adopted by many of our customers, JIT inventory management has resulted in the need to ship smaller freight loads more frequently and with expedited delivery, increasing the demand for the services provided by us and other LTL carriers.

     The LTL industry is composed of the following three segments:

     - the REGIONAL segment, which ships on lanes shorter than 500 miles and is primarily served by next-day ground and, to a lesser extent, two-day service;

     - the INTER-REGIONAL segment, which ships on lanes between 500 and 1,200 miles and is primarily served by two- and three-day service; and

     - the LONG-HAUL segment, which ships on lanes generally over 1,200 miles and is served primarily by three-day and beyond service.

The participants in the regional segment include a large number of non-union regional and niche carriers as well as several unionized regional carriers. The participants in the inter-regional segment are large regional carriers and national unionized carriers. The long haul segment is served primarily by the national unionized carriers. The LTL industry has been consolidating over the last few years resulting in tightening capacity and increasing freight rates.

OUR COMPETITION

     The trucking business is extremely competitive, resulting in narrow margins. Due to Arnold's participation in a different segment of the trucking market, we do not compete with Arnold for business. We compete for LTL freight with other national and international LTL carriers as well as regional LTL motor carriers, truckload carriers, small package carriers, private carriage, freight forwarders, railroads and airlines. New Penn competes in the regional LTL market with other motor common carriers, motor contract carriers, private transportation and railroads. ATS's customers in the TL carriage market place their proposed contracts out for bid, and ATS generally competes for the business with at least one or two other qualified carriers. Once contracts are secured, the contracts generally have a one or two year duration, after which time they may again be opened to bidding.

     Competition for freight is based primarily upon price and transit time, as well as consistency and dependability of service. To maintain and improve market share, Roadway offers and negotiates various discounts, and works directly with customers on an account-by-account basis to find ways to improve efficiencies and contain costs to improve both customer and carrier profitability. Deregulation of most of the trucking industry, begun in 1980 and largely completed by Congress in 1995, has given rise to intense competition.

OUR BUSINESS STRATEGY

     Our strategy is to maintain and enhance our leadership position in the LTL market by continually improving our two-day and beyond core service to our extensive base of customers. At the same time, we intend to leverage the value of our North American network and brand equity through the development and marketing of higher yielding and faster growing specialty trucking services.

     We believe the next-day ground market is the fastest growing segment in the surface transportation industry. Our acquisition of Arnold enables us to enter this market with a leading next-day carrier. We intend to use New Penn as our platform for growth of next-day ground service into other geographic areas.

     We intend to allocate a significant portion of our free cash flow to pay down debt and increase our financial flexibility. We believe reducing our debt level over the near term will increase our ability to pursue strategic opportunities as they arise.

OUR EMPLOYEES

     At September 8, 2001, we had over 26,000 employees. At September 30, 2001, New Penn had approximately 2,200 employees and ATS had approximately 1,100 employees. Approximately 75% of our employees are represented by various labor unions, primarily the Teamsters, as are most of New Penn's hourly employees. The current National Master Freight Agreement with the Teamsters, which applies to our employees and New Penn's, expires on March 31, 2003. The majority of our competitors in the national LTL industry are subject to the same agreement with the Teamsters. We believe that our current relations with the Teamsters are satisfactory and New Penn anticipates stable labor relations with its unionized employees during the next two years. None of ATS's employees are organized into a collective bargaining unit or are otherwise unionized.

GOVERNMENT REGULATION

     The U.S. Department of Transportation, which retains limited oversight authority over motor carriers, currently regulates our and ATS's operations in interstate commerce. We are each subject to safety requirements governing interstate operations prescribed by the DOT. In addition, vehicle dimensions and driver hours of service remain subject to both federal and state regulation. We have earned a "satisfactory" rating, which is the highest of three grading categories, from the DOT.

     Federal legislation prohibits the states from enacting or enforcing a law, regulation or other provision related to a price, route or service of any motor carrier in interstate commerce. Changes in rates and charges may be effected without regulatory approval.

PROPERTIES

     At September 8, 2001, we owned approximately 8,750 tractors and approximately 23,500 trailers. We also operated approximately 1,750 tractors and approximately 11,000 trailers under long term leases. The average age of our intercity fleet was seven years for tractors and six years for trailers. We use short-term leased equipment to meet peak demands. These tractors and trailers operate through approximately 375 terminal facilities, of which approximately 250 were owned and approximately 125 were leased at September 8, 2001, generally for terms of three years or less. The number of loading spaces, which is a measure of our freight handling capacity, totaled approximately 14,300, of which approximately 12,000 were at our owned facilities and approximately 2,300 were at our leased facilities. Approximately thirty of the owned facilities are major consolidation/distribution centers that are in strategic locations throughout the continental United States. These 30 facilities contain approximately 5,515 loading spaces, ranging in size from approximately 71 to 426 loading spaces, and average approximately 89,000 square feet, ranging from 31,000 to 220,000 square feet. All significant leased and owned facilities were being used as of September 8, 2001, and are adequate to meet current needs.

     At September 30, 2001, New Penn maintained general commodities terminal facilities in 24 cities situated in eight states and a province of Canada. At September 30, 2001, terminals in 18 of these cities were owned by Arnold or its subsidiaries and terminals in six of these cities were leased from unrelated parties. The leases, which include one verbal lease, expire from time to time over the next several years. Management believes the leases will be renewed or replaced by other leases in the normal course of business. New Penn also operates through a correspondent located in Cantano, Puerto Rico.

     At September 30, 2001, ATS operated terminals and/or drop lots in 13 cities situated in eight states. At September 30, 2001, eight of these facilities were owned and five were leased from unrelated parties. Management believes the leases will be renewed or replaced in the ordinary course of business. At September 30, 2001, ATS also leased warehouse or storage space in five cities. ATS assigned or sublet each of these leases to ARLO in connection with its sale. We expect ATS to continue to sublet each of the leases to ARLO either until the end of the respective sublease's term or until ATS obtains a release from the respective landlord of its obligations under the leases. Upon receipt of any release, we expect to assign the respective lease to ARLO.

     We own our main headquarters offices of approximately 273,000 square feet, situated on approximately 38.5 acres of which approximately 14.5 are owned, and 24 leased under a long-term contract expiring in 2009, but renewable to 2084. We lease approximately 94,000 square feet of the office space for some headquarters department functions at other locations.

     Arnold and New Penn own their shared executive and general offices. ATS owns its principal offices and two regional carrier locations.

LEGAL PROCEEDINGS

     We have various legal proceedings arising from the normal conduct of business pending but, in the opinion of our management, the ultimate disposition of these matters will have no material effect on our financial condition or results or operations. Arnold is not involved in any pending legal proceeding other than various lawsuits arising in the ordinary course of business. In the opinion of its management, the outcome of these matters will not have a material adverse effect on its financial condition or results of operations.

     We have received notices from the Environmental Protection Agency that we have been identified as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act at some hazardous waste sites. These designations are made regardless of our limited involvement at each site. The claims for remediation have been asserted against numerous other entities that are believed to be financially solvent and are expected to fulfill their proportionate share. We accrue for losses associated with the environmental remediation obligations when the losses are probable and reasonably estimable. Based on our investigations, we believe that our obligation with regard to these sites is not significant, although there can be no assurances in this regard.

     Our former parent, Roadway Services, is currently under examination by the IRS for tax years 1994 and 1995, years prior to our spin-off from Roadway Services. The IRS has proposed substantial adjustments for these tax years for multiemployer pension plan deductions. The IRS is challenging the timing, not the validity of these deductions. We are unable to predict the ultimate outcome of this matters; however, our former parent intends to vigorously contest these proposed adjustments.

     Under a tax sharing agreement entered into by us and Roadway Services at the time of our spin-off, we are obligated to reimburse Roadway Services for any additional taxes and interest that relate to our business prior to the spin-off. The amount and timing of payments, if any, is dependent on the ultimate resolution of Roadway Services' disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. We have established reserves with respect to these proposed adjustments.

                                   MANAGEMENT

     Our directors and executive officers and their respective ages and positions are set forth below.

NAME                                        AGE   POSITION
----                                        ---   --------
Michael W. Wickham........................  55    Chairman & Chief Executive Officer
James D. Staley...........................  52    President and Chief Operating Officer
J. Dawson Cunningham......................  55    Executive Vice President and Chief
                                                  Financial Officer
John D. Bronneck..........................  55    Vice President-Operations
John J. Gasparovic........................  44    Vice President, General Counsel and
                                                  Secretary
Frank P. Doyle............................  70    Director
John F. Fiedler...........................  63    Director
Dale F. Frey..............................  69    Director
Phillip J. Meek...........................  63    Director
Carl W. Schafer...........................  65    Director
Sarah Roush Werner........................  71    Director

     Michael W. Wickham has been our Chairman since March 1998, and Chief Executive Officer since January 1996. He served as President of Roadway from July 1990 through March 1998 and Director of Roadway since 1989. He also served as Vice President-Administration and Finance from January 1990 through June 1990.

     James D. Staley has been our President and Chief Operating Officer since March 1998. Prior to March 1998, he served as Vice President-Operations since 1993.

     J. Dawson Cunningham has been our Executive Vice President and Chief Financial Officer since March 1998. Prior to March 1998, he served as Vice President-Finance and Administration from August 1990 to March 1998. He also served as Treasurer from 1987 through 2000.

     John D. Bronneck has been our Vice President-Operations since March 1998. Prior to this, he served as Vice President-Northeastern Division from January 1993 to March 1998.

     John J. Gasparovic has been our Vice President, General Counsel and Secretary since January 2001. Prior to January 2001, he served as Vice President and General Counsel from May 2000. Prior to joining us, Mr. Gasparovic was Vice President-Business Development and General Counsel for Guardian Automotive, a supplier of automotive glass and exterior trim, from 1999 to April 2000. From 1990 to 1998, Mr. Gasparovic served as Assistant General Counsel of Guardian Industries Corp., a manufacturer of glass products for the commercial and residential construction industries.

     Frank P. Doyle has been a director since January 1996. Now retired, he was the Vice Chairman and Chief Executive Officer of Compaq Computer Corporation, a computer manufacturing and services company, from April 1999 to July 1999. He served as Executive Vice President of General Electric Company, a manufacturing, services and technology company, from 1992 through 1995. Mr. Doyle is also a director of TyCom Ltd.

     John F. Fiedler has been a director since March 1999. He has been the Chairman of Borg-Warner Automotive, Inc., a supplier of highly engineered systems and components primarily for automotive powertrain applications, since March 1996, and the Chief Executive Officer of Borg-Warner since January 1995, President from June 1994 through March 1996 and Chief Operating Officer from June 1994 through December 1994. He was Executive Vice President-North American Tire Division of the Goodyear Tire & Rubber Company, a manufacturer of tire & rubber products, from 1991 through 1994. Mr. Fiedler is also a director of Dal-Tile International Inc.

     Dale F. Frey has been a director since January 1998. Now retired, he was the Chairman and Chief Executive Officer of General Electric Investment Corporation from 1984 through early 1997 and Vice President and Treasurer of General Electric Company, a manufacturing, services and technology company, from 1980 through January 1994. He is also a director of Aftermarket Technology Corp., Praxair, Inc., McLeodUSA Incorporated and The Yankee Candle Company, Inc.

     Phillip J. Meek has been a director since January 1996. Now retired, he was Senior Vice President of Capital Cities/ABC, Inc., a broadcasting, cable and publishing company, and President of its publishing group from 1986 through 1997. He is a Trustee of Ohio Wesleyan University and vice-chair of its Board of Trustees. He is also a director of Guideposts, a church organization.

     Carl W. Schafer has been a director since January 1996. He has been the President of the Atlantic Foundation, supporting oceanographic research, since 1990. He is also a director of Frontier Oil Corporation, Electronic Clearing House, Inc., Nutraceutix, Inc., Labor Ready, Inc., the PaineWebber Group of Mutual Funds, the Guardian Life Insurance Group of Mutual Funds, the Harding Loevner Group of Mutual Funds, and the EII Realty Securities Trust.

     Sarah Roush Werner has been a director since January 1996. She was a director of Roadway Services, Inc. from 1970 through 1995. She is a private investor.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW SENIOR CREDIT FACILITY

     At September 8, 2001, we had $60.0 million available for borrowing through unsecured credit facilities with various banks. In connection with our acquisition of Arnold, we replaced our existing facilities, other than the $10.0 million credit facility under which Reimer Express Lines is the borrower, with a new $325.0 million senior credit facility. The following is a summary of the principal terms of the new credit facility.

     Revolving Facility. The credit facility includes a five-year, $150.0 million senior revolving credit facility with a $100.0 million sublimit for letters of credit. Pricing under the revolving credit facility is at a fluctuating rate based on the alternate base rate as determined by Credit Suisse First Boston, New York Branch or LIBOR, plus an additional margin of 0.50% and 1.50%, respectively. In addition, we are required to pay a commitment fee of 0.40% on undrawn amounts. The margin and commitment fee may readjust after the last day of the second full fiscal quarter following November 30, 2001, depending on the institutional ratings of our long-term debt. As of January 1, 2002, there were no amounts outstanding under the revolving credit facility, but availability had been reduced by $56.4 million as a result of the issuance of letters of credit.

     Term Loan Facility. The credit facility also includes a five-year, $175.0 million senior term loan facility, which was drawn at closing of the acquisition of Arnold to partially fund our acquisition of Arnold. Pricing under the term loan is at a fluctuating rate based on the alternate base rate as determined by Credit Suisse First Boston, New York Branch or LIBOR, plus an additional margin of 0.50% and 1.50%, respectively. The margin may readjust after the last day of the second full fiscal quarter following November 30, 2001, depending on the institutional ratings of our long-term debt. As of January 1, 2002, we had outstanding borrowings of $100.0 million under the term loan facility accruing interest at a rate of LIBOR plus 1.50%. We are required to make quarterly amortization payments beginning January 1, 2002 on the remaining term loan ranging from $2.5 million in 2002 to $7.5 million in 2006.

     Security and Guarantees. The revolving credit facility and the term loan are secured by a first-priority perfected lien on all of the capital stock of our direct subsidiaries. However, we are not required to pledge as security more than 65% of the equity interests or the property and assets of our direct non-U.S. subsidiaries in the event that a pledge of a greater percentage would result in material increased tax or similar liabilities for us on a consolidated basis.

     The credit facilities are also supported by guarantees provided by all of our current material subsidiaries and all future material subsidiaries, provided that our non-U.S. subsidiaries will only be required to deliver guarantees to the extent it would not result in material increased tax or similar liabilities to us and our subsidiaries.

     Mandatory Prepayments. We are required to prepay our credit facility borrowings under any of the following conditions.

     - We were required to use 100% of the net after-tax proceeds from the sale of ARLO to prepay our loans outstanding under our credit facility.

     - We are required to use 50% of the net proceeds from the sale of assets with a net book value of more than $50 million to prepay our loans outstanding under our credit facility; however, at any time our long-term unsecured debt obligations are rated lower than Baa3 by Moody's Investors Service or BBB- by Standard & Poor's, we are required to use 100% of the net proceeds from all asset sales, subject to certain exceptions, to prepay our loans outstanding under our credit facility.

     - At any time our long-term unsecured debt obligations are rated lower than Baa3 by Moody's Investors Service or BBB- by Standard & Poor's we are required to use 100% of the net proceeds from condemnations and the like and net proceeds from loss or casualty (subject to a customary reinvestment period) to prepay our loans outstanding under our credit facility.

     - We are required to use 100% of the net proceeds from the sale or issuance of debt securities, other than the exchange notes, to the extent those proceeds do not constitute indebtedness incurred and/or assumed in connection with permitted acquisitions and other permitted indebtedness to prepay our loans outstanding under our credit facility.

     - At any time our long-term unsecured debt obligations are rated lower than Baa3 by Moody's or BBB- by Standard & Poor's, we are required to use 50% of the net proceeds from the issuance of equity securities to prepay our loans outstanding under our credit facility.

     - We are required to use 50% of our excess cash flow for any fiscal year to prepay our loans outstanding under our credit facility, commencing with the 2002 fiscal year, in any year in which our long-term unsecured debt obligations are rated lower than Baa3 by Moody's or BBB- by Standard & Poor's at the end of such fiscal year.

     Financial Covenants. The credit facilities contain financial covenants, which are computed quarterly on a rolling four-quarter basis, requiring us to maintain a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum tangible net worth.

ACCOUNTS RECEIVABLE SECURITIZATION

     Also in connection with our acquisition of Arnold, we have entered into arrangements to finance up to $200.0 million of our U.S. trade accounts receivable. In connection with these arrangements, Roadway Express will sell all of its trade receivables to Roadway Funding, Inc., a bankruptcy-remote, special purpose subsidiary. As a result, these receivables will be beyond the reach of our stockholders and creditors, including the holders of the exchange notes and the outstanding notes. Roadway Funding will finance its acquisition of these receivables through the asset-backed commercial paper market. We will continue servicing the receivables.

     We will treat these arrangements as sales for accounting purposes and borrowings for tax purposes. The receivables will be replaced as assets on our balance sheet by both the cash received and the value of our equity interest in the receivables pool, no liabilities will be reflected, and we may report gains to the extent such cash and equity value exceeds our basis in the receivables. The cash advance rates to be received by us and investor yields payable under the arrangement will be LIBOR plus 0.75%.

REIMER EXPRESS LINES FACILITY

     At September 8, 2001, Reimer Express Lines Ltd., a Canadian subsidiary of Roadway Express, had $10.0 million available for borrowing under a secured revolving line of credit and bankers' acceptances. The line of credit and bankers' acceptances bears interest, at Reimer Express Lines' option, at the bank's prime lending rate or U.S. dollar base rate in Canada, or LIBOR plus 1.50% per annum for periods up to 180 days. The line of credit is payable on demand.

     Security and Guarantees. The line of credit is secured by all of the receivables that are currently due to or that may become due in the future to Reimer Express Lines or 3319415 Manitoba Ltd., a wholly owned subsidiary of Reimer Express Lines. The line of credit is also secured by all present and future personal property of these parties, including shares of stock and intangible personal property, and the proceeds therefrom. 3319415 Manitoba has also fully and unconditionally guaranteed the line of credit.

     Financial Covenants. The line of credit contains financial covenants that require Reimer Express Lines to maintain a minimum ratio of consolidated current assets to consolidated current liabilities and a minimum ratio of consolidated debt to total consolidated tangible net worth. The line of credit also requires Reimer Express Lines to maintain a minimum ratio of operating loans and bankers' acceptances to its "borrowing base," which is linked to the amount of good quality Canadian trade accounts payable of Reimer Express Lines and 3319415 Manitoba.

     Neither Reimer Express Lines nor 3319415 Manitoba issued a guarantee or pledged any of its securities in connection with the offering of the original notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On November 30, 2001, we sold $225.0 million in principal amount at maturity of the outstanding notes in a private placement through initial purchasers to a limited number of "qualified institutional buyers," as defined in the Securities Act, and to a limited number of persons outside the United States. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of November 30, 2001. Under that agreement, we must, among other things, file with the Commission a registration statement under the Securities Act covering the exchange offer and use our best efforts to cause that registration statement to become effective under the Securities Act. Upon effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

     We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - the exchange notes being acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes;

     - you do not have any arrangement or understanding with any person to participate in the distribution of the outstanding notes or the exchange notes;

     - you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

     - you are not one of our "affiliates," as defined in Rule 405 of the Securities Act, or, if you are one of our affiliates, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

     If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described below under "-- Resale of the Exchange Notes." That broker-dealer, however, by so acknowledging and delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RESALE OF THE EXCHANGE NOTES

     Based on a previous interpretation by the staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are an affiliate of ours, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in "-- Purpose and Effect of the Exchange Offer" apply to you.

     If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the Commission as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. See "Plan of Distribution." In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

     Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for brokers-dealers participating in the exchange offer. Under the registration rights agreement, we are not required to amend or supplement the prospectus for a period exceeding 180 days after the expiration date of the exchange offer, except in limited circumstances where we suspend use of the registration statement. We may suspend use of the registration statement if:

     - the Commission requests amendments or supplements to the registration statement or the prospectus included therein or for additional information;

     - the Commission issues a stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose;

     - we receive notice of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation of any proceeding for that purpose;

     - any event occurs that requires us to make changes in the registration statement or the prospectus in order that the registration statement or prospectus do not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in case of the prospectus, in light of the circumstances under which they were made) not misleading; or

     - we determine, in good faith, that it is advisable to suspend use of the registration statement or the prospectus for a period of time due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which we reasonably believe public disclosure would be prejudicial to us.

     We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

     As of the date of this prospectus, $225.0 million in principal amount at maturity of the notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer. However, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer prior to the expiration date of the exchange offer to participate.

     The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See "-- Consequences of Failure to Exchange."

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of their acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes, as promptly as practicable after the expiration date of the exchange offer. See "-- Procedures for Tendering."

     Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See
"-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date is 5:00 p.m., New York City time on February 13, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of, or terminate, the exchange offer.

     To extend the exchange offer, we must notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

     We reserve the right:

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" are not satisfied by giving oral or written notice of the delay, extension or termination to the exchange agent; or

     - to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during the five to ten business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See "-- Conditions" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of its acceptance to the exchange agent.

     In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws such previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder thereof.

CONDITIONS

     Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

     - the staff of the Commission proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     - any governmental approval or approval by holders of the outstanding notes has not been obtained, which approval we will, in our reasonable judgment, deem necessary for the consummation of the exchange offer.

     If we determine that any of these conditions are not satisfied, we may:

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their tendered outstanding notes; or

     - waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer. In addition, either:

     - certificates for the outstanding notes must be received by the exchange agent, along with the letter of transmittal; or

     - a timely confirmation of transfer by book-entry of those outstanding notes, if the book-entry procedure is available, into the exchange agent's account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below, which the exchange agent must receive prior to the expiration date of the exchange offer; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under "-- Exchange Agent" prior to the expiration of the exchange offer.

     If you tender your outstanding notes and do not withdraw them prior to the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO ROADWAY. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner's behalf. If the beneficial owner wishes to tender its outstanding notes on the owner's own behalf, that owner must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner's name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank;

     - a trust company having an office or correspondent in the United States;
       or

     - an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and unless we waive, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, or any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of the outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

     In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under "-- Conditions," to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

     If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under "-- Resale of the Exchange Notes." That broker-dealer, however, by so acknowledging and delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     In all cases, issuance of exchange notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date of the exchange offer, unless the holder complies with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date of the exchange offer, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

     - specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

     We will determine all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes so withdrawn are validly retendered.

     Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date of the exchange offer.

TERMINATION OF CERTAIN RIGHTS

     All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

     - to keep the registration statement effective until the closing of the exchange offer; and

     - to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under "-- Resale of the Exchange Notes."

EXCHANGE AGENT

     SunTrust Bank has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

By Hand or Overnight Courier:            By Registered or Certified Mail:

424 Church St., 6th Floor                424 Church St., 6th Floor
Nashville, Tennessee 37219               Nashville, Tennessee 37219
  Attention: Wallace L. Duke, Jr.        Attention: Wallace L. Duke, Jr.

         By Facsimile (for Eligible Institutions only): (615) 748-5331

         By Telephone (to confirm receipt of facsimile): (615) 748-5324

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and regular employees of ours and our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

     We estimate that our cash expenses in connection with the exchange offer will be approximately $450,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

     - if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

     If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding notes may not be offered, sold, pledged or otherwise transferred except:

     - to us or any of our subsidiaries;

     - to a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder, if available;

     - pursuant to an effective registration statement under the Securities Act,

and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

                              DESCRIPTION OF NOTES

     In this Description of Notes, "Roadway," "issuer," "we" and "our" refer only to Roadway Corporation, and any successor obligor on the notes, and not to any of our subsidiaries. You can find the definitions of certain terms used in this description under " -- Certain Definitions." As used in this Description of Notes, the terms "note" and "notes" refer to the exchange notes.

     Roadway issued the outstanding notes and will issue the notes under an indenture among Roadway, the subsidiary guarantors and SunTrust Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the proposed form of the indenture are available as described under "Available Information."

BASIC TERMS OF NOTES

     The notes:

     - are senior obligations of Roadway;

     - rank equal in right of payment with all existing and future senior obligations of Roadway and rank senior to all subordinated debt of Roadway;

     - are issued in an original aggregate principal amount of $225,000,000;

     - mature on December 1, 2008; and

     - bear interest commencing the date of issue of the outstanding notes at 8 1/4%, payable semiannually on each June 1 and December 1, commencing June 1, 2002, to holders of record on the May 15 or November 15 immediately preceding the interest payment date.

     Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The indenture does not contain any provisions that would limit our ability to incur indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. In addition, the indenture does not contain any provisions which would require us to repurchase or redeem or otherwise modify the terms of the notes upon a change in control or other events that may adversely affect the creditworthiness of the notes. However, the indenture:

     (1) provides that, subject to significant exceptions, neither we nor any of our subsidiaries may subject our or their property or assets to any mortgage or other encumbrance unless the notes are secured equally and ratably with the other indebtedness that is secured by that property or those assets;

     (2) contains limitations on our and our subsidiaries' ability to enter into sale and leaseback arrangements; and

     (3) contains limitations on our and our subsidiaries' ability to enter into consolidations or mergers.

See " -- Certain Covenants."

     The notes will rank equally with all existing and future senior debt of Roadway and will rank senior to all subordinated debt of Roadway. Substantially all of our operations are conducted through our subsidiaries. Subsidiaries that are guarantors of any of Roadway's other debt obligations will guarantee payment of amounts due under the notes. All our material domestic subsidiaries, other than Roadway Funding, Inc., the special purpose subsidiary newly formed for purposes of the receivables securitization, are required to guarantee our obligations under the Credit Agreement. These subsidiaries include Roadway Express, Inc., Arnold Industries, Inc., New Penn Motor Express, Inc. and Arnold Transportation Services,

Inc. Each of these subsidiaries initially guarantee our obligations under the outstanding notes and will initially guarantee our obligations under the exchange notes. In addition, non-domestic subsidiaries are required to guarantee our obligations under the Credit Agreement and the notes to the extent no material tax liability would result from the guarantee. We do not expect any non-domestic subsidiary to initially be a guarantor of the notes.

     The notes will be effectively subordinated to all debt of Roadway secured by assets of Roadway other than debt secured by the capital stock of our first-tier domestic subsidiaries, including sale and leaseback transactions, to the extent of the value of the assets securing that debt. The notes will also be effectively subordinated to all debt of our subsidiaries secured by assets, including sale and leaseback transactions, to the extent of the value of the assets securing that debt. The notes will be effectively subordinated to all debt of our non-guaranteeing subsidiaries. In the event of a default, foreclosure or bankruptcy, such secured creditors would have priority and the assets that serve as collateral would be available to satisfy their obligations before any payments are made on the notes. As of September 8, 2001, the only such debt is $5.5 million of debt of Reimer Express Lines Ltd. While the indenture limits our ability to grant liens to secure debt, the limitations are subject to significant exceptions. See "-- Certain Covenants -- Limitation on Liens."

SUBSIDIARY GUARANTEES

     Under the indenture, the due and punctual payment of the principal of, premium, if any, and interest on the notes, when and as the same become due and payable, whether at maturity, upon redemption, upon declaration of acceleration or otherwise, will be unconditionally guaranteed by each subsidiary that guarantees any of Roadway's other debt obligations. Each of the guarantees is an unsecured obligation of the guarantor providing such guarantee and will rank equal in right of payment with the guarantee provided by such guarantor under our other debt obligations, including the Credit Agreement. The indenture requires Roadway to cause any other subsidiary that becomes a subsidiary guarantor of any other debt of Roadway to enter into and deliver a guarantee with respect to the notes. This requirement extends to any subsidiary that had previously been a subsidiary guarantor with respect to the notes, and was subsequently released as a guarantor of the notes as described below. All our material domestic subsidiaries are required to guarantee our obligations under the Credit Agreement. These guarantor subsidiaries will initially include, among others, Roadway Express, Inc., Arnold Industries, Inc., New Penn Motor Express, Inc. and Arnold Transportation Services, Inc. Each of these subsidiaries initially guarantee our obligations under the outstanding notes and will initially guarantee our obligations under the exchange notes.

     Under the indenture, if a subsidiary guarantor ceases to be a subsidiary guarantor of any other debt obligation of Roadway for any reason, including upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor, such subsidiary guarantor will be automatically and unconditionally released from all of its obligations under the indenture and its guarantee of the notes, and such guarantee will terminate. The trustee will, at Roadway's expense, execute and deliver such instruments as Roadway or such subsidiary guarantor may reasonably request to evidence the termination of such guarantee.

     The indenture provides that the obligations of each subsidiary guarantor are limited to the maximum amount that would cause the obligations of such subsidiary guarantor under its guarantee not to constitute a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor, including, without limitation, any guarantees under the Credit Agreement, and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of such other subsidiary guarantor under its guarantee or pursuant to its contribution obligations under the indenture.

SECURITY

     Under the indenture and a pledge, security and intercreditor agreement made by and among us, Credit Suisse First Boston, as collateral agent, Credit Suisse First Boston, as administrative agent under the new credit facility and the trustee, the notes will be secured by a lien equally and ratably with all debt owing under the Credit Agreement. The liens granted under the pledge, security and intercreditor agreement will constitute first-priority perfected liens, subject to the exceptions and permitted liens described therein, on the capital stock of our direct subsidiaries, currently Roadway Express, Inc. and Arnold Industries, Inc.

     The indenture also requires that note holders be granted a lien equally and ratably with any other lien that may be granted to secure our or any of our subsidiaries' obligations under the Credit Agreement.

     Any or all liens for the benefit of the note holders will be automatically released without the consent of the holders upon a release of the corresponding lien under the Credit Agreement.

     The provisions of the covenant described below under "-- Certain Covenants -- Limitation on Liens" will continue to apply irrespective of the release of any or all liens under the pledge, security and intercreditor agreement.

ADDITIONAL NOTES

     The notes are initially being offered in the principal amount of $225,000,000. We may, without the consent of the holders, increase such principal amount in the future on the same terms and conditions and with the same CUSIP number as the notes being offered hereby.

OPTIONAL REDEMPTION

     We may redeem the notes as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes from the redemption date to the maturity date of the notes being redeemed discounted, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in either (i) or (ii), any interest accrued but not paid to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date for the notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, expressed as a percentage of its principal amount, calculated using a price for the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third Business Day preceding the redemption date.

     "Comparable Treasury Issue" mean the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Roadway.

     "Comparable Treasury Price" means with respect to any redemption date for the notes (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation and any three of the other initial purchasers of the original notes (each, a "Primary Treasury Dealer") appointed by Roadway; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Roadway shall substitute in its place another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     Notice of any redemption will be mailed by first-class mail at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by such method as the trustee deems fair and appropriate.

     Unless Roadway defaults in its payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of such notes called for redemption.

NO MANDATORY REDEMPTION OR SINKING FUND

     There will be no mandatory redemption or sinking fund payments for the notes.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

  LIMITATION ON LIENS

     Roadway will not, nor will it permit any subsidiary to, incur, issue, assume, guarantee or create any Secured Debt without effectively providing concurrently with the incurrence, issuance, assumption, guarantee or creation of the Secured Debt that the notes will be secured equally and ratably with, or prior to, such Secured Debt unless, after giving effect thereto, the sum of:

     - the aggregate amount of all outstanding Secured Debt of Roadway and its subsidiaries; plus

     - all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property, other than Attributable Debt that is excluded pursuant to clauses (1) to (4) described under "Limitation on Sale and Leaseback Transactions" below, would not exceed 15% of Roadway's Consolidated Net Tangible Assets.

     This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction, Debt secured by:

     (1) Liens on property, shares of capital stock or debt of any person existing at the time such person becomes a subsidiary; provided that the Liens were not granted in contemplation of that person becoming a subsidiary;

     (2) Liens on property, shares of capital stock or debt existing at the time of acquisition thereof by Roadway or any subsidiary; provided that the Liens were not granted in contemplation of that acquisition;

     (3) Liens on property, shares of capital stock or Debt to secure or provide for the payment of all or any part of the purchase price thereof or the cost of construction, alteration or improvement thereof; provided that

          a) the amount secured does not exceed the purchase price or cost of construction or improvement; and

          b) the Lien is created at the time of, or within twelve months after the acquisition or the completion of construction, alteration or improvement of such property, whichever is later.

     (4) Liens in favor of Roadway or any of its subsidiaries;

     (5) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

     (6) Liens existing on the date of the indenture (other than Liens described in clause (4));

     (7) Liens granted in connection with the receivables securitization by Roadway Express or Roadway Funding, the special purpose subsidiary of Roadway newly-formed for purposes of the receivables securitization to secure its obligations thereunder; or

     (8) any extension, renewal, refunding or replacement of the foregoing (other than Liens described in clause (4)); provided that the amount secured by the Lien is not increased and the Lien does not extend to any additional property or assets.

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Roadway will not, nor will it permit any subsidiary to, enter into any arrangement with any person providing for the leasing by Roadway or any subsidiary of any Principal Property of Roadway or any subsidiary, which Principal Property has been or is to be sold or transferred by Roadway or such subsidiary to such person (a "sale and leaseback transaction") unless:

     (1) Roadway or a subsidiary would be entitled to create Debt secured by a Lien on the Principal Property to be leased, in a principal amount equal to the Attributable Debt with respect to such sale and leaseback transaction under the covenant described under "-- Limitation on Liens" above, without equally and ratably securing the notes pursuant to such covenant;

     (2) (a) the property leased pursuant to such arrangement is sold for a price at least equal to such property's fair market value, as determined by an executive officer of Roadway, and

          (b) Roadway or a subsidiary, within 360 days after the sale or transfer shall have been made by Roadway or a subsidiary, shall apply an amount in cash equal to the net proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement to:

              (i) the retirement of debt of Roadway or any subsidiary that is ranked equally with the notes, other than debt owed to Roadway or any subsidiary; provided, however,that no retirement referred to in this clause (i) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment provision of debt; or

             (ii) the purchase of additional Principal Property used or to be used by Roadway or any of its subsidiaries;

     (3) the sale and leaseback transaction is entered into between Roadway and a subsidiary or between subsidiaries; or

     (4) the applicable lease is for a period, including renewals, of not more than three years.

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  LIMITATION ON MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS

     Roadway shall not merge with, consolidate with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any person or permit any person to merge with or into Roadway unless:

     (1) either

          (a) Roadway shall be the continuing person, or

          (b) (i) the resulting, surviving or transferee person is organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of Roadway under the indenture and the notes; and (ii) Roadway shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with and that such supplemental indenture constitutes the legal valid and binding obligation of Roadway or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and

     (2) immediately after giving effect to the transaction, no Default shall have occurred and be continuing; and

     (3) Roadway delivers to the trustee an officers' certificate stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture.

     Upon the consummation of any transaction effected in accordance with these provisions, if Roadway is not the continuing person, the resulting, surviving or transferee person will succeed to, and be substituted for, and may exercise every right and power of, Roadway under the indenture with the same effect as if such successor person had been named as Roadway in the indenture. Upon such substitution unless the successor is one or more of Roadway's subsidiaries, Roadway will be released from its obligations under the indenture and the notes.

     The indenture does not restrict, or require Roadway to redeem or permit holders to cause a redemption of notes in the event of:

     (1) a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of Roadway or its successor or combined entity,

     (2) a change in control of Roadway, or

     (3) a highly leveraged transaction, whether or not involving a change in control.

     Accordingly, you will not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect the value of the notes.

     We have agreed that we will not sell or dispose of any subsidiary guarantor whose assets exceed 10% of our consolidated total assets (determined as of the date of our most recent interim or fiscal year-end balance sheet filed with the Commission prior to the date of the sale or disposition) (each, a "10% Subsidiary Guarantor") unless at least 80% of the net after-tax proceeds of such sale or disposition will consist of any combination of:

     - cash (including assumption by the acquiror of any indebtedness of us or our subsidiaries) or readily marketable securities;

     - property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of us and our subsidiaries existing on the date of such sale or disposition; or

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

     - interests in companies or businesses having property or assets or engaged in businesses similar or related to the nature or type of the property or assets or businesses of us and our subsidiaries on the date of such sale or disposition.

     This limitation will not apply to the sale or disposition of the property or assets of a subsidiary guarantor normally disposed of by such subsidiary guarantor in the ordinary course of its business consistent with past practice.

     In the event that the net after-tax proceeds from the sale or disposition of a 10% Subsidiary Guarantor consist of cash or readily marketable securities, we will apply, within 18 months of such sale or disposition, an amount equal to 100% of the fair market value, as determined in good faith by our board of directors, of such net after-tax proceeds to:

     - repay unsubordinated indebtedness of Roadway or any subsidiary guarantor, in each case owing to a person other than an affiliate of Roadway;

     - invest in property or assets (other than current assets) of a nature or type similar or related to the nature or type of the property or assets of Roadway and its subsidiaries existing on the date of such investment, provided that if such property or assets are, following such investment, owned directly by a subsidiary that becomes a subsidiary guarantor under any of our other debt obligations, such subsidiary will become a guarantor of our obligations under the notes; or

     - invest in a company or business having property or assets or engaged in a business similar or related to the nature or type of the property or assets or businesses of Roadway and its subsidiaries on the date of such investment, provided that if such company or business, following such investment, becomes a subsidiary guarantor under any of our other debt obligations, such subsidiary will become a guarantor of our obligations under the notes.

  REPORTS

     Whether or not Roadway is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Roadway must provide the trustee and holders of the notes with

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Roadway were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to annual information only, a report thereon by Roadway's certified independent accountants, and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if Roadway were required to file such reports,

within the time periods specified for this information in the Commission's rules and regulations. Upon the effectiveness of an exchange offer registration statement or shelf registration statement, whether or not required by the Commission, Roadway will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission's rules and regulations. In addition, Roadway will make the information and reports available to securities analysts and prospective investors upon request.

     For so long as any of the notes remain outstanding and constitute "restricted securities" under Rule 144, Roadway will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     The following will be an Event of Default under the indenture:

     - failure to pay any interest on any note when due, continued for 30 days;

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     - failure to pay principal of (or premium, if any, on) any note when due;

     - failure to perform or comply with the provisions described under "-- Subsidiary Guarantees," to the extent they relate to the issuance of guarantees by additional subsidiaries, and "-- Certain
       Covenants -- Limitation on Merger, Consolidation and Disposition of Assets";

     - failure to perform any other covenant or warranty of Roadway in the indenture, continued for 60 days after written notice as provided in the indenture;

     - failure to pay when due, subject to any applicable grace period, the principal at Stated Maturity of, or acceleration prior to Stated Maturity of, any indebtedness for money borrowed by Roadway or any subsidiary having an aggregate principal amount outstanding of at least $10,000,000, and such payment default shall not have been waived or such acceleration shall not have been rescinded or such indebtedness shall not have been discharged within 30 days following such payment default or acceleration; and

     - certain events of bankruptcy, insolvency or reorganization affecting Roadway or any subsidiary guarantor of Roadway.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes, provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "-Amendment, Modification and Waiver" below. In the case of an event of default relating to a bankruptcy or insolvency of Roadway, however, acceleration will occur automatically.

     No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

     - such holder has previously given to the trustee written notice of a continuing event of default and

     - (i) the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee,

         (ii) the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request, and

        (iii) the trustee has failed to institute such proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of, and premium, if any, or interest on such note on or after the respective due dates expressed in the note.

     We will be required to furnish to the trustee annually a written statement as to our performance of some of our obligations contained in the indenture.

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

AMENDMENT, MODIFICATION AND WAIVER

     Modifications and amendments of the indenture may be made by Roadway, the guarantors and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes, provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected by such modification or amendment:

     - change the stated maturity of the principal of, or any installment of interest on, any note;

     - amend the provisions of the guarantees or the indenture relating to the subsidiary guarantors in any way adverse to the interests of any holder, other than to effect the release of a guarantor as described above under "-- Subsidiary Guarantees";

     - reduce the principal amount of, or the premium, if any, or interest on, any note;

     - change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any note;

     - reduce the above-stated percentage of the outstanding notes necessary to modify or amend the indenture;

     - reduce the percentage of the aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

     - modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified.

     The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by Roadway with certain restrictive provisions of the indenture. Subject to the preceding paragraph, the holders of a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal, or premium, if any or interest.

     Without the consent of any holder, we, the subsidiary guarantors and the trustee may amend the indenture to:

     - cure any ambiguity, defect or inconsistency;

     - provide for the assumption by a successor of our or a subsidiary guarantor's obligations under the indenture;

     - reflect the release of any guarantor from its guarantee of the notes, or the addition of any subsidiary as a guarantor, in the manner provided by the indenture;

     - reflect the release of any security from the notes, or the addition of any security, in the manner provided by the indenture;

     - add to our covenants for the benefit of the holders or surrender any right or power conferred upon us or the subsidiary guarantors;

     - make any change that does not adversely affect the rights of any holder;
       or

     - comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939.

DEFEASANCE AND DISCHARGE

     The indenture provides that (a) if applicable, we and the guarantors will be discharged from any and all obligations under the indenture or (b) if applicable, we and the guarantors may omit to comply with certain restrictive covenants, and that such omission will not be deemed to be an event of default under

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the indenture, if in either case, we make an irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest, if any, on the notes. With respect to clause (b), the obligations under the indenture other than with respect to such covenants and the events of default, other than the event of default relating to such covenants above, will remain in full force and effect.

     The trust may only be established if, among other things:

     - with respect to clause (a), we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), we have delivered to the trustee such an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

     - no event of default, or event that with the passing of time or the giving of notice, or both, will constitute an event of default shall have occurred and be continuing;

     - Roadway has delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940; and

     - certain other customary conditions precedent are satisfied.

In the event Roadway is discharged by virtue of these defeasance provisions, the subsidiary guarantors will also be discharged.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND
MEMBERS

     None of our or our subsidiaries' directors, officers, employees, incorporators, members or stockholders will have any liability for any obligations under the notes, guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and guarantees. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that a waiver of liability under the securities laws is against public policy.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of one or more global notes.

     The trustee is not required (1) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed, (2) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any note not being redeemed or purchased, or (3) if a redemption is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption. See " -- Global Note" and " -- Certificated Notes" for a description of additional transfer restrictions applicable to the notes.

     No service charge will be imposed in connection with any transfer or exchange of any note, but Roadway may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

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GLOBAL NOTE

     The global notes will be deposited with a custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture and the notes. No owner of a beneficial interest in the global notes will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants.

     Roadway will apply to DTC for acceptance of the global notes in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by the global notes held within DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

     Payments of principal and interest under the global notes will be made to DTC's nominee as the registered owner of such global notes. Roadway expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC. Roadway also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and neither Roadway, the trustee, the custodian nor any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining or reviewing any records relating to such beneficial interests.

     DTC has advised Roadway that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

CERTIFICATED NOTES

     If (1) DTC notifies Roadway that it is unwilling or unable to continue as depositary for the global note and a successor depositary is not appointed by Roadway within 90 days of such notice, (2) an event of default has occurred and the trustee has received a request from DTC, or (3) Roadway determines not to have all of the notes represented by global notes, the trustee will exchange each beneficial interest in the global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

SAME DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, Roadway will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address.

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     The notes represented by the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. DTC has advised Roadway that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

GOVERNING LAW

     The indenture and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

RELATIONSHIP WITH THE TRUSTEE

     Roadway maintains customary banking relationships with SunTrust Bank, the trustee. The trustee is a lender under the new credit facility. An affiliate of the trustee was an initial purchaser of the outstanding notes.

CERTAIN DEFINITIONS

     "Attributable Debt" means, in connection with any sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease discounted from the respective due dates thereof to such determination date at a rate per year equivalent to the interest rate on the notes.

     "Capital Lease Obligations" means all obligations required to be classified and accounted for as a capitalized lease under GAAP, and the amount of Debt represented by such obligation will be the capitalized amount thereof determined in accordance with GAAP.

     "Capital Stock" means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

     "Consolidated Net Tangible Assets" means, at any date of determination, total stockholders' equity of Roadway and its subsidiaries, less the aggregate amount of any intangible assets of Roadway and its subsidiaries, determined in accordance with GAAP.

     "Credit Agreement" means the credit agreement dated on or about the Issue Date among Roadway, the lenders party thereto and Credit Suisse First Boston, as agent, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended, modified, supplemented, extended, renewed, refinanced or replaced or substituted from time to time.

     "Debt" means, with respect to any Person, without duplication,

     (1) all indebtedness of such Person for borrowed money;

     (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

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     (3) all obligations of such Person to pay the deferred and unpaid purchase price of property or services to the extent recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

     (4) all Capital Lease Obligations of such Person; and

     (5) all Debt of other Persons Guaranteed by such Person (including by securing such Debt by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person) to the extent so Guaranteed.

Debt shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services used, in the ordinary course of business.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "GAAP" means generally accepted accounting principles in the United States of America from time to time.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person; provided that the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means each subsidiary of Roadway that is a guarantor under the Credit Agreement or any of Roadway's other debt obligations that guarantees the obligations of Roadway under the indenture and the notes.

     "Issue Date" means the first date on which the notes are initially issued.

     "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof, other than ordinary course operating leases, and including in connection with any Capital Lease Obligation.

     "Note Guarantee" means the guarantee of the notes by a Guarantor pursuant to the indenture.

     "Obligations" means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

     "Principal Property" means any distribution facility, warehouse facility or group of tractors and/or trailers owned or subsequently acquired by Roadway or any subsidiary, which has a gross book value (including related land, improvements, machinery and equipment without deduction of any depreciation reserves) which on the date as of which the determination is being made exceeds 0.5% of Roadway's Consolidated Net Tangible Assets.

     "Reimer Agreements" means the $10.0 million credit facility to which Reimer Express Lines Ltd. ("Reimer") is the borrower as evidenced by the Agreement re:
Operating Line, dated as of April 29, 1997, together with related documents, among Reimer and The Bank of Nova Scotia, as amended to the date hereof and as may be amended from time to time.
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     "Secured Debt" means Debt that is secured by a Lien on any (i) Principal
Property, (ii) shares of stock owned by Roadway or a subsidiary in a subsidiary or (iii) Debt of a subsidiary held by Roadway or a subsidiary (in each case whether owned on the date of the indenture or thereafter acquired or created); provided, that neither Debt under the Credit Agreement, the Reimer Agreements nor the notes shall be deemed Secured Debt.

     "Senior Debt" of Roadway or of a subsidiary guarantor, as the case may be, means all Obligations with respect to Debt of Roadway or such subsidiary guarantor, as relevant, whether outstanding on the Issue Date or thereafter created, except for Debt which, in the instrument creating or evidencing the same, is expressly stated to be not senior in right of payment to the notes or, in respect of such Guarantor, its note guarantee; provided that Senior Debt does not include (i) any obligation to Roadway or any subsidiary, (ii) trade payables or (iii) any Debt Incurred in violation of the indenture.

     "Stated Maturity" means with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable.

     "Subordinated Debt" means any Debt of Roadway or any Guarantor which is subordinated in right of payment to the notes or the Note Guarantees, as applicable, pursuant to a written agreement to that effect.

     "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more subsidiaries of such Person (or a combination thereof). Unless otherwise specified, "subsidiary" means a subsidiary of Roadway.

     "U.S. Government Obligations" means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

                    SPECIFIC FEDERAL INCOME TAX CONSEQUENCES
                          TO U.S. AND NON-U.S. HOLDERS

     This section describes the principal United States federal income tax consequences to U.S. Holders and Non-U.S. Holders (both terms as defined below) that acquire notes in the initial offering at the offering price and hold the notes as capital assets for United States federal income tax purposes. Not all of the rules discussed in this section will apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies,

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     - a bank,

     - a life insurance company,

     - a tax-exempt organization,

     - a person that owns notes that are a hedge or that are hedged against interest rate risks, or

     - a person that owns notes as part of a straddle or conversion transaction for tax purposes.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     This discussion is for general information and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective U.S. Holders and Non-U.S. Holders should consult their tax advisors as to the particular consequences to them of acquiring, holding or disposing of the notes.

NON-U.S. HOLDERS

     As used in this offering circular, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

     - a nonresident alien individual,

     - a foreign corporation, or

     - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

     If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the notes.

     Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder of a note:

     - The Company generally will not be required to deduct United States withholding tax from payments of interest (including original issue discount, or de minimis original issue discount) to you if:

          1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

          2. you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership, and

          3. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

             a. you have furnished to the U.S. payor an Internal Revenue Service
                Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

             b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

             c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form or statement) from a person claiming to be a withholding foreign partnership, qualified intermediary, securities clearing organization, bank or other financial institution, and such person is permitted to certify under U.S. Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an Internal Revenue Service Form W-8BEN (or acceptable substitute form) from you and from other holders of notes on whose behalf it is receiving payment, or

             d. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations.

     - No deduction for any United States federal withholding tax will be made from any principal payments or from gain that you realize on the sale, exchange or other disposition of your note. In addition, a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. If you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and you are not otherwise a resident of the United States for United States federal income tax purposes, you should consult your tax advisor regarding the United States federal income tax consequences of a sale, exchange or other disposition of a note.

     Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

     - the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death and

     - the income on the note was not effectively connected with a United States trade or business of the decedent.

     A Non-U.S. Holder of notes will not recognize gain or loss for U.S. federal income tax purposes by participating in the exchange offer to exchange privately placed notes for publicly registered notes with substantially identical terms.

U.S. HOLDERS

     As used in this section, the term "U.S. Holder" means a beneficial owner of a note that is not a Non-U.S. Holder.

     Payments of interest on a note will generally be taxable to a U.S. Holder as ordinary interest income when such interest is accrued or received, in accordance with the U.S. Holder's regular method of tax accounting. If a U.S. Holder holds notes with original issue discount ("OID") that have a maturity of more than one year from their date of issue, the U.S. Holder will generally be required recognize OID as ordinary interest income on a constant yield method in advance of the receipt of cash payments to which the income in attributable, regardless of the U.S. Holder's method of tax accounting. However, a note is treated as having OID only to the extent that the note's stated redemption price at maturity exceeds its issue price by at least the "de minimis" amount (defined as 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity). If the excess of a note's stated redemption price at maturity over its issue price is less than this de minimis amount, then such excess is treated as "de minimis OID," and is not generally required to be recognized as ordinary interest income on a constant yield method in advance of receipt of cash payments to which the income is attributable.

     A U.S. Holder is entitled to elect to treat all interest that accrues on a debt instrument as OID. Interest for this purpose includes stated interest, OID (including any de minimis OID), and certain amounts of market discount. Special rules and limitations apply to taxpayers that make this election; U.S. Holders should consult their tax advisors regarding the decision whether to make this election.

     A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, retirement or other disposition of a note in an amount equal to the difference between the amount realized upon such disposition (less amounts attributable to accrued interest, which will be treated as such) and the U.S. Holder's tax basis in the note. Tax basis in a note will generally equal cost. A U.S. Holder of notes will not recognize gain or loss for U.S. federal income tax purposes by participating in the exchange offer to exchange privately placed notes for publicly registered notes with substantially identical terms.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns will be filed with the United States Internal Revenue Service in connection with payments on the notes and proceeds from the sale or other disposition of the notes. You may be subject to backup withholding tax on these payments unless you comply with certain certification procedures to establish either that you are not a United States person or are otherwise exempt from backup withholding. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements of Non-U.S. Holders necessary to avoid backup withholding as well; U.S. Holders may be required to provide the payor with an Internal Revenue Service Form W-9, or otherwise establish their exempt status, in order to avoid backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until April 10, 2002, all dealers effecting transactions in the exchange offer may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Jones, Day, Reavis & Pogue, Cleveland, Ohio, will pass upon the validity of the exchange notes for us.

                                    EXPERTS

     The consolidated financial statements of Roadway Express, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Arnold Industries, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" into this prospectus the documents that we file with the Commission. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate in this manner is considered a part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Information that we later file with the Commission prior to the consummation of the offering under this prospectus will automatically modify, update or supersede information in this prospectus, in an amendment or supplement to this prospectus or in a document incorporated or deemed to be incorporated by reference herein. Any statements so modified, updated or superseded shall not be deemed, except as modified, updated or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this exchange offer:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - our Quarterly Reports on Form 10-Q for the periods ended March 24, 2001 and June 16, 2001 and Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the period ended September 8, 2001; and

     - our Current Reports on Form 8-K filed with the Commission on May 30, 2001, August 24, 2001, October 15, 2001, November 16, 2001, November 30,
       2001 and December 11, 2001.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus other than exhibits to the documents, unless such exhibits are specifically incorporated by reference. Requests should be directed to:

                         Office of Corporate Secretary
                              Roadway Corporation
                                  P.O. Box 471
                             Akron, Ohio 44309-0471
                            Telephone: 330-384-1717

     Effective as of May 30, 2001, we changed our name from Roadway Express, Inc. to Roadway Corporation. The reports and other information that we filed with the Commission on or prior to May 30, 2001 will be under the Roadway Express name.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, including Roadway. In addition, our common stock is listed on the Nasdaq National Market and any reports, proxy statements and other information we file with the Commission may also be inspected and copied at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ROADWAY EXPRESS, INC.

Consolidated Financial Statements as of December 31, 2000
  and 1999 and for the fiscal years ended December 31, 2000,
  1999 and 1998:
Report of Independent Auditors..............................    F-2
Consolidated Balance Sheets.................................    F-3
Statements of Consolidated Income...........................    F-4
Statements of Consolidated Stockholders' Equity.............    F-5
Statements of Consolidated Cash Flows.......................    F-6
Notes to Consolidated Financial Statements..................    F-7

Unaudited Condensed Consolidated Financial Statements as of
  September 8, 2001 and for the Thirty-Six Weeks (Three
  Quarters) ended September 8, 2001 and September 9, 2000:
Condensed Consolidated Balance Sheets.......................   F-25
Condensed Statements of Consolidated Income.................   F-26
Condensed Statements of Consolidated Cash Flows.............   F-27
Notes to Condensed Consolidated Financial Statements........   F-28

ROADWAY CORPORATION

Unaudited Condensed Consolidated Financial Statements as of
  September 8, 2001 and for the Thirty-Six Weeks (Three
  Quarters) ended September 8, 2001 and September 9, 2000:
Condensed Consolidated Balance Sheets.......................   F-31
Condensed Statements of Consolidated Income.................   F-32
Condensed Statements of Consolidated Cash Flows.............   F-33
Notes to Condensed Consolidated Financial Statements........   F-34

ARNOLD INDUSTRIES, INC.

Consolidated Financial Statements as of December 31, 2000
  and 1999 and for the fiscal years ended December 31, 2000,
  1999 and 1998:
Independent Accountants Report..............................   F-43
Consolidated Balance Sheets.................................   F-44
Consolidated Statements of Income...........................   F-45
Consolidated Statements of Shareholders' Equity.............   F-46
Consolidated Statements of Cash Flows.......................   F-47
Notes to Consolidated Financial Statements..................   F-48

Unaudited Condensed Consolidated Financial Statements as of
  September 30, 2001 and for the Nine Months Ended September
  30, 2001 and 2000:
Condensed Consolidated Balance Sheets.......................   F-60
Condensed Consolidated Statements of Income.................   F-61
Condensed Consolidated Statements of Cash Flows.............   F-62
Notes to Condensed Consolidated Financial Statements........   F-63

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Roadway Express, Inc.

     We have audited the accompanying consolidated balance sheets of Roadway Express, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related statements of consolidated income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roadway Express, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Akron, Ohio
January 19, 2001, except Note 13
as to which the date is
November 30, 2001

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31
                                                              ----------------------------------
                                                                   2000                1999
                                                              --------------      --------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Assets

Current assets:
  Cash and cash equivalents.................................    $   64,939          $   80,797
  Accounts receivable, net..................................       299,179             299,599
  Prepaid expenses and supplies.............................        16,760              17,940
                                                                ----------          ----------
Total current assets........................................       380,878             398,336

Carrier operating property, at cost.........................     1,430,074           1,356,533
  Less allowance for depreciation...........................     1,001,389             976,205
                                                                ----------          ----------
Net carrier operating property..............................       428,685             380,328

Goodwill, net...............................................        16,086              15,360
Deferred income taxes.......................................        44,756              37,384
                                                                ----------          ----------
Total assets................................................    $  870,405          $  831,408
                                                                ==========          ==========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable..........................................    $  178,890          $  190,499
  Salaries and wages........................................       122,280             120,695
  Freight and casualty claims payable.......................        51,876              52,165
                                                                ----------          ----------
Total current liabilities...................................       353,046             363,359
Long-term liabilities:
  Casualty claims and other.................................        60,904              58,882
  Accrued pension and postretirement health care............       116,584             118,212
                                                                ----------          ----------
Total long-term liabilities.................................       177,488             177,094

Stockholders' equity:
  Preferred stock
     Authorized--20,000,000 shares
     Issued--none...........................................            --                  --
  Common stock--$.01 par value
     Authorized--100,000,000 shares
     Issued--20,556,714 shares..............................           206                 206
  Additional paid-in capital................................        40,430              41,586
  Retained earnings.........................................       335,157             282,490
  Accumulated other comprehensive loss......................        (6,725)             (5,591)
  Unearned portion of restricted stock awards...............        (8,990)             (7,509)
  Treasury shares (1,166,386 shares in 2000 and 1,166,579
     shares in 1999)........................................       (20,207)            (20,227)
                                                                ----------          ----------
Total stockholders' equity..................................       339,871             290,955
                                                                ----------          ----------
Total liabilities and stockholders' equity..................    $  870,405          $  831,408
                                                                ==========          ==========

                            See accompanying notes.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME

                                                                   YEAR ENDED DECEMBER 31
                                                           ---------------------------------------
                                                              2000          1999          1998
                                                           -----------   -----------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..................................................  $3,039,560    $2,813,214    $2,654,094
Operating expenses:
  Salaries, wages and benefits...........................   1,889,928     1,793,594     1,724,970
  Operating supplies and expenses........................     544,774       468,452       456,884
  Purchased transportation...............................     308,089       289,544       260,445
  Operating taxes and licenses...........................      78,271        76,113        74,604
  Insurance and claims...................................      64,442        62,700        53,948
  Provision for depreciation.............................      55,675        45,492        41,422
  Net loss (gain) on sale of carrier operating
     property............................................       1,969           103        (2,239)
                                                           ----------    ----------    ----------
Total operating expenses.................................   2,943,148     2,735,998     2,610,034
                                                           ----------    ----------    ----------
Operating income.........................................      96,412        77,216        44,060
Other income (expenses):
  Interest expense.......................................        (341)         (716)         (937)
  Other, net.............................................       2,213         3,245         2,290
                                                           ----------    ----------    ----------
                                                                1,872         2,529         1,353
                                                           ----------    ----------    ----------
Income before income taxes...............................      98,284        79,745        45,413
Provision for income taxes...............................      41,742        33,972        19,379
                                                           ----------    ----------    ----------
Net income...............................................  $   56,542    $   45,773    $   26,034
                                                           ==========    ==========    ==========
Earnings per share -- basic..............................  $     3.03    $     2.43    $     1.33
                                                           ==========    ==========    ==========
Earnings per share -- diluted............................  $     2.98    $     2.39    $     1.31
                                                           ==========    ==========    ==========
Dividends declared per share.............................  $     0.20    $     0.20    $     0.20
                                                           ==========    ==========    ==========

                            See accompanying notes.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY

                                                                            ACCUMULATED      UNEARNED
                                                   ADDITIONAL                  OTHER        PORTION OF
                                          COMMON    PAID-IN     RETAINED   COMPREHENSIVE    RESTRICTED    TREASURY
                                TOTAL     STOCK     CAPITAL     EARNINGS   INCOME (LOSS)   STOCK AWARDS    SHARES
                               --------   ------   ----------   --------   -------------   ------------   --------
                                                                 (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1998
  Balance at January 1,
    1998.....................  $249,436    $206     $43,523     $218,552      $(4,276)       $(3,973)     $ (4,596)
  Net income.................    26,034                           26,034
  Foreign currency
    translation
    adjustments..............    (1,765)                                       (1,765)
                               --------
  Total comprehensive
    income...................    24,269
  Dividends declared.........    (3,994)                          (3,994)
  Treasury stock
    activity -- net..........   (15,747)                                                                   (15,747)
  Restricted stock award
    activity.................    (4,355)             (1,466)                                  (2,889)
                               --------    ----     -------     --------      -------        -------      --------
BALANCE AT DECEMBER 31,
  1998.......................   249,609     206      42,057      240,592       (6,041)        (6,862)      (20,343)
YEAR ENDED DECEMBER 31, 1999
  Net income.................    45,773                           45,773
  Foreign currency
    translation
    adjustments..............       450                                           450
                               --------
  Total comprehensive
    income...................    46,223
  Dividends declared.........    (3,875)                          (3,875)
  Treasury stock
    activity -- net..........       116                                                                        116
  Restricted stock award
    activity.................    (1,118)               (471)                                    (647)
                               --------    ----     -------     --------      -------        -------      --------
BALANCE AT DECEMBER 31,
  1999.......................   290,955     206      41,586      282,490       (5,591)        (7,509)      (20,227)
YEAR ENDED DECEMBER 31, 2000
  Net income.................    56,542                           56,542
  Foreign currency
    translation
    adjustments..............    (1,134)                                       (1,134)
                               --------
  Total comprehensive
    income...................    55,408
  Dividends declared.........    (3,875)                          (3,875)
  Treasury stock
    activity -- net..........        20                                                                         20
  Restricted stock award
    activity.................    (2,637)             (1,156)                                  (1,481)
                               --------    ----     -------     --------      -------        -------      --------
BALANCE AT DECEMBER 31,
  2000.......................  $339,871    $206     $40,430     $335,157      $(6,725)       $(8,990)     $(20,207)
                               ========    ====     =======     ========      =======        =======      ========

                            See accompanying notes.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31
                                                              -------------------------------
                                                                2000        1999       1998
                                                              ---------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $  56,542   $ 45,773   $ 26,034
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     56,878     45,635     42,440
  Loss (gain) on sale of carrier operating property.........      1,969        103     (2,239)
  Changes in assets and liabilities:
     Accounts receivable....................................        420    (19,429)     7,880
     Other assets...........................................     (8,830)   (13,509)   (16,687)
     Accounts payable and accrued items.....................     (6,742)    34,785      3,690
     Long-term liabilities..................................     (3,253)     6,483     (1,137)
                                                              ---------   --------   --------
Net cash provided by operating activities...................     96,984     99,841     59,981

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property.....................   (109,617)   (76,063)   (52,481)
Sales of carrier operating property.........................      3,617      7,256     14,266
Business acquisitions.......................................     (2,885)    (6,924)         -
                                                              ---------   --------   --------
Net cash used in investing activities.......................   (108,885)   (75,731)   (38,215)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid..............................................     (3,874)    (3,872)    (3,986)
Treasury stock activity -- net..............................         20        116    (15,747)
                                                              ---------   --------   --------
Net cash used in financing activities.......................     (3,854)    (3,756)   (19,733)

Effect of exchange rate changes on cash.....................       (103)       211       (306)
                                                              ---------   --------   --------
Net (decrease) increase in cash and cash equivalents........    (15,858)    20,565      1,727

Cash and cash equivalents at beginning of year..............     80,797     60,232     58,505
                                                              ---------   --------   --------

Cash and cash equivalents at end of year....................  $  64,939   $ 80,797   $ 60,232
                                                              =========   ========   ========

                            See accompanying notes.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Roadway Express, Inc. (the Company) provides long haul, less-than-truck load (LTL) freight services in North America and offers services to an additional 66 countries worldwide in a single business segment. Approximately 75% of the Company's employees are represented by various labor unions, primarily the International Brotherhood of Teamsters (IBT). The current agreement with the IBT expires on March 31, 2003.

2.  ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Cash Equivalents -- The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Depreciation -- Depreciation of carrier operating property is computed by the straight-line method based on the useful lives of the assets. The useful life of structures ranges from 15 to 33 years, and equipment from 3 to 10 years. Major maintenance expenditures that extend the useful life of carrier operating equipment are capitalized and depreciated over 2 to 5 years.

     Financial Instruments--The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate their fair value due to the short-term nature of these instruments. The primary derivative financial instruments the Company uses are interest rate swaps on certain trailer leases as part of its overall risk management policy. The Company does not use derivative financial instruments for trading purposes (See note 10).

     Goodwill -- Goodwill represents costs in excess of net assets of acquired businesses, which are amortized using the straight-line method primarily over a period of 20 years. The Company evaluates the realizability of goodwill over the remaining amortization period based on the undiscounted cash flows of the businesses acquired. Should the review indicate that goodwill is not recoverable, the Company's carrying value of goodwill would be reduced to its fair value. No reduction of goodwill for impairment has been necessary to date.

     Casualty Claims Payable -- These accruals represent management's estimates of claims for property damage and public liability and workers' compensation. Expenses resulting from workers' compensation claims are included in salaries, wages, and benefits in the accompanying statements of consolidated income.

     Revenue Recognition -- The Company recognizes revenue as earned on the date of freight delivery to consignee. Related expenses are recognized as incurred.

     Stock-Based Compensation -- The Company accounts for stock-based compensation in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

     Foreign Currency Translation -- Income statement items are translated at average currency exchange rates. Transaction gains and losses are included in determining net income. All balance sheet accounts of foreign operations are translated at the current exchange rate as of the end of the period. The resulting translation adjustment is recorded as a separate component of shareholders' equity.

     Use of Estimates in the Financial Statements -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period, the reported

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES
amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

     Impairment of Long-lived Assets -- In the event that facts and circumstances indicate that the carrying value of intangibles and long-lived assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flow associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required.

     Concentration of Credit Risks -- The Company sells services and extends credit based on an evaluation of the customer's financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     Reclassifications -- Certain items in the 1999 financial statements have been reclassified to conform to the 2000 presentation.

3.  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

     Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, is required to be adopted in the year 2001. SFAS No. 133 will require, among other things, the Company to recognize all derivatives on the balance sheet at fair value. When adopted, SFAS No. 133 will not have a material effect on earnings or the financial position of the Company.

4.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                            2000        1999        1998
                                                          ---------   ---------   ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                                        DATA)
Net income..............................................   $56,542     $45,773     $26,034
                                                           =======     =======     =======
Weighted-average shares for basic earnings per share....    18,662      18,811      19,617
Incentive stock plans...................................       330         308         198
                                                           -------     -------     -------
Weighted-average shares for diluted earnings per
  share.................................................    18,992      19,119      19,815
                                                           =======     =======     =======
Basic earnings per share................................   $  3.03     $  2.43     $  1.33
                                                           =======     =======     =======
Diluted earnings per share..............................   $  2.98     $  2.39     $  1.31
                                                           =======     =======     =======

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

5.  CARRIER OPERATING PROPERTY

     Carrier operating properties consist of the following:

                                                                 2000         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Land........................................................  $   90,865   $   74,120
Structures..................................................     378,400      380,316
Revenue equipment...........................................     726,763      690,310
Other operating property....................................     234,046      211,787
                                                              ----------   ----------
Carrier operating property, at cost.........................   1,430,074    1,356,533
Less allowance for depreciation.............................   1,001,389      976,205
                                                              ----------   ----------
Net carrier operating property..............................  $  428,685   $  380,328
                                                              ==========   ==========

6.  ACCOUNTS PAYABLE

     Items classified as accounts payable consist of the following:

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Trade and other payables....................................  $ 64,542   $ 68,232
Drafts outstanding..........................................    34,151     36,817
Income taxes payable........................................    18,707     24,272
Taxes, other than income....................................    32,950     31,795
Multi-employer health, welfare, and pension plans...........    28,540     29,383
                                                              --------   --------
                                                              $178,890   $190,499
                                                              ========   ========

7.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                           2000      1999      1998
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Current taxes:
  Federal...............................................  $41,014   $40,489   $20,355
  State.................................................    6,674     5,775     3,045
  Foreign...............................................    1,426     1,137    (1,318)
                                                          -------   -------   -------
                                                           49,114    47,401    22,082
Deferred taxes:
  Federal...............................................   (6,009)  (10,874)   (2,024)
  State.................................................     (580)   (1,411)     (360)
  Foreign...............................................     (783)   (1,144)     (319)
                                                          -------   -------   -------
                                                           (7,372)  (13,429)   (2,703)
                                                          -------   -------   -------
Provision for income taxes..............................  $41,742   $33,972   $19,379
                                                          =======   =======   =======

     In addition to the 2000 provision for income taxes of $41,742,000, deferred income tax benefits of $165,000 were allocated directly to stockholders' equity. Income tax payments amounted to $54,245,000 in 2000, $35,344,000 in 1999, and $16,645,000 in 1998.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

     Income (loss) before income taxes consists of the following:

                                                           2000      1999      1998
                                                         --------   -------   -------
                                                                (IN THOUSANDS)
Domestic..............................................   $104,097   $83,572   $49,875
Foreign...............................................     (5,813)   (3,827)   (4,462)
                                                         --------   -------   -------
                                                         $ 98,284   $79,745   $45,413
                                                         ========   =======   =======

     Significant components of the Company's deferred taxes are as follows:

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Freight and casualty claims...............................  $ 40,190   $ 36,946
  Retirement benefit liabilities............................    45,467     46,103
  Other.....................................................    38,644     35,798
  Valuation allowance.......................................    (2,392)      (700)
                                                              --------   --------
Total deferred tax assets...................................   121,909    118,147
Deferred tax liabilities:
  Depreciation..............................................    43,006     48,536
  Multi-employer pension plans..............................    34,147     32,227
                                                              --------   --------
Total deferred tax liabilities..............................    77,153     80,763
                                                              --------   --------
Net deferred tax assets.....................................  $ 44,756   $ 37,384
                                                              ========   ========

     At December 31, 2000, the Company had approximately $12,185,000 of foreign operating loss carry forwards, which have expiration dates ranging from 2005 to 2010. For financial reporting purposes, a valuation allowance of $2,392,000 has been recognized to offset the deferred tax asset relating to certain foreign operating loss carry forwards.

     The effective tax rate differs from the federal statutory rate as set forth in the following reconciliation:

                                                              2000   1999   1998
                                                              ----   ----   ----
Federal statutory tax rate..................................  35.0%  35.0%  35.0%
State income taxes, net of federal tax benefit..............   4.0    3.6    3.8
Non-deductible operating costs..............................   2.1    2.5    4.9
Impact of foreign operations................................   1.6    1.2   (0.9)
Other, net..................................................  (0.2)   0.3   (0.1)
                                                              ----   ----   ----
Effective tax rate..........................................  42.5%  42.6%  42.7%
                                                              ====   ====   ====

8.  EMPLOYEE BENEFIT PLANS

  MULTI-EMPLOYER PLANS

     The Company charged to operations $174,253,000 in 2000, $155,241,000 in 1999, and $149,608,000 in 1998 for contributions to multi-employer pension plans for employees subject to labor contracts. The Company also charged to operations $165,018,000 in 2000, $150,731,000 in 1999, and $153,166,000 in 1998 for
contributions to multi-employer plans that provide health and welfare benefits to employees and certain retirees who are or were subject to labor contracts. These amounts were determined in accordance

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES
with provisions of industry labor contracts. Under provisions of the Multi-employer Pension Plan Act of 1980, total or partial withdrawal from a plan would result in an obligation to fund a portion of the plan's unfunded vested liability. Management has no intention of changing operations so as to subject the Company to any material obligation.

  RETIREMENT PLANS

     The following tables set forth the change in benefit obligation, change in plan assets, funded status and amounts recognized in the consolidated balance sheets of the defined benefit pension and postretirement health care benefit plans as of December 31, 2000 and 1999:

                                                        PENSION BENEFITS     HEALTH CARE BENEFITS
                                                       -------------------   ---------------------
                                                         2000       1999       2000        1999
                                                       --------   --------   ---------   ---------
                                                                     (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year..............  $258,848   $243,435    $33,506     $32,461
Service cost.........................................    15,458     15,588      1,755       1,739
Interest cost........................................    19,893     18,483      2,951       2,377
Actuarial losses (gains).............................    12,402      5,930      6,800      (1,029)
Benefits paid........................................   (13,501)   (24,588)    (2,299)     (2,042)
                                                       --------   --------    -------     -------
Benefit obligation at end of year....................  $293,100   $258,848    $42,713     $33,506
                                                       ========   ========    =======     =======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year.......  $342,550   $251,439    $    --     $    --
Actual return on plan assets.........................    33,732    115,699         --          --
Benefits paid........................................   (13,501)   (24,588)        --          --
                                                       --------   --------    -------     -------
Fair value of plan assets at end of year.............  $362,781   $342,550    $    --     $    --
                                                       ========   ========    =======     =======
FUNDED STATUS
Plan assets (in excess) less than projected benefit
  obligation.........................................  $(69,681)  $(83,702)   $42,713     $33,506
Unamortized:
  Net actuarial gain.................................   178,891    200,522      5,206      12,052
  Net asset at transition............................    11,163     12,558         --          --
  Prior service (cost) benefit.......................   (53,364)   (58,549)     1,656       1,825
                                                       --------   --------    -------     -------
Accrued benefit cost.................................  $ 67,009   $ 70,829    $49,575     $47,383
                                                       ========   ========    =======     =======

     Plan assets are primarily invested in listed stocks, bonds, and cash equivalents.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

     The following table summarizes the assumptions used by the consulting actuary, and the related benefit cost information:

                                              PENSION BENEFITS           HEALTH CARE BENEFITS
                                         ---------------------------   ------------------------
                                          2000      1999      1998      2000     1999     1998
                                         -------   -------   -------   ------   ------   ------
                                                         (DOLLARS IN THOUSANDS)
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate..........................     7.50%     7.50%     7.00%    7.50%    7.50%    7.00%
Future compensation....................     3.25%     3.25%     3.25%      --       --       --
Expected long-term return on plan
  assets...............................     9.50%     8.50%     8.00%      --       --       --
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost...........................  $15,458   $15,588   $12,287   $1,755   $1,739   $1,365
Interest cost..........................   19,893    18,483    14,712    2,951    2,377    2,206
Expected return on plan assets.........  (32,404)  (20,944)  (17,406)      --       --       --
Amortization of:
  Prior service cost (benefit).........    5,229     5,225     3,636     (169)    (169)    (169)
  Net asset gain at transition.........   (1,395)   (1,395)   (1,395)      --       --       --
  Unrecognized gain....................  (10,584)   (4,238)   (5,115)     (46)    (489)    (709)
                                         -------   -------   -------   ------   ------   ------
Net periodic benefit (income) cost.....  $(3,803)  $12,719   $ 6,719   $4,491   $3,458   $2,693
                                         =======   =======   =======   ======   ======   ======

     For measurement purposes, the Company assumed a weighted-average annual rate of increase in the per capita cost of health care benefits (health care cost trend rate) of 7.4% for 2001 declining gradually to 5.0% in 2006 and thereafter.

     The assumed health care cost trend rate has a significant effect on the amounts reported. For example, a one percentage point increase in the assumed health care cost trend rate would increase the accumulated post retirement benefit obligation by $4,979,000 and the service and interest costs components by $630,000 as of December 31, 2000. Conversely, a one percentage point decrease in the assumed health care cost trend rate would decrease the accumulated post retirement benefit obligation by $4,305,000 and the service and interest costs components by $537,000.

     The Company charged to operations $10,395,000 in 2000, $9,134,000 in 1999, and $8,034,000 in 1998 relating to its defined contribution 401(k) plan. This plan covers employees not subject to labor contracts. Annual contributions are related to the level of voluntary employee participation.

9.  STOCK PLANS

  MANAGEMENT INCENTIVE STOCK PLAN

     The Company's Management Incentive Stock Plan (the Stock Plan) authorizes the granting of common stock at the discretion of the Board of Directors to officers and certain key employees of the Company over a five-year period from 1996 through 2000. The Board approved grants of 845,000 shares, of which 189,000 were awarded in 2000, 181,000 were awarded in 1999, and 159,000 were awarded in 1998. These grants are recorded as the unearned portion of restricted stock awards. The grants, originally recorded at market price, are amortized to compensation expense over the period for which the stock is restricted. Compensation expense relating to the Stock Plan amounted to $2,600,000 in 2000, $1,820,000 in 1999, and $1,222,000 in 1998.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

  EQUITY OWNERSHIP PLAN AND NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

     Under the Equity Ownership Plan, the Board is authorized to award officers and key employees with various types of stock-based compensation, including stock options. Stock options vest over a period of four years from the date of grant, are exercisable at the rate of 25% each year, and expire at the end of ten years. The number of shares of common stock that may be issued or transferred under the plan may not exceed 1,300,000. No awards were granted under this plan in 2000. During 1999, the Board approved grants of 704,250 stock options under this plan.

     Under the Nonemployee Directors' Stock Option Plan, directors can elect to invest all or a portion of their retainers in stock options. These stock options vest one year from the date of grant and expire at the end of ten years. The number of options issued under this plan may not exceed 100,000. During 2000, 1999 and 1998, 4,526, 10,329 and 6,599 options were issued under this plan.

     The following table summarizes all stock option activity:

                                            2000                   1999                  1998
                                    --------------------   --------------------   -------------------
                                                WEIGHTED               WEIGHTED              WEIGHTED
                                    NUMBER OF   AVERAGE    NUMBER OF   AVERAGE     NUMBER    AVERAGE
                                      STOCK     EXERCISE     STOCK     EXERCISE   OF STOCK   EXERCISE
                                     OPTIONS     PRICE      OPTIONS     PRICE     OPTIONS     PRICE
                                    ---------   --------   ---------   --------   --------   --------
Outstanding January 1.............   721,178     $20.45       6,599     $24.56         --         --
  Exercised.......................        --         --          --         --         --         --
  Granted.........................     5,326      21.56     714,579      20.41      6,599     $24.56
  Forfeited or expired............    (6,000)     20.50          --         --         --         --
Outstanding December 31...........   720,504     $20.46     721,178     $20.45      6,599     $24.56
                                    ========     ======    ========     ======     ======     ======
Exercisable at year-end...........   191,691     $20.31       6,599     $24.56         --         --
Weighted-average fair value of
  options granted during the
  year............................  $  11.09               $   8.86                $12.03

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following table shows the weighted-average valuation assumptions used:

                                                         2000        1999        1998
                                                       ---------   ---------   ---------
Expected life........................................  7.0 years   5.0 years   8.0 years
Risk-free interest rate..............................        6.4%        5.9%        5.7%
Volatility...........................................       45.8%       44.7%       38.2%
Dividend yield.......................................        1.1%        1.0%        0.8%

     The following table summarizes information about stock options outstanding as of December 31, 2000:

                                   OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                   ----------------------------------------------------   -------------------------------------
                                  WEIGHTED AVERAGE
  RANGE OF           NUMBER           REMAINING        WEIGHTED AVERAGE                        WEIGHTED AVERAGE
  EXERCISE PRICES  OUTSTANDING    CONTRACTUAL LIFE      EXERCISE PRICE    NUMBER EXERCISABLE    EXERCISE PRICE
  ---------------  -----------   -------------------   ----------------   ------------------   ----------------
  $10-15.........     10,329          0.0 years             $14.44              10,329              $14.44
   20-25.........    710,175          2.8 years              20.55             181,362               20.65
                     -------          ---------             ------             -------              ------
                     720,504          2.8 years             $20.46             191,691              $20.31
                     =======          =========             ======             =======              ======

     As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock-based awards to employees. Under APB No. 25, compensation expense is not

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES
recognized in the Company's financial statements because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

     Under SFAS No. 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the vesting period. Had compensation cost been determined under SFAS No. 123, based on the Black-Scholes value at the grant date, the Company's pro forma net income and earnings per share would have been as follows:

                                                           2000          1999          1998
                                                        ----------    ----------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income -- as reported.............................   $56,542       $45,773       $26,034
Net income -- pro forma...............................    55,615        45,590        26,000
Net income per share Basic:
     As reported......................................   $  3.03       $  2.43       $  1.33
     Pro forma........................................      2.98          2.42          1.33
  Diluted:
     As reported......................................   $  2.98       $  2.39       $  1.31
     Pro forma........................................      2.93          2.38          1.31

  OTHER STOCK PLANS

     Under the Company's Employees' Stock Purchase Plan, all full-time eligible employees may purchase shares of the Company's common stock up to 10% of their respective compensation through payroll deductions. The purchase price under the plan is 85% of the fair market value of the Company's common stock. Under this plan, employees purchased 198,000 shares in 2000, 215,000 shares in 1999, and 240,000 shares in 1998.

     The Company's Union Stock Plan provides stock awards to employees subject to labor contracts who meet the eligibility and performance requirements of providing a safe, reliably staffed, and injury-free work environment. The Company allocated 100,000 shares in 2000, 50,000 shares in 1999, and 10,000 shares in 1998 for grant under this plan.

10.  LEASES

     The Company leases certain terminals and revenue equipment under noncancellable operating leases requiring minimum future rentals aggregating $158,344,000 payable as follows: 2001 -- $49,913,000; 2002 -- $36,835,000;
2003 -- $24,082,000; 2004 -- $14,408,000; 2005 -- $8,911,000; and thereafter
$24,195,000. Rental expense for operating leases was $45,445,000, $34,687,000, and $23,557,000 for 2000, 1999, and 1998, respectively.

     The Company has interest rate swap agreements with major commercial banks to fix the interest rate of its trailer leases from previous variable interest rates. The value of the leases upon which the payments are based was not changed. The agreements, which expire from 2002 to 2004, fix the Company's interest costs at rates varying from 6.07% to 7.12% on leases valued at $32.7 million.

11.  CREDIT FACILITIES

     At December 31, 2000, the Company had $60,000,000 available through unsecured credit facilities with certain banks. The agreement provides that loans may be made under Company-selected interest rate formulas including Prime Rate, Federal Funds Effective Rate, and Eurodollar Base Rate, and include covenants that require the Company to maintain certain financial ratios, including a minimum level of consolidated net worth. Under these facilities, interest expense, which approximates interest paid, amounted to $341,000 in 2000, $716,000 in 1999, and $937,000 in 1998.

12.  CONTINGENCIES

     Various legal proceedings arising from the normal conduct of business are pending but, in the opinion of management, the ultimate disposition of these matters will have no material effect on the financial condition or operations of the Company.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

     The Company has received notices from the Environmental Protection Agency
(EPA) that it has been identified as a potentially responsible party (PRP) under the Comprehensive Environmental Response Compensation and Liability Act (Superfund) at certain hazardous waste sites. Such designations are made regardless of the Company's limited involvement at each site. The claims for remediation have been asserted against numerous other entities which are believed to be financially solvent and are expected to fulfill their proportionate share. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Based on its investigations, the Company believes that its obligation with regard to these sites is not significant, although there can be no assurances in this regard.

     The Company's former parent is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of the Company. The IRS has proposed substantial adjustments for these tax years for multi-employer pension plan deductions. The IRS is challenging the timing, not the validity of these deductions. The Company is unable to predict the ultimate outcome of this matter; however, its former parent intends to vigorously contest these proposed adjustments.

     Under a tax sharing agreement entered into by the Company and its former parent at the time of the spin-off, the Company is obligated to reimburse the former parent for any additional taxes and interest that relate to the Company's business prior to the spin-off. The amount and timing of such payments, if any, is dependent on the ultimate resolution of the former parent's disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. The Company has established certain reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of the Company to the former parent will not have a material adverse effect on the Company's results of operations and financial position.

13.  SUBSEQUENT EVENTS -- GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

     On May 29, 2001, Roadway Express, Inc., Roadway Corporation, and Roadway Merger Corp. entered into a Plan of Merger to implement a holding company organization structure under which Roadway Corporation became a holding company and Roadway Express, Inc. became a wholly owned subsidiary of Roadway Corporation.

     On November 30, 2001, Roadway Corporation acquired Arnold Industries, Inc. for cash consideration of an aggregate of approximately $553 million. Also on November 30, 2001, Roadway Corporation sold Arnold's logistics business (ARLO) to members of the ARLO management team and Mr. Edward H. Arnold, the former Chairman, President and Chief Executive Officer of Arnold, for $105 million in cash. The acquisition was financed with borrowings under a new credit facility, proceeds from an accounts receivable securitization and the issuance of $225 million in senior notes. Each of the non-minor domestic subsidiaries of Roadway Corporation will unconditionally guarantee debt obligations under the new credit facility and the senior notes. Additionally, the senior notes will be secured equally and ratably with debt under the new credit facility, by liens on the capital stock of Roadway Corporation's wholly owned subsidiaries, Roadway Express, Inc. and Arnold Industries, Inc.

     The following schedules set forth the condensed consolidating balance sheet schedules as of December 31, 2000 and 1999 and the condensed consolidating statements of income schedules and condensed consolidating statements of cash flows schedules for the years ended December 31, 2000, 1999 and 1998. In the following schedules "Parent Company" refers to the balances of Roadway Corporation, "Guarantor Subsidiaries" refers to non-minor domestic subsidiaries, and "Non-guarantor subsidiaries" refers to foreign and minor domestic subsidiaries and "Eliminations" represent the adjustments necessary to (a) eliminate inter-company transactions and (b) eliminate the investments in our subsidiaries.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 2000

                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
Assets
Current Assets:
  Cash and cash equivalents.......  $     --    $   61,244       $ 3,695        $     --      $   64,939
  Accounts receivable, net........        --       325,912        17,571         (44,304)        299,179
  Prepaid expenses and supplies...        --        16,343           417              --          16,760
                                    --------    ----------       -------        --------      ----------
Total current assets..............        --       403,499        21,683         (44,304)        380,878
Carrier operating property, at
  cost............................        --     1,406,185        23,889              --       1,430,074
Less allowance for depreciation...        --       991,296        10,093              --       1,001,389
                                    --------    ----------       -------        --------      ----------
Net carrier operating property....        --       414,889        13,796              --         428,685
Goodwill, net.....................        --            --        16,086              --          16,086
Investment in Subsidiaries........        --        12,742            --         (12,742)             --
Deferred income taxes.............        --        42,856         1,383             517          44,756
                                    --------    ----------       -------        --------      ----------
Total assets......................  $     --    $  873,986       $52,948        $(56,529)     $  870,405
                                    ========    ==========       =======        ========      ==========
Liabilities and stockholders'
  equity
Current liabilities:
  Accounts Payable................  $     --    $  171,419       $47,024        $(39,553)     $  178,890
  Salaries and Wages..............        --       118,288         3,992              --         122,280
  Freight and casualty claims
     payable......................        --        50,772         1,104              --          51,876
                                    --------    ----------       -------        --------      ----------
Total current liabilities.........        --       340,479        52,120         (39,553)        353,046
Long-term liabilities:
  Casualty claims and other.......        --        60,872          (485)            517          60,904
  Accrued pension and retiree
     medical......................        --       116,584            --              --         116,584
                                    --------    ----------       -------        --------      ----------
Total long-term liabilities.......        --       117,456          (485)            517         177,488
                                    --------    ----------       -------        --------      ----------
Total stockholders' equity........        --       356,051         1,313         (17,493)        339,871
                                    --------    ----------       -------        --------      ----------
Total liabilities and
  stockholders' equity............  $     --    $  873,986       $52,948        $(56,529)     $  870,405
                                    ========    ==========       =======        ========      ==========

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1999

                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
Assets
Current Assets:
  Cash and cash equivalents.......  $     --    $   71,081       $ 9,716        $     --      $   80,797
  Accounts receivable, net........        --       334,601        22,717         (57,719)        299,599
  Prepaid expenses and supplies...        --        17,653           320             (33)         17,940
                                    --------    ----------       -------        --------      ----------
Total current assets..............        --       423,335        32,753         (57,752)        398,336
Carrier operating property, at
  cost............................        --     1,335,281        21,252              --       1,356,533
Less allowance for depreciation...        --       968,892         7,313              --         976,205
                                    --------    ----------       -------        --------      ----------
Net carrier operating property....        --       366,389        13,939              --         380,328
Goodwill, net.....................        --            --        15,360              --          15,360
Investment in Subsidiaries........        --        12,742            --         (12,742)             --
Deferred income taxes.............        --        36,204         3,065          (1,885)         37,384
                                    --------    ----------       -------        --------      ----------
Total assets......................  $     --    $  838,670       $65,117        $(72,379)     $  831,408
                                    ========    ==========       =======        ========      ==========
Liabilities and stockholders'
  equity
Current liabilities:
  Accounts Payable................  $     --    $  193,544       $50,911        $(53,956)     $  190,499
  Salaries and Wages..............        --       117,275         3,420              --         120,695
  Freight and casualty claims
     payable......................        --        51,240           925              --          52,165
                                    --------    ----------       -------        --------      ----------
Total current liabilities.........        --       362,059        55,256         (53,956)        363,359
Long-term liabilities:
  Casualty claims and other.......        --        58,855         1,912          (1,885)         58,882
  Accrued pension and retiree
     medical......................        --       118,212            --              --         118,212
                                    --------    ----------       -------        --------      ----------
Total long-term liabilities.......        --       177,067         1,912          (1,885)        177,094
Total stockholders' equity........        --       299,544         7,949         (16,538)        290,955
                                    --------    ----------       -------        --------      ----------
Total liabilities and
  stockholders' equity............  $     --    $  838,670       $65,117        $(72,379)     $  831,408
                                    ========    ==========       =======        ========      ==========

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                GUARANTOR     NON-GUARANTOR
                                      PARENT   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                      ------   ------------   -------------   ------------   ------------
                                                                (IN THOUSANDS)
Revenue.............................    $--     $2,921,509      $120,248        $(2,197)      $3,039,560
Operating Expenses
  Salaries, wages and benefits......    --       1,847,976        41,952             --        1,889,928
  Operating supplies and expenses...    --         512,530        33,309         (1,065)         544,774
  Purchased transportation..........    --         272,165        37,056         (1,132)         308,089
  Operating taxes and licenses......    --          76,191         2,080             --           78,271
  Insurance and claims expenses.....    --          62,861         1,581             --           64,442
  Provision for depreciation........    --          52,095         3,580             --           55,675
  Net loss (gain) on disposal of
     operating property.............    --           2,154          (185)            --            1,969
                                        --      ----------      --------        -------       ----------
Total operating expenses............    --       2,825,972       119,373         (2,197)       2,943,148
                                        --      ----------      --------        -------       ----------
Operating income....................    --          95,537           875             --           96,412
Other (expenses) income, net........    --           8,560        (6,688)            --            1,872
                                        --      ----------      --------        -------       ----------
Income before income taxes..........    --         104,097        (5,813)            --           98,284
Provision for income taxes..........    --          41,099           643             --           41,742
                                        --      ----------      --------        -------       ----------
Net income..........................    $--     $   62,998      $ (6,456)       $    --       $   56,542
                                        ==      ==========      ========        =======       ==========

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                GUARANTOR     NON-GUARANTOR
                                      PARENT   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                      ------   ------------   -------------   ------------   ------------
                                                                (IN THOUSANDS)
Revenue.............................    $--     $2,708,542      $106,766        $(2,094)      $2,813,214
Operating Expenses
  Salaries, wages and benefits......    --       1,756,566        37,028             --        1,793,594
  Operating supplies and expenses...    --         439,513        29,862           (923)         468,452
  Purchased transportation..........    --         260,585        30,130         (1,171)         289,544
  Operating taxes and licenses......    --          73,678         2,435             --           76,113
  Insurance and claims expenses.....    --          61,535         1,165             --           62,700
  Provision for depreciation........    --          41,980         3,512             --           45,492
  Net loss (gain) on disposal of
     operating property.............    --             659          (556)            --              103
                                        --      ----------      --------        -------       ----------
Total operating expenses............    --       2,634,516       103,576         (2,094)       2,735,998
                                        --      ----------      --------        -------       ----------
Operating income....................    --          74,026         3,190             --           77,216
Other (expenses) income, net........    --           9,547        (7,018)            --            2,529
                                        --      ----------      --------        -------       ----------
Income before income taxes..........    --          83,573        (3,828)            --           79,745
Provision for income taxes..........    --          33,979            (7)            --           33,972
                                        --      ----------      --------        -------       ----------
Net income..........................    $--     $   49,594      $ (3,821)       $    --       $   45,773
                                        ==      ==========      ========        =======       ==========

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                GUARANTOR     NON-GUARANTOR
                                      PARENT   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                      ------   ------------   -------------   ------------   ------------
                                                                (IN THOUSANDS)
Revenue.............................    $--     $2,550,489      $105,867        $(2,262)      $2,654,094
Operating Expenses
  Salaries, wages and benefits......    --       1,690,884        34,086             --        1,724,970
  Operating supplies and expenses...    --         423,335        34,426           (877)         456,884
  Purchased transportation..........    --         235,461        26,369         (1,385)         260,445
  Operating taxes and licenses......    --          72,633         1,971             --           74,604
  Insurance and claims expenses.....    --          52,420         1,528             --           53,948
  Provision for depreciation........    --          38,031         3,391             --           41,422
  Net loss (gain) on disposal of
     operating property.............    --          (2,324)           85             --           (2,239)
                                        --      ----------      --------        -------       ----------
Total operating expenses............    --       2,510,440       101,856         (2,262)       2,610,034
                                        --      ----------      --------        -------       ----------
Operating income....................    --          40,049         4,011             --           44,060
Other (expenses) income, net........    --           9,826        (8,473)            --            1,353
                                        --      ----------      --------        -------       ----------
Income before income taxes..........    --          49,875        (4,462)            --           45,413
Provision for income taxes..........    --          21,016        (1,637)            --           19,379
                                        --      ----------      --------        -------       ----------
Net income..........................    $--     $   28,859      $ (2,825)       $    --       $   26,034
                                        ==      ==========      ========        =======       ==========

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                  GUARANTOR     NON-GUARANTOR
                                        PARENT   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ------   ------------   -------------   ------------   ------------
                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................     $--      $ 62,998        $(6,456)        $  --         $ 56,542
Depreciation and amortization........     --         52,095          4,783            --           56,878
Other operating adjustments..........     --        (15,479)          (957)           --          (16,436)
                                          --       --------        -------         -----         --------
Net cash provided by operating
  activities.........................     --         99,614         (2,630)           --           96,984
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating
  property...........................     --       (105,537)        (4,080)           --         (109,617)
Sales of carrier operating
  property...........................     --          2,825            792            --            3,617
Business acquisitions................     --         (2,885)            --            --           (2,885)
                                          --       --------        -------         -----         --------
Net cash used in investing
  activities.........................     --       (105,597)        (3,288)           --         (108,885)
CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid.......................     --         (3,874)            --            --           (3,874)
Treasury stock activity, net.........     --             20             --            --               20
                                          --       --------        -------         -----         --------
Net cash used in financing
  activities.........................     --         (3,854)            --            --           (3,854)
Effect of exchange rates on cash.....     --             --           (103)           --             (103)
                                          --       --------        -------         -----         --------
Net decrease in cash and cash
  equivalents........................     --         (9,837)        (6,021)           --          (15,858)
Cash and cash equivalents at the
  beginning of the year..............     --         71,081          9,716            --           80,797
                                          --       --------        -------         -----         --------
Cash and cash equivalents at the end
  of the year........................     $--      $ 61,244        $ 3,695         $  --         $ 64,939
                                          ==       ========        =======         =====         ========

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                  GUARANTOR     NON-GUARANTOR
                                    PARENT       SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                 -------------   ------------   -------------   ------------   ------------
                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income.....................       $--          $49,594         $(3,821)        $  --         $ 45,773
Depreciation and
  amortization.................       --            41,980           3,655            --           45,635
Other operating adjustments....       --            (3,347)         11,780            --            8,433
                                      --           -------         -------         -----         --------
Net cash provided by operating
  activities...................       --            88,227          11,614            --           99,841
CASH FLOWS FROM INVESTING
  ACTIVITIES
Purchases of carrier operating
  property.....................       --           (70,743)         (5,320)           --          (76,063)
Sales of carrier operating
  property.....................       --             5,924           1,332            --            7,256
Business acquisitions..........       --                --          (6,924)           --           (6,924)
                                      --           -------         -------         -----         --------
Net cash used in investing
  activities...................       --           (64,819)        (10,912)           --          (75,731)
CASH FLOW FROM FINANCING
  ACTIVITIES
Dividends paid.................       --            (3,872)             --            --           (3,872)
Treasury stock activity, net...       --               116              --            --              116
                                      --           -------         -------         -----         --------
Net cash used in financing
  activities...................       --            (3,756)             --            --           (3,756)
Effect of exchange rates on
  cash.........................       --                --             211            --              211
                                      --           -------         -------         -----         --------
Net increase in cash and cash
  equivalents..................       --            19,652             913            --           20,565
Cash and cash equivalents at
  the beginning of the year....       --            51,429           8,803            --           60,232
                                      --           -------         -------         -----         --------
Cash and cash equivalents at
  the end of the year..........       $--          $71,081         $ 9,716         $  --         $ 80,797
                                      ==           =======         =======         =====         ========

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                  GUARANTOR     NON-GUARANTOR
                                        PARENT   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ------   ------------   -------------   ------------   ------------
                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................    $--      $28,859         $(2,825)       $    --        $26,034
Depreciation and amortization.........    --        38,031           4,409             --         42,440
Other operating adjustments...........    --        (8,939)            446             --         (8,493)
                                          --       -------         -------        -------        -------
Net cash provided by operating
  activities..........................    --        57,951           2,030             --         59,981
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating
  property............................    --       (48,462)         (4,019)            --        (52,481)
Sales of carrier operating property...    --        11,687           2,579             --         14,266
                                          --       -------         -------        -------        -------
Net cash used in investing
  activities..........................    --       (36,775)         (1,440)            --        (38,215)
CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid........................    --        (3,986)             --             --         (3,986)
Treasury stock activity, net..........    --       (15,747)             --             --        (15,747)
                                          --       -------         -------        -------        -------
Net cash used in financing
  activities..........................    --       (19,733)             --             --        (19,733)
Effect of exchange rates on cash......    --            --            (306)            --           (306)
                                          --       -------         -------        -------        -------
Net increase in cash and cash
  equivalents.........................    --         1,443             284             --          1,727
Cash and cash equivalents at the
  beginning of the year...............    --        49,986           8,519             --         58,505
                                          --       -------         -------        -------        -------
Cash and cash equivalents at the end
  of the year.........................    $--      $51,429         $ 8,803        $    --        $60,232
                                          ==       =======         =======        =======        =======

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                SEPTEMBER 8,        DECEMBER 31,
                                                                    2001                2000
                                                               --------------      --------------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                          (UNAUDITED)
Assets
Current assets:
  Cash and cash equivalents.................................     $   82,554          $   64,939
  Accounts receivable, net..................................        283,319             299,179
  Prepaid expenses and supplies.............................         18,286              16,760
                                                                 ----------          ----------
Total current assets........................................        384,159             380,878
Carrier operating property, at cost.........................      1,426,141           1,430,074
Less allowance for depreciation.............................      1,001,747           1,001,389
                                                                 ----------          ----------
Net carrier operating property..............................        424,394             428,685
Goodwill, net...............................................         15,206              16,086
Deferred income taxes.......................................         46,375              44,756
                                                                 ----------          ----------
Total assets................................................     $  870,134          $  870,405
                                                                 ==========          ==========
Liabilities and net parent investment
Current liabilities:
  Accounts payable..........................................     $  168,799          $  178,890
  Salaries and wages........................................        108,302             122,280
  Freight and casualty claims payable.......................         51,680              51,876
                                                                 ----------          ----------
Total current liabilities...................................        328,781             353,046
Long-term liabilities:
  Casualty claims and other.................................         62,685              60,904
  Accrued pension and retiree medical.......................        119,617             116,584
                                                                 ----------          ----------
Total long-term liabilities.................................        182,302             177,488
Net parent investment.......................................        359,051             339,871
                                                                 ----------          ----------
Total liabilities and net parent investment.................     $  870,134          $  870,405
                                                                 ==========          ==========

     Note: The condensed consolidated balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

           See notes to condensed consolidated financial statements.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                  CONDENSED STATEMENTS OF CONSOLIDATED INCOME

                                                                   THIRTY-SIX WEEKS
                                                                (THREE QUARTERS) ENDED
                                                              ---------------------------
                                                              SEPTEMBER 8,   SEPTEMBER 9,
                                                                  2001           2000
                                                              ------------   ------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
                                                                      (UNAUDITED)
Revenue.....................................................   $1,924,251     $2,083,545
Operating expenses:
  Salaries, wages and benefits..............................    1,228,096      1,306,220
  Operating supplies and expenses...........................      336,767        376,811
  Purchased transportation..................................      191,954        213,731
  Operating taxes and licenses..............................       49,829         54,861
  Insurance and claims expense..............................       34,044         40,994
  Provision for depreciation................................       47,617         36,973
  Net loss on disposal of operating property................          534          1,257
                                                               ----------     ----------
Total operating expenses....................................    1,889,841      2,030,847
                                                               ----------     ----------
Operating income............................................       35,410         52,698
Other (expense) income, net.................................       (4,257)         1,495
                                                               ----------     ----------
Income before income taxes..................................       31,153         54,193
Provision for income taxes..................................       13,200         23,086
                                                               ----------     ----------
Net income                                                     $   17,953     $   31,107
                                                               ==========     ==========

           See notes to condensed consolidated financial statements.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                   THIRTY-SIX WEEKS
                                                                (THREE QUARTERS) ENDED
                                                              ---------------------------
                                                              SEPTEMBER 8,   SEPTEMBER 9,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $17,953        $31,107
Depreciation and amortization...............................     48,497         37,440
Other operating adjustments.................................     (1,515)       (16,035)
                                                                -------        -------
Net cash provided by operating activities...................     64,935         52,512
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property.....................    (46,305)       (81,936)
Sales of carrier operating property.........................      2,445          2,895
                                                                -------        -------
Net cash used by investing activities.......................    (43,860)       (79,041)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid..............................................     (2,906)        (2,894)
Treasury stock activity, net................................       (709)          (411)
                                                                -------        -------
Net cash used by financing activities.......................     (3,615)        (3,305)
Effect of exchange rates on cash............................        155             --
                                                                -------        -------
Net increase (decrease) in cash and cash equivalents........     17,615        (29,834)
Cash and cash equivalents at beginning of period............     64,936         80,797
                                                                -------        -------
Cash and cash equivalents at end of period..................    $82,554        $50,963
                                                                =======        =======

           See notes to condensed consolidated financial statements.

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirty-six weeks (three quarters ended) September 8, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Express, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended December 31, 2000.

     On May 29, 2001, Roadway Express, Inc., Roadway Corporation, and Roadway Merger Corp. ("Merger Sub") entered into an Agreement and Plan of Merger (the "Agreement") with the purpose of entering into the Agreement being to implement a holding company organizational structure under which Roadway Corporation will be the new holding company and Roadway Express, Inc. will become a wholly-owned subsidiary of Roadway Corporation. Formation of the new holding company will also permit Roadway additional flexibility in structuring pending as well as anticipated acquisition transactions. The nature of the transaction is such that shares of common stock ($0.01 par value per share) of Roadway Express, Inc. issued and outstanding or held in treasury immediately prior to the effective date of the Agreement were effectively converted into one share of common stock ($0.01 par value per share) of Roadway Corporation. All of the newly converted Roadway Corporation common shares have the same designations, rights, powers, preferences, qualifications, limitations and restrictions as the original Roadway Express, Inc. common shares. The Roadway Corporation shares are listed and traded on the NASDAQ National Market under the symbol ROAD.

NOTE 2.  ACCOUNTING PERIOD

     The Company operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

NOTE 3.  COMPREHENSIVE INCOME

     Comprehensive income differs from net income due to foreign currency translation adjustments as shown below:

                                                                THIRTY-SIX WEEKS ENDED
                                                                   (THREE QUARTERS)
                                                              ---------------------------
                                                              SEPTEMBER 8,   SEPTEMBER 9,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Net income..................................................    $17,953        $31,107
Foreign currency translation adjustments....................         93           (150)
                                                                -------        -------
Comprehensive net income....................................    $18,046        $30,957
                                                                =======        =======

NOTE 4.  CONTINGENT MATTER

     The Company's former parent is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of the Company. The IRS has proposed substantial adjustments to these tax years for multiemployer pension plan deductions. The IRS is challenging the

                     ROADWAY EXPRESS, INC. AND SUBSIDIARIES
timing, not the validity of these deductions. The Company is unable to predict the ultimate outcome of this matter, however, its former parent intends to vigorously contest these proposed adjustments.

     Under a tax sharing agreement entered into by the Company and its former parent at the time of the spin-off, the Company is obligated to reimburse the former parent for any additional taxes and interest which relate to the Company's business prior to the spin-off. The amount and timing of such payments, if any, is dependent on the ultimate resolution of the former parent's disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. The Company has established certain reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of the Company to the former parent will not have a material adverse effect on the Company's results of operations and financial position.

NOTE 5.  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. The effect of the adoption of SFAS No. 133 was not material to the Company's earnings, financial position, or cash flows.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, which is effective for business combinations completed subsequent to June 30, 2001. This standard eliminates the pooling-of-interests method of accounting for business combinations and requires the purchase method. SFAS No. 141 also clarifies the criteria for recognition of intangible assets separately from goodwill.

     SFAS No. 142, Goodwill and Other Intangible Assets, which is effective for the Company on January 1, 2002, eliminates the amortization of goodwill and indefinite-lived intangible assets. This statement also requires an initial goodwill impairment assessment in the year of adoption and annual impairment tests thereafter. As of September 8, 2001, the Company had net unamortized goodwill of $15.2 million and amortization expense on an annual basis of approximately $1.0 million.

NOTE 6.  SUBSEQUENT EVENT

     On November 30, 2001, Roadway Corporation acquired Arnold Industries, Inc. for cash consideration of an aggregate of approximately $553 million. Also on November 30, 2001, Roadway Corporation sold Arnold's logistics business (ARLO) to members of the ARLO management team and Mr. Edward H. Arnold, the former Chairman, President and Chief Executive Officer of Arnold, for $105 million in cash. The acquisition was financed with borrowings under a new credit facility, proceeds from an accounts receivable securitization and the issuance of $225 million in senior notes. Each of the non-minor domestic subsidiaries of Roadway Corporation will unconditionally guarantee debt obligations under the new credit facility and the senior notes. Additionally, the senior notes will be secured equally and ratably with debt under the new credit facility, by liens on the capital stock of Roadway Corporation's wholly owned subsidiaries, Roadway Express, Inc. and Arnold Industries, Inc.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                      ROADWAY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               SEPTEMBER 8,       DECEMBER 31,
                                                                   2001               2000
                                                              --------------     --------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                         (UNAUDITED)
Assets
Current assets:
  Cash and cash equivalents.................................    $   82,554         $   64,939
  Accounts receivable, net..................................       283,319            299,179
  Prepaid expenses and supplies.............................        20,316             16,760
                                                                ----------         ----------
Total current assets........................................       386,189            380,878
Carrier operating property, at cost.........................     1,426,141          1,430,074
Less allowance for depreciation.............................     1,001,747          1,001,389
                                                                ----------         ----------
Net carrier operating property..............................       424,394            428,685
Goodwill, net...............................................        15,206             16,086
Deferred income taxes.......................................        46,375             44,756
                                                                ----------         ----------
Total assets................................................    $  872,164         $  870,405
                                                                ==========         ==========
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable..........................................    $  180,012         $  178,890
  Salaries and wages........................................       108,304            122,280
  Freight and casualty claims payable.......................        51,680             51,876
                                                                ----------         ----------
Total current liabilities...................................       339,996            353,046
Long-term liabilities:
  Casualty claims and other.................................        62,685             60,904
  Accrued pension and retiree medical.......................       119,617            116,584
                                                                ----------         ----------
Total long-term liabilities.................................       182,302            177,488
Stockholders' equity:
  Common Stock -- $.01 par value Authorized -- 100,000,000
     shares Issued 20,556,714 shares........................           206                206
  Other stockholders' equity................................       349,660            339,665
                                                                ----------         ----------
Total stockholders' equity..................................       349,866            339,871
                                                                ----------         ----------
Total liabilities and stockholders' equity..................    $  872,164         $  870,405
                                                                ==========         ==========

     Note: The condensed consolidated balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

           See notes to condensed consolidated financial statements.

                      ROADWAY CORPORATION AND SUBSIDIARIES

                  CONDENSED STATEMENTS OF CONSOLIDATED INCOME

                                                                   THIRTY-SIX WEEKS
                                                                (THREE QUARTERS) ENDED
                                                              ---------------------------
                                                              SEPTEMBER 8,   SEPTEMBER 9,
                                                                  2001           2000
                                                              ------------   ------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
                                                                      (UNAUDITED)
Revenue.....................................................   $1,924,251     $2,083,545
Operating expenses:
  Salaries, wages and benefits..............................    1,229,033      1,306,220
  Operating supplies and expenses...........................      336,833        376,811
  Purchased transportation..................................      191,954        213,731
  Operating taxes and licenses..............................       49,829         54,861
  Insurance and claims expense..............................       34,044         40,994
  Provision for depreciation................................       47,617         36,973
  Net loss on disposal of operating property................          534          1,257
                                                               ----------     ----------
Total operating expenses....................................    1,889,844      2,030,847
                                                               ----------     ----------
Operating income............................................       34,407         52,698
Other (expense) income, net.................................       (4,257)         1,495
                                                               ----------     ----------
Income before income taxes..................................       30,150         54,193
Provision for income taxes..................................       12,964         23,086
                                                               ----------     ----------
Net income..................................................   $   17,186     $   31,107
                                                               ==========     ==========
Earnings per share -- basic.................................   $     0.93     $     1.67
                                                               ==========     ==========
Earnings per share -- diluted...............................   $     0.91     $     1.64
                                                               ==========     ==========
Average shares outstanding -- basic.........................       18,449         18,664
                                                               ==========     ==========
Average share outstanding -- diluted........................       18,938         19,005
                                                               ==========     ==========
Dividends declared per share................................   $     0.15     $     0.15
                                                               ==========     ==========

           See notes to condensed consolidated financial statements.

                      ROADWAY CORPORATION AND SUBSIDIARIES

                CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                THIRTY-SIX WEEKS (THREE
                                                                    QUARTERS) ENDED
                                                              ---------------------------
                                                              SEPTEMBER 8,   SEPTEMBER 9,
                                                                  2001           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $17,186        $31,107
Depreciation and amortization...............................     48,497         37,440
Other operating adjustments.................................       (748)       (16,035)
                                                                -------        -------
Net cash provided by operating activities...................     64,935         52,512
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating property.....................    (46,305)       (81,936)
Sales of carrier operating property.........................      2,445          2,895
                                                                -------        -------
Net cash used by investing activities.......................    (43,860)       (79,041)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid..............................................     (2,906)        (2,894)
Treasury stock activity, net................................       (709)          (411)
                                                                -------        -------
Net cash used by financing activities.......................     (3,615)        (3,305)
Effect of exchange rates on cash............................        155             --
                                                                -------        -------
Net increase (decrease) in cash and cash equivalents........     17,615        (29,834)
Cash and cash equivalents at beginning of period............     64,939         80,797
                                                                -------        -------
Cash and cash equivalents at end of period..................    $82,554        $50,963
                                                                =======        =======

           See notes to condensed consolidated financial statements.

                      ROADWAY CORPORATION AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve weeks ending September 8, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. For further information, refer to the consolidated financial statements and footnotes thereto included in the registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

NOTE 2.  ACCOUNTING PERIOD

     The registrant operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

NOTE 3.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                    THIRTY-SIX WEEKS
                                                                 (THREE QUARTERS) ENDED
                                                               ---------------------------
                                                               SEPTEMBER 8,   SEPTEMBER 9,
                                                                   2001           2000
                                                               ------------   ------------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
Net income..................................................     $17,186        $31,107
Weighted average shares for basic earnings per share........      18,449         18,664
Management incentive stock plans............................         489            341
                                                                 -------        -------
Weighted average shares for diluted earnings per share......      18,938         19,005
Earnings per share -- basic.................................     $  0.93        $  1.67
Earnings per share -- diluted...............................     $  0.91        $  1.64

NOTE 4.  COMPREHENSIVE INCOME

     Comprehensive income differs from net income due to foreign currency translation adjustments as shown below:

                                                                 THIRTY-SIX WEEKS (THREE
                                                                     QUARTERS) ENDED
                                                               ---------------------------
                                                               SEPTEMBER 8,   SEPTEMBER 9,
                                                                   2001           2000
                                                               ------------   ------------
                                                                     (IN THOUSANDS)
Net income..................................................     $17,186        $31,107
Translation adjustments.....................................          93           (150)
                                                                 -------        -------
Comprehensive income........................................     $17,279        $30,957
                                                                 =======        =======

NOTE 5.  CONTINGENT MATTER

     The Company's former parent is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of the Company. The IRS has proposed substantial adjustments for these tax years for multiemployer pension plan deductions. The IRS is challenging the timing, not the validity of these deductions. The Company is unable to predict the ultimate outcome of this matter, however, its former parent intends to vigorously contest these proposed adjustments.

                      ROADWAY CORPORATION AND SUBSIDIARIES

     Under a tax sharing agreement entered into by the Company and its former parent at the time of the spin-off, the Company is obligated to reimburse the former parent for any additional taxes and interest which relate to the Company's business prior to the spin-off. The amount and timing of such payments, if any, is dependent on the ultimate resolution of the former parent's disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. The Company has established certain reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of the Company to the former parent will not have a material adverse effect on the Company's results of operations and financial position.

NOTE 6.  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. The effect of the adoption of SFAS No. 133 was not material to the Company's earnings, financial position, or cash flows.

     In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, which is effective for business combinations completed subsequent to June 30, 2001. This standard eliminates the pooling-of-interests method of accounting for business combinations and requires the purchase method. SFAS No. 141 also clarifies the criteria for recognition of intangible assets separately from goodwill.

     SFAS No. 142, Goodwill and Other Tangible Assets, which is effective for the Company on January 1, 2001, eliminates the amortization of goodwill and indefinite-lived intangible assets. This statement also requires an initial goodwill impairment assessment in the year of adoption and annual impairment tests thereafter. As of September 8, 2001, the Company had net unamortized goodwill of $15.2 million and amortization expense on an annual basis of approximately $1.0 million.

NOTE 7.  SUBSEQUENT EVENT -- GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

     On November 30, 2001, Roadway Corporation acquired Arnold Industries, Inc. for cash consideration of an aggregate of approximately $553 million. Also on November 30, 2001, Roadway Corporation sold Arnold's logistics business (ARLO) to members of the ARLO management team and Mr. Edward H. Arnold, the former Chairman, President and Chief Executive Officer of Arnold, for $105 million in cash. The acquisition was financed with borrowings under a new credit facility, proceeds from an accounts receivable securitization and the issuance of $225 million in senior notes. Each of the non-minor domestic subsidiaries of Roadway Corporation will unconditionally guarantee debt obligations under the new credit facility and the senior notes. Additionally, the senior notes will be secured equally and ratably with debt under the new credit facility, by liens on the capital stock of Roadway Corporation's wholly owned subsidiaries, Roadway Express, Inc. and Arnold Industries, Inc.

     The following schedules set forth the condensed consolidating balance sheet schedules as of September 8, 2001 and December 31, 2000 and the condensed consolidating statements of income schedules and condensed consolidating statements of cash flows schedules for the thirty-six weeks (three quarters) ended September 8, 2001 and September 9, 2000. In the following schedules "Parent Company" refers to the balances of Roadway Corporation, "Guarantor Subsidiaries" refers to non-minor domestic subsidiaries, "Non-guarantor subsidiaries" refers to foreign and minor domestic subsidiaries and "Eliminations" represent the adjustments necessary to (a) eliminate inter-company transactions and (b) eliminate the investments in subsidiaries.

                      ROADWAY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF SEPTEMBER 8, 2001

                                               GUARANTOR     NON-GUARANTOR
                                    PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   --------   ------------   -------------   ------------   ------------
                                                              (IN THOUSANDS)
Assets
Current assets:
  Cash and cash equivalents......  $     --    $   77,342       $ 5,212       $      --      $   82,554
  Accounts receivable, net.......        --       317,622        17,168         (51,471)        283,319
  Prepaid expenses and
     supplies....................     2,030        17,817           469              --          20,316
                                   --------    ----------       -------       ---------      ----------
Total current assets.............     2,030       412,781        22,849         (51,471)        386,189
Carrier operating property, at
  cost...........................        --     1,400,734        25,407              --       1,426,141
  Less allowance for
     depreciation................        --       989,846        11,901              --       1,001,747
                                   --------    ----------       -------       ---------      ----------
Net carrier operating property...        --       410,888        13,506              --         424,394
Goodwill, net....................        --            --        15,206              --          15,206
Investment in subsidiaries.......    22,346         9,718            --         (32,064)             --
Deferred income taxes............        --        44,499         1,365             511          46,375
                                   --------    ----------       -------       ---------      ----------
Total assets.....................  $ 24,376    $  877,886       $52,926       $ (83,024)     $  872,164
                                   ========    ==========       =======       =========      ==========
Liabilities and stockholders'
  equity Current liabilities:
     Accounts payable............  $ 11,214    $  165,410       $50,741       $ (47,353)     $  180,012
     Salaries and wages..........        --       105,510         2,794              --         108,304
     Freight and casualty
       claims....................        --        50,542         1,138              --          51,680
                                   --------    ----------       -------       ---------      ----------
Total current liabilities........    11,214       321,462        54,673         (47,353)        339,996
Long-term liabilities:
     Casualty claims and other...        --        62,653          (479)            511          62,685
     Accrued pension and
       postretirement health
       care......................        --       119,617            --              --         119,617
                                   --------    ----------       -------       ---------      ----------
Total long-term liabilities......        --       182,270          (479)            511         182,302
Total stockholders' equity.......    13,162       374,154        (1,268)        (36,182)        349,866
                                   --------    ----------       -------       ---------      ----------
Total liabilities and
  stockholders' equity...........  $ 24,376    $  877,886       $52,926       $ (83,024)     $  872,164
                                   ========    ==========       =======       =========      ==========

                      ROADWAY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 2000

                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
Assets
Current Assets:
  Cash and cash equivalents.......  $     --    $   61,244       $ 3,695        $     --      $   64,939
  Accounts receivable, net........        --       325,912        17,571         (44,304)        299,179
  Prepaid expenses and supplies...        --        16,343           417              --          16,760
                                    --------    ----------       -------        --------      ----------
Total current assets..............        --       403,499        21,683         (44,304)        380,878
Carrier operating property, at
  cost............................        --     1,406,185        23,889              --       1,430,074
Less allowance for depreciation...        --       991,296        10,093              --       1,001,389
                                    --------    ----------       -------        --------      ----------
Net carrier operating property....        --       414,889        13,796              --         428,685
Goodwill, net.....................        --            --        16,086              --          16,086
Investment in subsidiaries........        --        12,742            --         (12,742)             --
Deferred income taxes.............        --        42,856         1,383             517          44,756
                                    --------    ----------       -------        --------      ----------
Total assets......................  $     --    $  873,986       $52,948        $(56,529)     $  870,405
                                    ========    ==========       =======        ========      ==========
Liabilities and stockholders'
  equity
Current liabilities:
  Accounts Payable................  $     --    $  171,419       $47,024        $(39,553)     $  178,890
  Salaries and Wages..............        --       118,288         3,992              --         122,280
  Freight and casualty claims
     payable......................        --        50,772         1,104              --          51,876
                                    --------    ----------       -------        --------      ----------
Total current liabilities.........        --       340,479        52,120         (39,553)        353,046
Long-term liabilities:
  Casualty claims and other.......        --        60,872          (485)            517          60,904
  Accrued pension and retiree
     medical......................        --       116,584            --              --         116,584
                                    --------    ----------       -------        --------      ----------
Total long-term liabilities.......        --       177,456          (485)            517         177,488
                                    --------    ----------       -------        --------      ----------
Total stockholders' equity........        --       356,051         1,313         (17,493)        339,871
                                    --------    ----------       -------        --------      ----------
Total liabilities and
  stockholders' equity............  $     --    $  873,986       $52,948        $(56,529)     $  870,405
                                    ========    ==========       =======        ========      ==========

                      ROADWAY CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME

       FOR THE THIRTY-SIX WEEKS (THREE QUARTERS) ENDED SEPTEMBER 8, 2001

                                               GUARANTOR     NON-GUARANTOR
                                    PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    -------   ------------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
Revenue...........................  $    --    $1,844,206       $80,732         $(687)       $1,924,251
Operating Expenses
  Salaries, wages and benefits....      937     1,199,992        28,104            --         1,229,033
  Operating supplies and
     expenses.....................       66       316,567        20,887          (687)          336,833
  Purchased transportation........       --       164,282        27,672            --           191,954
  Operating taxes and licenses....       --        48,559         1,270            --            49,829
  Insurance and claims expenses...       --        32,963         1,081            --            34,044
  Provision for depreciation......       --        45,134         2,483            --            47,617
  Net loss (gain) on disposal of
     operating property...........       --           833          (299)           --               534
                                    -------    ----------       -------         -----        ----------
Total operating expenses..........    1,003     1,808,330        81,198          (687)        1,889,844
                                    -------    ----------       -------         -----        ----------
Operating income..................   (1,003)       35,876          (466)           --            34,407
Other (expenses) income, net......       --        (2,510)       (1,747)           --            (4,257)
                                    -------    ----------       -------         -----        ----------
Income before income taxes........   (1,003)       33,366        (2,213)           --            30,150
Provision for income taxes........     (236)       13,375          (175)           --            12,964
                                    -------    ----------       -------         -----        ----------
Net income........................  $  (767)   $   19,991       $(2,038)        $  --        $   17,186
                                    =======    ==========       =======         =====        ==========

                      ROADWAY CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATING STATEMENTS OF INCOME

       FOR THE THIRTY-SIX WEEKS (THREE QUARTERS) ENDED SEPTEMBER 9, 2000

                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
                                                               (IN THOUSANDS)
Revenue...........................  $     --    $2,002,804       $82,141        $(1,400)      $2,083,545
Operating Expenses
  Salaries, wages and benefits....        --     1,277,935        28,285             --        1,306,220
  Operating supplies and
     expenses.....................        --       353,051        24,507           (747)         376,811
  Purchased transportation........        --       190,556        23,828           (653)         213,731
  Operating taxes and licenses....        --        53,593         1,268             --           54,861
  Insurance and claims expense....        --        39,977         1,017             --           40,994
  Provision for depreciation......        --        34,481         2,492             --           36,973
  Net loss (gain) on disposal of
     operating property...........        --         1,419          (162)            --            1,257
                                    --------    ----------       -------        -------       ----------
Total operating expenses..........        --     1,951,012        81,235         (1,400)       2,030,847
                                    --------    ----------       -------        -------       ----------
Operating income..................        --        51,792           906             --           52,698
Other (expense) income, net.......        --         6,044        (4,549)            --            1,495
                                    --------    ----------       -------        -------       ----------
Income before income taxes........        --        57,836        (3,643)            --           54,193
Provision for income taxes........        --        24,101        (1,015)            --           23,086
                                    --------    ----------       -------        -------       ----------
Net income........................  $     --    $   33,735       $(2,628)       $    --       $   31,107
                                    ========    ==========       =======        =======       ==========

                      ROADWAY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

       FOR THE THIRTY-SIX WEEKS (THREE QUARTERS) ENDED SEPTEMBER 8, 2001

                                                GUARANTOR     NON-GUARANTOR
                                      PARENT   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                      ------   ------------   -------------   ------------   ------------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................  $(767)     $19,991         $(2,038)        $  --         $17,186
Depreciation and amortization.......     --       46,025           2,472            --          48,497
Other operating adjustments.........    767       (4,344)          2,829            --            (748)
                                      -----      -------         -------         -----         -------
Net cash provided by operating
  activities........................     --       61,672           3,263            --          64,935
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating
  property..........................     --      (43,963)         (2,342)           --         (46,305)
Sales of carrier operating
  property..........................     --        2,004             441            --           2,445
                                      -----      -------         -------         -----         -------
Net cash used in investing
  activities........................     --      (41,959)         (1,901)           --         (43,860)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid......................     --       (2,906)             --            --          (2,906)
Treasury stock activity, net........     --         (709)             --            --            (709)
                                      -----      -------         -------         -----         -------
Net cash used in financing
  activities........................     --       (3,615)             --            --          (3,615)
Effects of exchange rates on cash...     --           --             155            --             155
                                      -----      -------         -------         -----         -------
Net increase in cash and cash
  equivalents.......................     --       16,098           1,517            --          17,615
Cash and cash equivalents at the
  beginning of the year.............     --       61,244           3,695            --          64,939
                                      -----      -------         -------         -----         -------
Cash and cash equivalents at the end
  of the year.......................  $  --      $77,342         $ 5,212         $  --         $82,554
                                      =====      =======         =======         =====         =======

                      ROADWAY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

       FOR THE THIRTY-SIX WEEKS (THREE QUARTERS) ENDED SEPTEMBER 9, 2000

                                                GUARANTOR     NON-GUARANTOR
                                      PARENT   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                      ------   ------------   -------------   ------------   ------------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................  $  --      $33,735         $(2,628)        $  --         $ 31,107
Depreciation and amortization.......     --       34,482           2,958            --           37,440
Other operating adjustments.........     --      (12,575)         (3,460)           --          (16,035)
                                      -----      -------         -------         -----         --------
Net cash provided by (used in)
  operating activities..............     --       55,642          (3,130)           --           52,512
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of carrier operating
  property..........................     --      (78,565)         (3,371)           --          (81,936)
Sales of carrier operating
  property..........................     --        2,755             140            --            2,895
                                      -----      -------         -------         -----         --------
Net cash used in investing
  activities........................     --      (75,810)         (3,231)           --          (79,041)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid......................     --       (2,894)             --            --           (2,894)
Treasury stock activity, net........     --         (411)             --            --             (411)
                                      -----      -------         -------         -----         --------
Net cash used in financing
  activities........................     --       (3,305)             --            --           (3,305)
Effects of exchange rates on cash...     --           --              --            --               --
                                      -----      -------         -------         -----         --------
Net decrease in cash and cash
  equivalents.......................     --      (23,473)         (6,361)           --          (29,834)
Cash and cash equivalents at the
  beginning of the year.............     --       71,081           9,716            --           80,797
                                      -----      -------         -------         -----         --------
Cash and cash equivalents at the end
  of the year.......................  $  --      $47,608         $ 3,355         $  --         $ 50,963
                                      =====      =======         =======         =====         ========

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         INDEPENDENT ACCOUNTANTS REPORT

Report of Independent Accountants
To the Board of Directors and Shareholders of Arnold Industries, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows, present fairly, in all material respects, the financial position of Arnold Industries, Inc. and its subsidiaries (the Company) at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

One South Market Square
Harrisburg, Pennsylvania
March 2, 2001

                            ARNOLD INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Assets
Current assets:
  Cash and cash equivalents.................................  $ 31,213   $ 16,231
  Marketable securities.....................................     6,121      2,105
  Accounts receivable trade, less allowance for doubtful
    accounts of $1,019 and $1,471...........................    53,978     49,607
  Officers and employees....................................       260        204
  Notes receivable, current.................................       928      1,358
  Deferred income taxes.....................................     3,315      4,258
  Prepaid expenses and supplies.............................     7,468      7,464
                                                              --------   --------
    Total current assets....................................   103,283     81,227
Property and equipment, at cost:
  Land......................................................    19,347     20,443
  Buildings.................................................   109,666    108,465
  Revenue and service equipment.............................   226,219    224,500
  Other equipment and fixtures..............................    41,482     45,287
  Construction in progress..................................     6,189      3,106
                                                              --------   --------
                                                               402,903    401,801
  Accumulated depreciation..................................   170,987    157,028
    Total property and equipment............................   231,916    244,773
Other assets:
  Goodwill, net of accumulated amortization of $3,222 and
    $2,876..................................................    11,272      8,018
  Investments in limited partnerships.......................     8,073      8,595
  Notes receivable, long-term...............................       869      1,755
  Cash value of life insurance, net.........................       839        928
  Other.....................................................       595        447
                                                              --------   --------
    Total other assets......................................    21,648     19,743
                                                              $356,847   $345,743
                                                              ========   ========
Liabilities and Shareholders' Equity
Current liabilities:
  Notes payable.............................................  $  3,188   $ 24,830
  Accounts payable, trade...................................    11,163     10,789
  Estimated liability for claims............................     5,232      4,302
  Salaries and wages........................................     4,153      3,809
  Accrued vacation..........................................     6,830      6,039
  Accrued expenses -- other.................................     3,705      4,059
  Income taxes payable......................................     2,183      1,297
                                                              --------   --------
    Total current liabilities...............................    36,454     55,125
Other long-term liabilities:
  Estimated liability for claims............................     2,001      2,646
  Deferred income taxes.....................................    39,072     37,710
  Notes payable.............................................     1,176        192
  Other.....................................................     1,986      1,888
                                                              --------   --------
    Total other long-term liabilities.......................    44,235     42,436
Commitments and contingencies (Note 11)
Shareholders' equity:
  Common stock, par value $1.00; authorized 100,000,000
    shares 29,942,628 issued in 2000 and 1999...............    29,942     29,942
  Paid-in capital...........................................     2,017      1,585
  Retained earnings.........................................   284,862    256,161
                                                               316,821    287,688
Less treasury stock, at cost -- 5,294,652 and 5,277,302
  shares in 2000 and 1999, respectively.....................   (40,663)   (39,506)
    Total shareholders' equity..............................   276,158    248,182
                                                              --------   --------
                                                              $356,847   $345,743
                                                              ========   ========

   The accompanying notes, here and following, are an integral part of these consolidated financial statements.

                            ARNOLD INDUSTRIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
Operating revenues..........................................  $462,365   $428,231   $403,721
Operating expenses:
  Salaries, wages and related expenses......................   212,403    198,079    190,629
  Supplies and expenses.....................................    63,237     53,428     52,229
  Operating taxes and licenses..............................    11,173     10,683      9,793
  Insurance.................................................    10,081     11,328      9,101
  Communication and utilities...............................     6,453      6,263      5,615
  Purchased transportation..................................    58,633     57,856     46,406
  Rental of buildings, revenue equipment, etc., net.........     2,378      2,032      1,145
  Depreciation and amortization.............................    33,705     31,892     30,585
  Miscellaneous.............................................       882        827      2,021
     Total operating expenses...............................   398,945    372,388    347,524
                                                              --------   --------   --------
     Operating income.......................................    63,420     55,843     56,197
Other expenses -- net, including interest income of $2,134,
  $1,250 and $1,674.........................................      (342)    (1,000)      (355)
     Income before income taxes.............................    63,078     54,843     55,842
Income taxes................................................    23,541     20,189     20,726
  Net income................................................  $ 39,537   $ 34,654   $ 35,116
                                                              ========   ========   ========
Per share amounts
  Basic.....................................................  $   1.61   $   1.40   $   1.37
                                                              ========   ========   ========
  Diluted...................................................  $   1.59   $   1.39   $   1.36
                                                              ========   ========   ========

   The accompanying notes, here and following, are an integral part of these consolidated financial statements.

                            ARNOLD INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                         COMMON      PAID-IN     RETAINED     TREASURY
                                                          STOCK      CAPITAL     EARNINGS      STOCK
                                                        ---------   ---------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance -- December 31, 1997..........................   $29,942      $  483     $208,617     $(21,789)
  Net income..........................................        --          --       35,116           --
  Distribution of treasury stock due to exercise of
     stock options....................................        --         175           --          213
  Purchase of treasury stock..........................        --          --           --      (15,042)
  Cash dividends paid ($.44 per share)................        --          --      (11,315)          --
Balance -- December 31, 1998..........................    29,942         658      232,418      (36,618)
  Net income..........................................        --          --       34,654           --
  Distribution of treasury stock due to exercise of
     stock options....................................        --         927           --          292
  Purchase of treasury stock..........................        --          --           --       (3,180)
  Cash dividends paid ($.44 per share)................        --          --      (10,911)          --
Balance -- December 31, 1999..........................    29,942       1,585      256,161      (39,506)
  Net income..........................................        --          --       39,537           --
  Distribution of treasury stock due to exercise of
     stock options....................................        --         432           --          234
  Purchase of treasury stock..........................        --          --           --       (1,391)
  Cash dividends paid ($.44 per share)................        --          --      (10,836)          --
Balance -- December 31, 2000..........................   $29,942      $2,017     $284,862     $(40,663)

   The accompanying notes are an integral part of the consolidated financial statements.

                            ARNOLD INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     DECEMBER 31,
                                                               2000      1999      1998
                                                              -------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $39,537   $34,654   $35,116
  Adjustments to reconcile net income to net cash provided
     by operating activities
Depreciation and amortization...............................   34,218    32,406    31,099
  Gain on disposal of property and equipment................   (1,977)   (1,723)   (2,096)
  Equity in earnings of limited partnerships................       (7)       (7)      (33)
  Provision for deferred taxes..............................    2,305     4,408     3,858
  Net loss on investments...................................       --         1         5
  Changes in operating assets and liabilities:
     (Increase) decrease in accounts receivable.............   (3,223)   (9,652)      267
     (Increase) decrease in prepaid expenses and supplies...    1,476        (6)   (2,996)
     Increase in accounts payable, trade....................      373       437       197
     Increase (decrease) in income taxes
       payable/refundable...................................      886     2,004      (130)
     Increase (decrease) in estimated liability for
       claims...............................................    1,740    (8,845)   (4,393)
     Increase (decrease) in accrued expenses................      663       590      (128)
  Other, net................................................      157       120       114
                                                              -------   -------   -------
  Net cash provided by operating activities.................   76,148    54,387    60,880
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of investment securities...............      609     4,376     5,604
  Purchase of investment securities.........................   (4,625)   (1,633)     (672)
  Proceeds from disposition of property and equipment.......   10,197    12,148     8,655
  Purchase of property and equipment........................  (28,739)  (68,412)  (54,240)
  Capital contributions in limited partnerships.............   (1,118)   (1,073)   (1,489)
  Distributions from limited partnerships...................       14        18        16
  Decrease (increase) in cash value of life insurance.......       89       (53)      (71)
  Repayment on notes receivable from owner-operators and
     others.................................................    1,508     1,158       185
  Acquisition of business net of cash acquired..............   (3,683)       --        --
  Other, net................................................     (147)     (167)       29
                                                              -------   -------   -------
  Net cash used in investing activities.....................  (25,895)  (53,638)  (41,983)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from employee stock options exercised............      666     1,219       388
  Cash dividends paid.......................................  (10,836)  (10,911)  (11,315)
  Proceeds from short-term debt.............................       --     8,934        --
  Principal payments on short-term debt.....................  (23,710)      (13)       --
  Purchase of treasury stock................................   (1,391)   (3,180)  (15,042)
                                                              -------   -------   -------
  Net cash used in financing activities.....................  (35,271)   (3,951)  (25,969)
                                                              -------   -------   -------
  Increase (decrease) in cash and cash equivalents..........   14,982    (3,202)   (7,072)
Cash and cash equivalents at beginning of year..............   16,231    19,433    26,505
                                                              -------   -------   -------
Cash and cash equivalents at end of year....................  $31,213   $16,231   $19,433
                                                              =======   =======   =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
  Interest..................................................  $ 1,661   $ 1,315   $ 1,173
  Income taxes..............................................  $20,424   $14,162   $17,029

   The accompanying notes, here and following, are an integral part of these consolidated financial statements.

                            ARNOLD INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS

     The Company operates in the motor carrier industry, principally in the Eastern United States. Revenues are mainly generated from less-than-truckload hauling, truckload hauling, and warehouse/logistics services.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Arnold and all of its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

  REVENUE RECOGNITION

     Revenues from less-than-truckload hauling are allocated between reporting periods based on relative transit time in each reporting period with expenses recognized as incurred, and revenues from truckload hauling are recognized when the shipment is completed with expenses recognized as incurred. Revenues for warehouse/distribution services are recognized as the related services are rendered and associated costs incurred.

  CONSOLIDATED STATEMENT OF CASH FLOWS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. During 2000, the Company entered into a financing arrangement with a third party for payment of various insurance premiums. At December 31, 2000, the amount outstanding under this arrangement was $2,910. This amount has been recorded in prepaid expenses and supplies and notes payable in the accompanying 2000 consolidated balance sheet and as a noncash transaction in the 2000 consolidated statement of cash flows.

  MARKETABLE SECURITIES

     At December 31, 2000 and 1999, marketable equity and debt securities have been categorized as available for sale and as a result are recorded at fair value. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in other income in the consolidated statements of income. Quoted market prices are used to determine market value.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities, and trade accounts receivable. The Company places its cash and cash equivalents with high credit financial institutions, and limits the amount of credit exposure to any one financial institution. The Company's marketable securities consist principally of U.S. Government securities, municipal bonds, and equity securities.

     Concentrations with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different industries and geographies.

                            ARNOLD INDUSTRIES, INC.

  PROPERTY AND EQUIPMENT

     The Company depreciates the cost, less estimated residual value, of revenue equipment and other depreciable assets principally on the straight-line basis over their estimated useful lives.

     The estimated useful lives used in computing depreciation on the principal classifications of property and equipment are as follows:

Buildings                                                      15-31 years
Revenue equipment                                              3-10 years
Service equipment                                              3-6 years
Other equipment and fixtures                                   3-7 years

     When buildings and equipment are retired or otherwise disposed of, the property and accumulated depreciation accounts are relieved of the applicable amounts and any resulting profit or loss is reflected in miscellaneous operating expenses. In 2000 and 1999, certain revenue equipment was sold to owner-operators for $936 and $2,164 in interest bearing notes with established repayment terms.

     Land was also sold in 1999 in return for a $142 mortgage loan. These amounts have been treated as noncash transactions on the 2000 and 1999 consolidated statements of cash flows.

  GOODWILL

     The excess of the cost of investments in subsidiaries over the fair market value of net assets acquired is shown as goodwill, which is being amortized on a straight-line basis over a maximum period of 40 years.

  IMPAIRMENTS

     The Company's policy is to record an impairment loss against the net unamortized cost of long lived assets in the period when it is determined that the carrying amount of the asset may not be recoverable. At the end of each quarter, management assesses whether there have been any significant events or significant changes in the environment in which the business operates that would indicate expected future net cash flows (undiscounted and without interest) would become less than the carrying amount of the asset.

  INVESTMENTS IN LIMITED PARTNERSHIPS

     The Company's investments in low-income housing limited partnerships reflect their cash investment plus the present value of required future contributions net of amortization of any excess of cost over the estimated residual value.

  USE OF ESTIMATES

     The preparation of the Company's financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INCOME TAXES

     In accordance with Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes" (SFAS 109), deferred income taxes are accounted for by the liability method, wherein deferred tax assets or liabilities are calculated on the differences between the bases of assets and liabilities for financial statement purposes versus tax purposes (temporary differences) using enacted tax rates in

                            ARNOLD INDUSTRIES, INC.

effect for the year in which the differences are expected to reverse. Tax expense in the consolidated statements of income is equal to the sum of taxes currently payable plus an amount necessary to adjust deferred tax assets and liabilities to an amount equal to period-end temporary differences at prevailing tax rates.

  TREASURY STOCK

     Treasury stock is carried at cost, determined by the first-in, first-out method.

     On March 22, 1997, the Board of Directors authorized management to repurchase up to 1,000,000 shares of common stock through open market purchases. The Board of Directors subsequently increased the authorization by 1,000,000 shares on February 27, 1998 and December 28, 1998, respectively. As of December 31, 2000, the Company has purchased a total of 2,368,300 shares of its stock under the Board of Directors authorization with 105,000, 263,300 and 1,182,400 shares purchased during 2000, 1999 and 1998, at an aggregate cost of $1,391, $3,180 and $15,042, respectively.

  OPTIONS FOR COMMON STOCK

     The Company uses the intrinsic value based method to account for options granted for the purchase of common stock. No compensation expense is recognized on the grant date since, at that date, the option price equals the market price of the underlying common stock. The Company discloses the pro-forma effect of accounting for stock options under the fair value method.

  EARNINGS PER SHARE

     Basic earnings per share is calculated using the average shares of common stock outstanding while diluted earnings per share reflects the potential dilution that could occur if stock options were exercised. The following is a reconciliation of the average shares of common stock used to compute basic earnings per share to the shares used to compute diluted earnings per share as shown on the consolidated statements of income:

                                                 2000          1999          1998
                                              -----------   -----------   -----------
Net income..................................  $    39,537   $    34,654   $    35,116
Basic weighted average shares outstanding...   24,614,159    24,801,592    25,668,457
Dilutive effect of stock options............      202,368       200,694       133,352
Diluted weighted average shares
  outstanding...............................   24,816,527    25,002,286    25,801,809
Basic earnings per share....................  $      1.61   $      1.40   $      1.37
Diluted earnings per share..................  $      1.59   $      1.39   $      1.36

     During 2000, 1999 and 1998, stock options to purchase 175,000 shares, 175,000 shares and 200,000 shares respectively of common stock at $18.56 per share were outstanding, but were not included in the computation of diluted earnings per share because the stock options' exercise price was greater than the average market price of the common stock.

  COMPREHENSIVE INCOME

     Comprehensive income is defined to include all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has determined that net income is its only component of comprehensive income.

                            ARNOLD INDUSTRIES, INC.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. SFAS No. 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001. In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities -- an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for SFAS No. 133. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001. As the Company does not utilize derivative instruments, these pronouncements will have no effect on the Company's consolidated financial statements.

     In March 2000, the FASB issued interpretation No. 44 or FIN 44 "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of Accounting Principles Board Opinion No. 25, or APB Opinion 25. This interpretation clarifies the definition of an employee noncompensatory plan, accounting consequences of various modifications to previously fixed stock options or awards and the exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have an impact on the Company's consolidated financial statements.

2.  MARKETABLE SECURITIES

     The cost and market value of investment securities at December 31, 2000 and 1999 follows:

                                                        2000              1999
                                                   ---------------   ---------------
                                                            MARKET            MARKET
                                                    COST    VALUE     COST    VALUE
                                                   ------   ------   ------   ------
U.S. treasury securities.........................  $  103   $  103   $  103   $  103
Municipal bonds..................................   5,000    5,000    1,000    1,000
Equity securities................................   1,000    1,000    1,000    1,000
Accrued interest receivable......................      18       18        2        2
  Total..........................................  $6,121   $6,121   $2,105   $2,105

     The net gain (loss) on marketable securities recorded during the years ended 2000, 1999 and 1998 amounted to $0, $(1) and $(5), respectively.

     The debt securities available for sale at December 31, 2000 all mature within one year of the consolidated balance sheet date.

3.  NOTES PAYABLE

     In October 2000, the Company acquired virtually all assets of National Corporate Marketing, Inc. (NCM) (Note 12). Under the purchase agreement, the Company is required to make additional payments to the former owners of NCM if specific targets are met with a minimum of $1,262, due in annual installments plus interest at 7.5%, beginning in 2001 through 2005. The maximum amount of contingent additional payments over the minimum accrued at December 31, 2000 should not exceed $1,500.

                            ARNOLD INDUSTRIES, INC.

     At December 31, 2000, the Company owed $2,910 for amounts outstanding under its insurance premium financing arrangement with a third party (Note 1). The amount is due in equal monthly installments through June 2001 including interest at 7.25%.

     The Company had unsecured working capital lines of credit with maximum borrowings of $65,000 for 2000 and 1999 of which $0 and $23,711 was outstanding at December 31, 2000 and 1999, respectively. Borrowings under these agreements bear interest at a floating rate of LIBOR plus 50 basis points.

     In connection with its investments in low income housing limited partnerships, the Company is required as of December 31, 2000 to make additional contributions over the next year of $200. The additional contributions of $200 were discounted to $192 using the Company's incremental borrowing rate of 6%. Management anticipates that the cash flow from the tax credits generated by these investments will approximate the additional contributions during this period.

4.  LEASES

     During 2000, the Company leased certain property under non-cancelable operating leases. Rental expense under such operating leases was $3,100 and $2,629 in 2000 and 1999, respectively. Future minimum lease payments under operating leases with noncancelable terms are:

2001........................................................   $4,070
2002........................................................   $4,081
2003........................................................   $4,108
2004........................................................   $4,194
2005........................................................   $2,921
After 2005..................................................   $4,070

5.  STOCK OPTION AND STOCK PURCHASE PLANS

  STOCK OPTION PLAN

     The Company has a 1987 and 1997 stock option plan which provide for the granting of options to purchase shares of the Company's stock to certain executives, employees, consultants and directors. The 1987 stock option plan expired on March 31, 1997 and was replaced by the 1997 stock option plan effective April 1, 1997. No new options can be granted under the 1987 stock option plan.

     Under the 1997 stock option plan, options to acquire up to 2,000,000 shares of the stock may be granted to executives, employees, consultants and directors of the Company. Options under both plans carry various restrictions. Under the plans, certain options granted to employees will be incentive stock options within the meaning of Section 422A of the Internal Revenue Code and other options will be considered nonqualified stock options. Both incentive stock options and nonqualified stock options may be granted for no less than market value at the date of grant. Options are exercisable three months from the date of grant if the employee is age 55 or older; otherwise they are exercisable five years from the date of grant. The options expire no later than ten years after the date of grant. Also, no employee may participate in the incentive stock option plans if immediately after the grant he or she would directly or indirectly own more than 10% of the stock of the Company.

                            ARNOLD INDUSTRIES, INC.

     Transactions and other information relating to the 1987 and 1997 stock option plans for the three years ended December 31, 2000 are summarized below:

                                                                   STOCK OPTION PLANS
                                                     -----------------------------------------------
                                                                                    WEIGHTED AVERAGE
                                                                                     FAIR VALUE OF
                                                                 WEIGHTED AVERAGE   OPTIONS GRANTED
                                                      SHARES      EXERCISE PRICE    DURING THE YEAR
                                                     ---------   ----------------   ----------------
Balance, outstanding -
  December 31, 1997................................  1,431,366        $14.43
  Options granted..................................    642,500        $12.21             $3.20
  Options exercised................................    (79,366)       $ 4.89
  Options expired..................................   (336,400)       $18.20
Balance, outstanding -
  December 31, 1998................................  1,658,100        $13.27
  Options granted..................................    310,950        $11.19             $3.67
  Options exercised................................   (109,472)       $11.13
  Options expired..................................    (63,078)       $15.19
Balance, outstanding -
  December 31, 1999................................  1,796,500        $12.97
  Options granted..................................     16,000        $12.35             $4.69
  Options exercised................................    (87,650)       $ 7.60
  Options expired..................................    (46,750)       $12.57
Balance, outstanding -
  December 31, 2000................................  1,678,100        $13.25
Options exercisable -
  December 31, 2000................................    978,962        $14.25

     Options exercisable at December 31, 1999 and 1998 were 1,006,821 and
864,300.

     The following table summarizes information concerning outstanding and exercisable options at December 31, 2000.

                            OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                        ----------------------------   ----------------------------
                                         WEIGHTED                       WEIGHTED
                          NUMBER         AVERAGE         NUMBER         AVERAGE
                        OUTSTANDING   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
                        -----------   --------------   -----------   --------------
$10.00................       6,000        $10.00              --         $   --
$11.19-$15.03.........   1,497,100        $12.65         803,962         $13.31
$18.56................     175,000        $18.56         175,000         $18.56
                         1,678,100                       978,962

     On October 15, 1998, 2,500 stock options granted in 1998 and 325,500 stock options granted in 1997 for $15.00 per share to $21.75 per share were canceled and reissued at $12.19 per share. The reissued stock options are considered newly granted options under the provisions of the 1997 stock option plan.

     The Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below if compensation cost for the Company's stock option plan had been determined based on the fair value at the grant date for awards in accordance with the provisions of SFAS No. 123.

                            ARNOLD INDUSTRIES, INC.

                                             2000                 1999                 1998
                                      ------------------   ------------------   ------------------
                                         AS        PRO        AS        PRO        AS        PRO
                                      REPORTED    FORMA    REPORTED    FORMA    REPORTED    FORMA
                                      --------   -------   --------   -------   --------   -------
Net income..........................  $39,537    $38,955   $34,654    $34,130   $35,116    $34,796
Basic earnings per share............  $  1.61    $  1.58   $  1.40    $  1.38   $  1.37    $  1.36
Diluted earnings per share..........  $  1.59    $  1.57   $  1.39    $  1.37   $  1.35    $  1.35

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998; dividend yield of 2.93%, 3.00% and 3.00%, respectively; expected volatility of 32.6%, 34.3% and 29.10%, respectively; risk-free interest rate of 5.93%, 6.23% and 4.55%, respectively; and expected life of 6 years.

  STOCK PURCHASE PLAN

     The Company maintains a stock purchase plan which is available to all eligible employees. Under the plan, subscriptions of each subscribing employee are remitted to a custodian for investment in the common stock of the Company.

     Minimum and maximum contributions under the plan are five hundred twenty dollars and five thousand two hundred dollars for each employee in any one year. At least monthly the custodian purchases the stock in the over-the-counter market and the Company allocates all purchased shares based on average price for all purchases and individual payroll deduction amounts.

     Under the plan the Company is responsible for all costs of stock purchases and stock sales within the plan and any administrative costs related to issuance of stock certificates. Employees are responsible for the expense of sale or transfer on issued stock certificates.

6.  INCOME TAXES

     Consolidated income tax expense consists of the following:

                                                               2000      1999      1998
                                                              -------   -------   -------
Currently payable:
  Federal...................................................  $17,447   $12,860   $13,670
  State.....................................................    3,789     2,921     3,198
                                                               21,236    15,781    16,868
Deferred:
  Federal...................................................    1,983     3,707     3,096
  State.....................................................      322       701       762
                                                                2,305     4,408     3,858
Total income expense........................................  $23,541   $20,189   $20,726

     The effective income tax rates of 37.3% in 2000, 36.8% in 1999 and 37.1% in 1998 differ from the federal statutory rates for the following reasons:

                                                              2000   1999   1998
                                                              ----   ----   ----
Statutory federal income tax rate...........................  35.0%  35.0%  35.0%
State income taxes, net of federal income tax benefit.......   4.2    4.3    4.6
Tax-free investment income and other........................  (1.9)  (2.5)  (2.5)
                                                              37.3%  36.8%  37.1%

                            ARNOLD INDUSTRIES, INC.

     Deferred tax liabilities (assets) are comprised of the following at December 31:

                                                               2000      1999
                                                              -------   -------
Property and equipment, principally due to differences in
  depreciation..............................................  $40,076   $37,830
Limited partnership investments, principally due to
  differences in tax basis..................................    1,747     1,672
Other.......................................................      697       704
  Gross deferred tax liabilities............................   42,520    40,206
Estimated liabilities for claims, principally due to
  differences in timing of recognition of expense...........   (1,660)   (1,555)
Vacation liability, principally due to differences in timing
  of recognition of expense.................................   (2,424)   (2,145)
Allowance for bad debts, principally due to differences in
  timing of recognition of expense..........................     (405)     (587)
Deferred compensation, principally due to differences in
  timing of recognition of expense..........................     (802)     (762)
Other.......................................................   (1,472)   (1,705)
Gross deferred tax assets...................................   (6,763)   (6,754)
                                                              $33,757   $33,452

7.  PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     The Company offers a supplemental defined benefit pension plan for certain key officers and employees. The following summarizes the obligations, assumptions, and activity of the defined benefit pension plan as of and for the years ended December 31:

                                                               2000     1999
                                                              ------   ------
Change in benefit obligation Benefit obligation at beginning
  of year...................................................  $1,888   $1,768
  Service cost..............................................      50       62
  Interest cost.............................................     117      111
  Amortization of unrecognized transition asset.............      (6)      (6)
  Benefits paid.............................................     (63)     (47)
  Benefit obligation at end of year.........................  $1,986   $1,888

     The supplemental defined benefit pension plan is unfunded. The Company has recorded a liability for all benefit obligations.

                                                              2000   1999
                                                              ----   ----
Discount rate...............................................  7.00%  6.50%
rate of compensation increase...............................  0.00%  0.00%

                                                              2000   1999   1998
                                                              ----   ----   ----
Components of net periodic benefit cost Service cost........  $ 50   $ 62   $ 57
  Interest cost.............................................  $117   $111   $104
  Amortization of unrecognized net transition asset.........  $ (6)  $ (6)  $ (6)
  Net periodic benefit cost.................................  $161   $167   $155

     In addition to the above defined benefit plan, the Company also has a trusteed profit sharing plan, two 401(k) plans for employees meeting certain eligibility requirements and participates in several multi-employer pension plans. The Company contributed $1,627, $1,569 and $1,443 to the profit sharing plan,

                            ARNOLD INDUSTRIES, INC.

$448, $329 and $568 to the 401(k) plans and $12,072, $10,781 and $9,841 to the multi-employer pension plans for 2000, 1999 and 1998, respectively.

8.  SEGMENT INFORMATION

     The Company reports information about its operating segments according to the "management approach." The management approach is based on the way management organizes the segments within the enterprise for making operating decisions and assessing performance. The Company's reportable segments are identified based on differences in products and services.

     The Company's reportable segments are: less-than-truckload hauling, truckload hauling, and warehousing/logistics services. The less-than-truckload hauling segment provides next day service in the Northeast region of the United States. The truckload hauling segment provides irregular route and dedicated services throughout the eastern, midwestern, and southwestern regions of the United States. The warehousing/logistics services segment specializes in integrated distribution services, order fulfillment, and contract packaging services in Pennsylvania and Texas.

     The measurement basis of segment profit or loss is operating income. No single customer represented 10% or more of the Company's sales during 2000, 1999 and 1998.

     The following tables present information about reported segments for the years ending December 31:

                                           LESS-THAN-               WAREHOUSING   SEGMENT
                                           TRUCKLOAD    TRUCKLOAD   /LOGISTICS     TOTAL
                                           ----------   ---------   -----------   --------
2000
Operating revenues.......................   $235,997    $178,546      $47,822     $462,365
Operating income.........................   $ 49,305    $  7,202      $ 6,928     $ 63,435
Total assets.............................   $184,178    $133,116      $57,129     $374,423
Depreciation and amortization............   $ 11,789    $ 17,393      $ 3,913     $ 33,095
Purchase of property and equipment.......   $ 19,694    $  5,735      $ 2,809     $ 28,238
1999
Operating revenues.......................   $215,609    $175,599      $37,023     $428,231
Operating income.........................   $ 44,775    $  5,851      $ 5,460     $ 56,086
Total assets.............................   $161,511    $159,005      $50,541     $371,057
Depreciation and amortization............   $ 10,969    $ 17,822      $ 2,678     $ 31,469
Purchase of property and equipment.......   $ 14,327    $ 37,712      $15,869     $ 67,908
1998
Operating revenues.......................   $202,910    $171,366      $29,445     $403,721
Operating income.........................   $ 43,098    $  7,113      $ 5,532     $ 55,743
Total assets.............................   $136,983    $157,563      $39,287     $333,833
Depreciation and amortization............   $  9,952    $ 18,435      $ 2,198     $ 30,585
Purchase of property and equipment.......   $ 14,590    $ 28,295      $11,355     $ 54,240

     A reconciliation of total segment operating revenues to total consolidated operating revenues, total segment operating income to consolidated net income before taxes for the years ended December 31, 2000,

                            ARNOLD INDUSTRIES, INC.

1999 and 1998 and total segment assets to total consolidated assets for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                         2000       1999       1998
                                                       --------   --------   --------
Total segment operating revenues.....................  $462,365   $428,231   $403,721
Consolidated operating revenues......................  $462,365   $428,231   $404,721
Total segment operating income.......................  $ 63,435   $ 56,086   $ 55,743
  Unallocated corporate operating income (loss)......       (15)      (242)       454
  Interest income....................................     2,134      1,250      1,673
  Interest expense...................................    (1,646)    (1,353)    (1,173)
  Other..............................................      (830)      (898)      (855)
Consolidated net income before taxes.................  $ 63,078   $ 54,843   $ 55,842
Total segment assets.................................  $374,423   $371,057   $333,833
  Unallocated corporate assets.......................    14,279      7,206     11,380
  Elimination of intercompany balances...............   (31,855)   (32,520)   (25,102)
Consolidated assets..................................  $356,847   $345,743   $320,111

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments include cash and cash equivalents, marketable securities, investments in limited partnerships and notes payable. At December 31, 2000 and 1999, the carrying amount of cash equivalents approximates fair value because of the short-term maturity of those instruments, and the carrying value of marketable securities is fair market value. With respect to investments in limited partnerships, management has determined that the resulting carrying value approximates estimated fair market value. The fair value of the Company's obligations for contributions to limited partnerships approximates its carrying value.

     The fair market value of the Company's notes payable approximates its carrying value and was based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

10.  TRANSACTIONS WITH AFFILIATES

     Accounting and legal fees totaling approximately $909, $877 and $778 in 2000, 1999 and 1998, respectively, were paid or accrued to firms in which certain directors have financial interests.

11.  COMMITMENTS AND CONTINGENCIES

     By agreement with its insurance carriers, the Company assumed liability for worker's compensation, property damage and public liability claims for claim years ending after June 30, 1998 up to $25 per occurrence, except for worker's compensation in New Jersey for the claim year ending June 30, 1999 only which was $250 per occurrence. The liability for claim years ending June 30, 1998, 1997, and 1996 was transferred to an outside insurance carrier for approximately $11,000 in 1999. The Company's liability for claim years ending June 30, 1995 and prior is up to $1,000 for the first occurrence and up to $500 for each subsequent occurrence. The excess liability is assumed by the insurance carriers up to $50,000. In conjunction with these agreements, the Company has issued irrevocable letters of credit to guarantee future payments of claims to the insurance carriers. At December 31, 2000 and 1999, the outstanding balance of the letters of credit was $4,000.

                            ARNOLD INDUSTRIES, INC.

12.  ACQUISITION

     In October 2000, the Company acquired virtually all assets of National Corporate Marketing, Inc. (NCM), consisting primarily of accounts receivable and property, plant and equipment for cash paid of $3,683. Liabilities assumed with the acquisition consisted primarily of accrued vacation of $100. In addition, under the purchase agreement the Company is required to make additional payments to the former owners (Note 3) which has been recorded as a noncash transaction in the accompanying 2000 statement of cash flows. The overall acquisition has been accounted for under the purchase method and has been included in the logistics segment of the Company in the accompanying consolidated financial statements.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                            ARNOLD INDUSTRIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                                                      (UNAUDITED)
Assets
Current Assets
  Cash and cash equivalents.................................  $ 38,660,867    $ 31,213,063
  Marketable securities.....................................    13,303,094       6,121,077
  Accounts receivable, net..................................    49,939,301      54,238,224
  Notes receivable, current.................................       928,439         928,439
  Deferred income taxes.....................................     1,764,677       3,315,097
  Prepaid expenses and supplies.............................     7,710,010       7,467,198
  Refundable Income Taxes...................................     1,295,425              --
                                                              ------------    ------------
     Total current assets...................................   113,610,822     103,283,098
  Property and equipment, at cost...........................   420,040,413     402,903,394
  Less: accumulated depreciation............................   187,449,382     170,986,786
                                                              ------------    ------------
     Total property and equipment...........................   232,591,031     231,916,608
Other Assets
  Goodwill, net.............................................    10,877,727      11,271,750
  Investments in limited partnerships.......................     7,689,382       8,073,315
  Notes receivable, long-term...............................       332,515         868,865
  Other.....................................................     1,119,968       1,433,761
     Total other assets.....................................    20,019,592      21,647,691
     Total assets...........................................  $366,221,445    $356,847,397
                                                              ============    ============
Liabilities and Stockholders' Equity
Current Liabilities
  Notes payable.............................................  $    236,620    $  3,188,431
  Accounts payable..........................................    11,647,770      11,163,008
  Income taxes..............................................             0       2,183,075
  Estimated liability for claims............................     5,131,748       5,232,026
  Accrued expenses -- other.................................    17,938,759      14,687,836
                                                              ------------    ------------
     Total current liabilities..............................    34,954,897      36,454,376
Long-term Liabilities
  Estimated liability for claims............................     2,001,000       2,001,000
  Deferred income taxes.....................................    34,994,744      39,072,260
  Notes payable.............................................       918,550       1,175,923
  Other.....................................................     2,049,714       1,986,214
                                                              ------------    ------------
     Total long-term liabilities............................    39,964,008      44,235,397
Stockholders' Equity
  Common stock..............................................    29,942,628      29,942,628
  Paid-in capital...........................................     3,680,373       2,016,737
  Retained earnings.........................................   297,920,570     284,861,907
  Treasury stock, at cost...................................   (40,241,031)    (40,663,648)
                                                              ------------    ------------
     Total stockholders' equity.............................   291,302,540     276,157,624
                                                              ------------    ------------
     Total liabilities and stockholders' equity.............  $366,221,445    $356,847,397
                                                              ============    ============

   The accompanying notes, here and following, are an integral part of these condensed consolidated financial statements.

                            ARNOLD INDUSTRIES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                     NINE MONTHS ENDED SEPTEMBER 30,   THREE MONTHS ENDED SEPTEMBER 30,
                                     -------------------------------   ---------------------------------
                                          2001             2000             2001               2000
                                     --------------   --------------   --------------     --------------
                                                                 (UNAUDITED)
Operating revenues.................   $335,789,117     $347,481,799     $110,681,130       $115,309,193
Operating expenses.................    301,290,906      299,390,499      100,728,875         99,483,878
Operating income...................     34,498,211       48,091,300        9,952,255         15,825,315
Interest expense...................       (146,122)      (1,367,644)         (32,847)          (475,280)
Other income (deductions)..........       (700,364)         713,985       (1,131,696)           364,076
Income before income taxes.........     33,651,725       47,437,641        8,787,712         15,714,111
Income taxes.......................     12,419,624       17,714,785        3,280,887          5,862,924
     Net income....................   $ 21,232,101     $ 29,722,856     $  5,506,825       $  9,851,187
                                      ============     ============     ============       ============
Net income per common share:
     Basic.........................   $       0.86     $       1.21     $       0.22       $       0.40
     Diluted.......................   $       0.84     $       1.20     $       0.22       $       0.39
Average common shares outstanding:
     Basic.........................     24,764,686       24,604,035       24,802,140         24,591,581
     Effect of dilutive securities
     Stock options.................        472,191          136,858          513,154            261,696
     Diluted.......................     25,236,877       24,740,893       25,315,294         24,853,277
Dividends per common share.........   $       0.33     $       0.33     $       0.11       $       0.11

   The accompanying notes, here and following, are an integral part of these condensed consolidated financial statements.

                            ARNOLD INDUSTRIES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
                                                                     (UNAUDITED)
Operating Activities Net income.............................  $21,232,101   $29,722,856
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization..........................   24,695,678    25,603,676
     Provision for deferred taxes...........................   (2,527,096)    2,492,031
     Other..................................................     (132,396)   (1,601,154)
Changes in operating assets and liabilities:
     (Increase) in accounts receivable......................    4,298,914    (3,157,831)
     (Increase) decrease in prepaid expenses and supplies...     (251,812)    2,245,060
     Increase in accounts payable...........................      484,762     1,066,407
     Increase (decrease) in estimated liability for
      claims................................................     (100,278)    1,030,866
     Increase in other accrued expenses.....................     (227,577)     (633,832)
     Other..................................................       63,500        62,600
                                                              -----------   -----------
       Net cash provided by operating activities............   47,535,796    56,830,679
Proceeds from sales of investment securities................    2,025,622       506,610
Purchase of investment securities...........................   (9,055,622)     (808,217)
Proceeds from disposition of property and equipment.........    3,691,399     9,197,506
Purchase of property and equipment..........................  (28,312,942)  (21,447,683)
Capital contributions to limited partnerships...............     (191,557)   (1,136,102)
Other.......................................................      859,743       946,308
                                                              -----------   -----------
       Net cash used in investing activities................  (30,983,184)  (12,741,578)
Cash dividends paid.........................................   (8,173,434)   (8,124,092)
Purchase of treasury stock..................................           --    (1,391,250)
Proceeds from employee stock options exercised..............    2,086,253       386,308
Proceeds from short-term debt principal payments on debt....   (3,017,627)  (11,186,334)
                                                              -----------   -----------
     Net cash (used in) financing activities................   (9,104,808)  (20,315,054)
Increase in cash and cash equivalents.......................    7,447,804    23,774,047
Cash and cash equivalents -- beginning of year..............   31,213,063    16,231,274
                                                              -----------   -----------
Cash and cash equivalents -- end of period..................  $38,660,867   $40,005,321
                                                              ===========   ===========
Supplemental disclosures of cash flow information:
     Cash paid during the period for:
       Interest.............................................      116,169     1,414,944
       Income taxes.........................................   18,422,455    18,512,149

     The Company had non-cash investing and financing transactions in the nine months ended September 30, 2000 relating to the following:

       Financing of insurance premiums on installment
        note................................................                  5,734,783

   The accompanying notes, here and following, are an integral part of these condensed consolidated financial statements.

                            ARNOLD INDUSTRIES, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1:  BASIS OF PRESENTATION

     The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period. This financial information should be read in conjunction with the Financial Statements, Notes thereto and information included in the Company's latest annual report on Form 10-K and any intervening reports.

     The results of operations for the three and nine-month periods ending September 30, 2001, and September 30, 2000, are not necessarily indicative of the results to be expected for the full year.

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. These requirements were effective for the Company with the fiscal quarter ended March 31, 2001. Because the Company does not currently utilize derivative instruments or hedging activities, SFAS No. 133, as amended, has no effect on the Company's consolidated financial statements as presented.

     In July 2001, the Financial Accounting Standards Board issued SFAS No. 141 "Business Combinations" (SFAS 141) and SFAS No. 142 "Goodwill and Other Intangible Assets" (SFAS 142), which are effective July 1, 2001 and January 1, 2002, respectively. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. In addition, goodwill recorded as a result of business combinations completed during the six-month period ending December 31, 2001 will not be amortized. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement. The Company is currently reviewing the provisions of SFAS 141 and SFAS 142 and assessing the impact of adoption.

     In October 2001, the Financial Accounting Standards Board approved SFAS No. 144 (SFAS 144) "Accounting for the Impairment or Disposal of Long-Lived Assets" which is effective for the financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 supersedes the accounting provisions of APB 30 that address the disposal of a segment of a business and requires that such long-lived assets be reported at fair value less cost to sell. It requires that long lived assets to be abandoned, exchanged for similar productive assets or distributed to owners in a spin-off be considered held for use until they are abandoned, exchanged or distributed. It also eliminates the exception to consolidation for a subsidiary when control is expected to be temporary. The Company is currently evaluating the impact of SFAS on the consolidated financial statements.

                            ARNOLD INDUSTRIES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

NOTE 2:  SEGMENT INFORMATION

     Set forth below is a schedule of the Unaudited Operating Revenues, Expenses and Operating Income of the LTL, TL and Fulfillment/Logistics segments:

                                                               THIRD QUARTER ENDED SEPTEMBER 30,
                                                              -----------------------------------
                                                                    2001               2000
                                                              ----------------   ----------------
                                                              AMOUNT      %      AMOUNT      %
                                                              -------   ------   -------   ------
                                                                    (DOLLARS IN THOUSANDS)
LESS-THAN-TRUCKLOAD
  Operating Revenues........................................  53,600    100.0    60,318    100.0
  Operating Expenses........................................  46,245     86.3    47,918     79.4
     Operating Income.......................................   7,355     13.7    12,400     20.6
TRUCKLOAD
  Operating Revenues........................................  43,001    100.0    44,204    100.0
  Operating Expenses........................................  42,022     97.7    42,279     95.6
     Operating Income.......................................     979      2.3     1,925      4.4
FULFILLMENT/LOGISTICS
  Operating Revenues........................................  14,080    100.0    10,788    100.0
  Operating Expenses........................................  12,456     88.5     9,286     86.1
     Operating Income.......................................   1,624     11.5     1,502     13.9
Unallocated corporate operating income (loss)...............      (6)                (2)
Consolidated operating income...............................   9,952             15,825

                                                             NINE-MONTH PERIOD ENDED SEPTEMBER 30,
                                                             -------------------------------------
                                                                   2001                2000
                                                             -----------------   -----------------
                                                              AMOUNT      %       AMOUNT      %
                                                             --------   ------   --------   ------
                                                                    (DOLLARS IN THOUSANDS)
LESS-THAN-TRUCKLOAD
  Operating Revenues.......................................  163,962    100.0    178,462    100.0
  Operating Expenses.......................................  138,675     84.6    140,987     79.0
     Operating Income......................................   25,287     15.4     37,475     21.0
TRUCKLOAD
  Operating Revenues.......................................  129,033    100.0    135,276    100.0
  Operating Expenses.......................................  125,330     97.1    129,593     95.8
     Operating Income......................................    3,703      2.9      5,683      4.2
FULFILLMENT/LOGISTICS
  Operating Revenues.......................................   42,794    100.0     33,743    100.0
  Operating Expenses.......................................   37,273     87.1     28,785     85.3
     Operating Income......................................    5,521     12.9      4,958     14.7
Unallocated corporate operating income (loss)..............      (13)                (25)
Consolidated operating income..............................   34,498              48,091

NOTE 3:  COMMITMENTS AND CONTINGENCIES

     By agreement with its insurance carriers, the Company has assumed liability for certain worker's compensation, property damage and public liability claims. As reported in Note No. 11 to the

                            ARNOLD INDUSTRIES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           (UNAUDITED) -- (CONTINUED)

Consolidated Financial Statements contained in the Company's Annual Report for the calendar year ended December 31, 2000 (incorporated by reference into the Company's 10-K filed with the SEC on March 28, 2001), the outstanding balance on letters of credit posted to secure the Company's contingent liability under such claims was $4,000,000 on December 31, 2000. During the second quarter of 2001, there was no material adverse change in the Company's contingent liability for these claims from the information reported in the Company's 2000 Annual Report.

NOTE 4:  MERGER AGREEMENT

     On August 22, 2001, in a joint press statement with Roadway, the Company announced that the Board had authorized execution of a definitive Merger Agreement with Roadway, subject, nevertheless, to the approval of the Company's shareholders. The net effect of the merger, if approved by shareholders, is that all issued and outstanding shares of the Company will be exchanged for $21.75 per share in cash and Arnold Industries, Inc. will merger with and into a wholly-owned subsidiary of Roadway. A special meeting of Company shareholders is scheduled for November 20, 2001. It is anticipated that the merger would be consummated on or about November 30, 2001, in the event of shareholder approval. In addition, on October 17, 2001, Roadway announced that it entered into an agreement with E. H. Arnold, Chief Executive Officer of Arnold Industries, Inc., for the sale of Arnold Industries' logistics operations to E. H. Arnold and Arnold Logistics, Inc., for $105 million in cash. The transaction is subject to regulatory approval and the completion of Roadway's acquisition of Arnold Industries.